Exhibit 4.1

THIRD AMENDED AND RESTATED
MASTER FRANCHISE AGREEMENT
FOR
McDONALD’S RESTAURANTS
AMONG
McDonald’s Latin America, LLC,
Arcos Dorados B.V.,
Each of the Arcos Subsidiaries,
Arcos Dorados Holdings Inc.,
Arcos Dorados Group B.V.,
and
Los Laureles, Ltd.
Dated as of April 28, 2025

v

EXHIBITS
1    Arcos Subsidiaries
2    Definitions
3    Owner Entity Information*
4    [Reserved]
5    Senior Executives*
6    Insurance*
7    Supplier Criteria*
8    Franchisee Approval Process*
9    Form of Subfranchise Agreement*
10    [Reserved]
11    Standard Reporting Package*
12    Restricted Real Estate*
13    Form of Transfer Instruction*
14    Form of Negative Equity Election*
15    Form of Default Exercise Notice*
16    Form of Non-Default Exercise Notice*
17    Form of Settlement Notice*
18    Form of Disputed Amounts Settlement Notice*
19    Form of FMV Review Notice*
20    Form of Disputed Amounts Notice*
21    Selected Competitive Businesses*
22    Summary of Fees Payable*
23    Annual Compliance Certificate*
24    [Reserved]
25    Mandatory Marketing Commitment Guidelines*
26    [Reserved]
27    Pricing Plan*
28    Technology Standards*
29    Financing Agreements*

* Exhibit omitted in accordance with Regulation S-K Item 601(a)(5).

THIRD AMENDED AND RESTATED
MASTER FRANCHISE AGREEMENT
FOR
McDONALD’S RESTAURANTS
THIS THIRD AMENDED AND RESTATED MASTER FRANCHISE AGREEMENT FOR McDONALD’S RESTAURANTS (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of April 28, 2025 (the “Execution Date”), among (1) McDonald’s Latin America, LLC, a limited liability company organized under the laws of the State of Delaware with its principal office at Chicago, Illinois (“McDonald’s”), (2) Arcos Dorados B.V., a company organized under the laws of the Netherlands with its principal office at Muiderstraat 5/F, 1011 PZ Amsterdam, The Netherlands (“Master Franchisee”), (3) each of the Arcos Subsidiaries (as defined below), organized in the jurisdiction, and with its respective principal office at the location, set forth herein, (4) Arcos Dorados Group B.V., a company organized and existing under the laws of Curaçao with its principal office at Kaya C. Winkel, Blok G z/n, Saliña, Willemstad, Curaçao (“Curacao Entity”), (5) Arcos Dorados Holdings Inc., a BVI business company limited by shares incorporated in the British Virgin Islands under the BVI Business Companies Act (As Revised) with its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (“Parent” and, together with Curacao Entity, the “Owner Entities”), and (6) solely for purposes of Sections 2.2, 2.3, 6.1, 6.2, 6.11, 6.12, 7.1, 7.3.1, 7.8, 7.9, 7.18, 7.22, 8.2, 19.3, 20, 21, 22.2, 22.4, 22.5.5, 22.5.10, 22.5.11, 22.6, 22.9, 23, 25.2, 25.3, 25.4, 25.7, 25.8, 25.9, 25.10, 25.11, 25.15, 25.16, 25.18, 25.19, 26, 27 and 28, Los Laureles, Ltd., a company organized and existing under the BVI Business Companies Act, 2004 of the British Virgin Islands with its principal office at Tortola, British Virgin Islands (“Beneficial Owner” and, together with each Owner Entity, McDonald’s, Master Franchisee and the Arcos Subsidiaries, the “Parties”).
WHEREAS, a Master Franchise Agreement was entered into among McDonald’s, Master Franchisee, LatAm, LLC, a limited liability company organized under the laws of the State of Delaware with its principal office at Miami, Florida (“LatAm”), certain of the Arcos Subsidiaries, Arcos Dorados Cooperatieve U.A., Arcos Dorados Limited and Beneficial Owner on August 3, 2007 (the “Original MFA”);
WHEREAS, the Original MFA was amended and restated on November 10, 2008 (as amended, the “A&R MFA”);
WHEREAS, pursuant to Accession Agreements dated March 21, 2018 and April 19, 2018, respectively, Curacao Entity and Arcos Dorados Development B.V., a company organized and existing under the laws of the Netherlands with its principal office at Muiderstraat 5/F, 1011 PZ Amsterdam, The Netherlands (“Netherlands Subholding”) agreed to be bound by, and subject to, all of the covenants, terms and conditions of the A&R MFA and each other applicable Related Agreement (as defined under the A&R MFA) as though an original party thereto and to be deemed an Owner Entity for all purposes thereof;
WHEREAS, pursuant to the delivery by McDonald’s of a Renewal Notice (as defined under the A&R MFA) and exercise by Master Franchisee of the Renewal Option (as defined under the A&R MFA) and, in each case, under and in accordance with the A&R MFA, the Parties determined that certain amendments to the A&R MFA were necessary and the A&R MFA was amended and restated on December 30, 2024 (the “SA&R MFA”);

WHEREAS, the Parties have determined that certain minor amendments to the SA&R MFA are necessary;
NOW, THEREFORE, the SA&R MFA is hereby amended, restated, superseded and replaced in its entirety as follows:
1.Definitions and Interpretation
1.1.Definitions. Defined terms in this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Exhibit 2.
1.2.Interpretation. In this Agreement, except to the extent that the context otherwise requires:
1.2.1.The Table of Contents and headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
1.2.2.Defined terms include the plural as well as the singular and vice versa;
1.2.3.Words importing gender include all genders;
1.2.4.References to Sections, clauses, Schedules and Exhibits are references to Sections and clauses of, and Schedules and Exhibits to, this Agreement;
1.2.5.References to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, restated, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein; and
1.2.6.References to any Party or Person include its successors and permitted assigns.
2.Nature and Scope of Agreement
2.1.The System. McDonald’s and its Affiliates operate a restaurant system (the “System”), which is a comprehensive system for the ongoing development, operation and maintenance of McDonald’s Restaurants, and includes the Intellectual Property and other proprietary rights and processes, including the designs and color schemes for restaurant buildings, signs, equipment layouts, formulas and specifications for certain food products, including food and beverage products designated by McDonald’s as permissible to be served and sold in McDonald’s Restaurants, methods of inventory, operation, control, bookkeeping and accounting, and manuals covering business practices and policies that form part of the Standards. McDonald’s and its Affiliates may add elements to, or modify, alter or delete elements from, the System in their sole discretion from time to time. McDonald’s Restaurants have been developed for the retailing of a limited menu of uniform and quality food products, emphasizing prompt and courteous service in a clean, wholesome atmosphere that is intended to be attractive to children and families. The System is operated and advertised widely within the United States of America and in many foreign countries. McDonald’s and its Affiliates hold, directly or indirectly, all rights to authorize the adoption and use of the System. The foundation of the System is compliance with the Standards by McDonald’s franchisees, including each of the Master Franchisee Parties and the Franchisees, and compliance with the Standards provides the basis for the valuable goodwill and wide acceptance of the System. Such compliance by each of the Master Franchisee Parties and the Franchisees, the accountability of each of the Master Franchisee Parties for its performance hereunder and the establishment and maintenance by Master Franchisee of a close working relationship with McDonald’s in the operation of the Master Franchise Business together constitute the essence of this Agreement. Without limiting McDonald’s rights hereunder, McDonald’s will consider Master Franchisee’s recommendations regarding regional tastes and preferences and will work with Master Franchisee to accommodate such tastes and preferences to the extent that McDonald’s reasonably determines, in its sole discretion, that such actions are consistent with the System.
2.2.Master Franchisee Rights are Personal. Master Franchisee acknowledges that the Master Franchisee Rights (as defined below) are being granted based upon the special relationship of trust and confidence that McDonald’s and certain of its Affiliates have developed and enjoy with Woods W. Staton, who controls, directly or indirectly, the Master Franchisee Parties, the Owner Entities and Beneficial Owner. This special relationship is based upon Woods W. Staton’s reputation and character and his demonstrated skills, ability, knowledge and experience related to the management and operation of McDonald’s Restaurants, as well as his thorough understanding of the importance of the Intellectual Property and the Standards to McDonald’s and its Affiliates. The Parties acknowledge that the Master Franchisee Rights are granted to the Master Franchisee Parties only and to no other Person and may not, except as expressly permitted by this Agreement, be Transferred to any other Person by assignment, will or operation of Applicable Law.
2.3.Intent. This Agreement shall be interpreted to give effect to the intent of the Parties stated in this Section so that the Master Franchise Business and any Franchised Restaurants shall be operated at all times in conformity and strict compliance with the System.
3.Grant of Rights
3.1.Master Franchisee Rights. Subject to the terms and conditions of this Agreement, including all rights reserved to McDonald’s hereunder, McDonald’s grants to Master Franchisee the following rights (collectively, the “Master Franchisee Rights”):
3.1.1.The right to own and operate, directly or indirectly, Franchised Restaurants in each Territory other than Brazil;
3.1.2.The right and license to grant franchises with respect to Franchised Restaurants to Franchisees in each Territory other than Brazil in accordance with the Franchisee Approval Process and the applicable Franchise Agreement, it being understood and agreed that any Franchisee may establish and operate only one Franchised Restaurant per each Franchise Agreement; provided that a Franchise Agreement relating to Franchised Restaurants owned and operated by any Master Franchisee Party may relate to more than one Franchised Restaurant;
3.1.3.The right to adopt and use, and to grant the right and license to Franchisees to adopt and use, the System in the Franchised Restaurants in each Territory other than Brazil;
3.1.4.The right to advertise to the public that it is a franchisee of McDonald’s; and

3.1.5.The right and license to grant franchises and sublicenses of each of the foregoing rights and licenses to each Arcos Subsidiary including Arcos Dourados Comercio de Alimentos, S.A. (“ADÇA”), it being understood that any such grant by Master Franchisee to an Arcos Subsidiary shall be wholly derivative of the grant of rights by McDonald’s to Master Franchisee under this Agreement and shall not convey any other right not specifically granted hereunder.
3.2.Arcos Subsidiary Rights. Subject to the terms and conditions of this Agreement, including all rights reserved to McDonald’s hereunder, Master Franchisee grants to each Arcos Subsidiary the following rights (collectively, the “Arcos Subsidiary Rights”), it being understood that each such grant, other than the grant to ADÇA, is wholly derivative of the grant of rights to Master Franchisee set forth in Section 3.1 and conveys no other right not specifically granted to Master Franchisee in such Section:
3.2.1.The right to own and operate, directly or indirectly, Franchised Restaurants in its respective Territory;
3.2.2.The right and license to grant franchises with respect to Franchised Restaurants to Franchisees in its respective Territory in accordance with the Franchisee Approval Process and the applicable Franchise Agreement, it being understood and agreed that any Franchisee may establish and operate only one Franchised Restaurant per each Franchise Agreement; provided that a Franchise Agreement relating to Franchised Restaurants owned and operated by any Master Franchisee Party may relate to more than one Franchised Restaurant;
3.2.3.The right to adopt and use, and to grant the right and license to Franchisees to adopt and use, the System in the Franchised Restaurants in its respective Territory; and
3.2.4.The right to advertise to the public that it is a franchisee of McDonald’s.
3.3.Certain Matters Relating to McCafes, Satellites and Dessert Kiosks.
3.3.1.Master Franchisee acknowledges and agrees that it has no right or license to use or sublicense any Freestanding McCafe, other than the Initial Freestanding McCafes, and that its rights with respect to the “McCafe” brand are limited to the operation of Incorporated McCafes and the Initial Freestanding McCafes subject to the conditions set forth in this Agreement.
3.3.2.Each proposed designation by Master Franchisee of a McDonald’s Restaurant as a Satellite shall be subject to the consent of McDonald’s to such designation prior to (a) the opening of such proposed Satellite; (b) the acquisition by Master Franchisee or any Subsidiary, directly or indirectly, of the fee simple interest (or the local equivalent) in, or entrance into of a lease (or the local equivalent) directly or indirectly from the owner of such interest, the real property on which such Satellite is to be located; (c) the incurrence of any other contractual obligation relating to such proposed Satellite; or (d) the request of any permit, authorization, consent or approval from any Governmental Authority relating to such proposed Satellite.

3.3.3.Master Franchisee shall have the right to operate Dessert Kiosks within or outside the premises of Franchised Restaurants, subject to the conditions set forth in this Agreement and the Standards. All revenues attributable to sales at Dessert Kiosks shall be included within Gross Sales. Each Dessert Kiosk shall follow the Standards.
3.4.Exclusivity. Subject to Sections 22.4, 22.5, 23 and 24, McDonald’s shall not at any time during the Term applicable in any Territory (a) own and/or operate, directly or indirectly, any McDonald’s Restaurant in such Territory; (b) grant to any other Person any right to own and/or operate any McDonald’s Restaurant in such Territory; or (c) grant the right or license to grant franchises to any other Person to own and/or operate any McDonald’s Restaurant in such Territory.
3.5.Reservation of Rights. McDonald’s, on behalf of itself and its Affiliates, reserves all rights not specifically granted to Master Franchisee under this Agreement, including the right, directly or indirectly, to:
3.5.1.Use and sublicense the Intellectual Property in each Territory for all other purposes and means of distribution, including retail licensing, catalogs, Ronald McDonald House Charities, other charities, grocery, packaged foods, public and corporate relations materials and activities and Internet marketing and distribution;
3.5.2.Sell, promote or license the sale of products or services under the Intellectual Property, including through electronic communications or the use of the Internet; and
3.5.3.Use the Intellectual Property in connection with all other activities not prohibited by this Agreement.
3.6.No Grant; No Authority. For the avoidance of doubt, no grant of any Master Franchisee Rights or Arcos Subsidiary Rights is made to any Owner Entity. Neither any Owner Entity nor any Master Franchisee Party shall make any agreement, guaranty or representation on behalf of McDonald’s or any of its Affiliates.
3.7.Certain Matters Relating to Brazil.
3.7.1.Each Party hereto acknowledges that McDonald’s and ADÇA (“Brazilian Master Franchisee”) have entered into a Third Amended and Restated Master Franchise Agreement dated as of the Commencement Date with respect to Brazil (the “Brazil MFA”) pursuant to which McDonald’s has granted to ADÇA the Arcos Subsidiary Rights in exchange for the payment of royalties and other amounts as and when specified in the Brazil MFA.
3.7.2.Each Party hereto agrees that, if any provision of this Agreement conflicts with any provision of the Brazil MFA, then the terms of this Agreement shall prevail, and each of the Owner Entities, Master Franchisee, LatAm, Netherlands Subholding and ADÇA shall take all actions necessary or desirable (or will cooperate with McDonald’s in taking such actions), to ensure that at all times the Brazil MFA is not inconsistent with any provision of this Agreement.
3.7.3.Each of McDonald’s and ADÇA acknowledges and agrees that (a) the new term terms, conditions and procedures set forth in Section 4.3 shall serve as the new term terms, conditions and procedures for purposes of Section 4 of the Brazil MFA, (b) the

Franchisee Approval Process set forth herein shall serve as the franchisee approval process for purposes of Section 6.3.1 of the Brazil MFA; and (c) the New Franchise Agreement shall serve as the form of franchise agreement for purposes of Section 6.4.2 of the Brazil MFA.
3.8.Cooperation. The Parties shall cooperate to execute and deliver such agreements or other documents they may mutually deem appropriate in order to effectuate the grant of Arcos Subsidiary Rights to each of the Arcos Subsidiaries; provided, however, that each such agreement and other document shall be consistent with this Agreement and agree that, in the case of any ambiguity or inconsistency, the provisions of this Agreement shall govern and control.
4.Term of Agreement; New Term
4.1.Term. Unless terminated pursuant to Sections 23 or 24 or other termination rights agreed separately by the Parties, the term of this Agreement shall commence on the Effective Date and shall extend until (a) December 31, 2044 (the “Regular Term”) for each of Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curaçao, Ecuador, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix, and (b) December 31, 2034 (the “French Term” and together with the Regular Term, the “Terms”) for French Guiana, Guadeloupe and Martinique. Master Franchisee acknowledges and agrees that McDonald’s has made no promise as to the renewal of this Agreement or the grant of a new franchise.
4.2. Renewal of French Term. Master Franchisee shall have the right, in its sole discretion, to extend this Agreement with respect to French Guiana, Guadeloupe and Martinique for an additional ten years after the expiration of the French Term to December 31, 2044 by written notice to McDonald’s given not less than one year prior to the expiration of the French Term; provided that if this option is exercised, Master Franchisee must exercise it with respect to all three Territories.
4.3.New Term. McDonald’s shall have the right, in its sole judgment, to grant Master Franchisee an option to enter into a new agreement to continue operating the Master Franchise Business for an additional term of (a) twenty (20) years after the expiration of the Regular Term in respect of Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curaçao, Ecuador, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix. and (b) ten (10) years after the expiration of the Regular Term (together with a further ten (10) year renewal option on the same terms as set out in Section 4.2) in respect of French Guiana, Guadeloupe and Martinique (the “New Term Option”), in accordance with the procedures outlined below.
4.3.1.Notice. McDonald’s shall determine whether to grant Master Franchisee a New Term Option in its sole judgment. Not earlier than January 1, 2040 or later than January 1, 2042, McDonald’s shall send Master Franchisee a written notice, which notice shall state: (a) if McDonald’s decides to consider granting Master Franchisee the New Term Option, the material terms of the new agreement to be entered into between McDonald’s or its Affiliate and Master Franchisee (the “New Term Notice”); or (b) if McDonald’s decides not to grant Master Franchisee a New Term Option, the material terms on which McDonald’s would be willing to approve a Transfer of the Master Franchise Business as permitted by Section 4.3.3 (the “No New Term Notice”).

4.3.2.Response. Master Franchisee shall advise McDonald’s of its intent to exercise or not to exercise the New Term Option within sixty (60) days following the date of the New Term Notice. If Master Franchisee exercises the New Term Option, then Master Franchisee and McDonald’s or its Affiliate shall consummate a new agreement, to reflect the terms specified in the New Term Notice (which may include amended or different terms from the terms as set out in this Agreement relating to the Initial Franchise Fees, Royalties and any other matter as McDonald’s may determine in its sole judgment) and such other terms as may be mutually agreed. If Master Franchisee notifies McDonald’s that it does not intend to exercise the New Term Option, McDonald’s shall provide a written response within sixty (60) days that specifies the material terms on which McDonald’s would be willing to approve a Transfer of the Master Franchise Business as permitted by Section 4.3.3 (the “No New Term Response”).
4.3.3.Transfer of the Master Franchise Business. If either (a) McDonald’s elects not to grant a New Term Option by delivering the No New Term Notice; or (b) Master Franchisee elects not to exercise the New Term Option in accordance with Section 4.3.2, then Master Franchisee shall have the right, subject to Sections 22.2, 22.4 and 23.3, to solicit any Person for purposes of consummating a Transfer of the Master Franchise Business during a period of two (2) years and six (6) months commencing on the date of No New Term Notice or the New Term Notice (the “No New Term Solicitation Period”). All solicitation activities conducted pursuant to this Section 4.3.3 will at all times be subject to the terms and conditions of this Agreement, including McDonald’s right in its sole judgment to approve any proposed Transfer by Master Franchisee pursuant to Section 22.2, and to impose conditions for such approval pursuant to Section 22.2 (which conditions may be different from those in the No New Term Notice or No New Term Response). During the No New Term Solicitation Period, McDonald’s shall cooperate with Master Franchisee to consummate any proposed Transfer to a Transferee approved by McDonald’s.
4.3.4.Upon the expiration of the No New Term Solicitation Period, McDonald’s shall have the right to exercise the Call Option in accordance with Section 22.5.
5.Franchise and Related Fees
5.1.Initial Franchise Fees.
5.1.1.Unless otherwise agreed by McDonald’s, in connection with the opening of any new Master Franchisee Restaurant on or after the Effective Date, an initial franchise fee (the “Initial MFR Fee”) shall be paid by Master Franchisee to McDonald’s in an amount equal to, in the case of any Master Franchisee Restaurant other than a Satellite, $2,250, and, in the case of any Satellite, $1,125, multiplied by, in each case, the lesser of (a) 20; or (b) the number of years remaining in the applicable Term (with any partial remaining year rounded up to one full year) (such number of years, the “MFR Term”). If on the expiration of any MFR Term, Master Franchisee desires to keep operating such Master Franchisee Restaurant, then Master Franchisee shall pay to McDonald’s an additional Initial MFR Fee in connection with such Master Franchisee Restaurant. Below is an example of the calculation of an Initial MFR Fee, which is for illustrative purposes only and shall in no event be deemed to conflict with any other provision of this Section 5.1.1.

Example: If the expiration of the Term is December 31, 2044 and Master Franchisee opens a new Master Franchisee Restaurant that is not a Satellite on July 1, 2040, then Master Franchisee shall pay to McDonald’s an Initial MFR Fee in an amount equal to $11,250 (or $2,250 * 5). If such Master Franchisee Restaurant were a Satellite, then Master Franchisee shall pay to McDonald’s an amount equal to $5,625.
5.1.2.Subject to Section 5.1.5(b) and unless otherwise agreed by McDonald’s, for each Franchise Agreement (or agreement to extend the term of any Franchise Agreement) entered into by Master Franchisee or any of its Subsidiaries with a Franchisee (other than Master Franchisee or any Arcos Subsidiary) on or after the Effective Date, Master Franchisee shall require the applicable Franchisee to pay to Master Franchisee an initial franchise fee (the “Initial SFR Fee”) in an amount equal to, in the case of any Franchised Restaurant other than a Satellite, $2,250, and, in the case of any Satellite, $1,125, multiplied by, in each case, the greater of (a) the number of years remaining in the applicable Term; or (b) the number of years included in the term of such Franchise Agreement (or agreement to extend the term of the Franchise Agreement), in each case, with any partial remaining year rounded up to one full year. Master Franchisee shall pay to McDonald’s 50% of the amount of each Initial SFR Fee, regardless of whether received by Master Franchisee from the applicable Franchisee. Below is an example of the calculation of an Initial SFR Fee, which is for illustrative purposes only and shall in no event be deemed to conflict with any other provision of this Section 5.1.2.
Example: If the expiration of the Term is December 31, 2044 and Master Franchisee enters into a new Franchise Agreement (or agreement to extend the term of any Franchise Agreement) with a Franchisee on July 1, 2040 in respect of a Franchised Restaurant that is not a Satellite for a 20-year term, then Franchisee shall pay an Initial SFR Fee in an amount equal to $45,000 (or $2,250 * 20) and Master Franchisee shall pay to McDonald’s an amount equal to $22,500, regardless of whether such amount is received by Master Franchisee from the applicable Franchisee. If such Franchised Restaurant were a Satellite, then Master Franchisee shall pay to McDonald’s an amount equal to $11,250.
5.1.3.With respect to any new Master Franchisee Restaurant, each Initial MFR Fee shall be payable on or prior to the date of the opening of such new Master Franchisee Restaurant. With respect to a Franchised Restaurant that is not a Master Franchisee Restaurant, the Initial SFR Fee shall be payable on or prior to (a) the date of entry into a new Franchise Agreement for such Franchised Restaurant; and (b) the date of entry into an agreement to extend the term of the existing Franchise Agreement for such Franchised Restaurant.
5.1.4.Master Franchisee shall pay to McDonald’s an initial franchise fee for each Master Franchisee Restaurant in operation as of January 1, 2025, in an amount equal to $2,250 per Master Franchisee Restaurant, for the period from August 3, 2027 until December 31, 2044 (the “Initial MFA Fee” and, collectively with the Initial MFR Fees and the Initial SFR Fees, the “Initial Franchise Fees”). The Initial MFA Fee shall be paid to McDonald’s as follows: (i) 50% of the Initial MFA Fee shall be paid on or before August 1, 2027; and (ii) the remaining 50% of the Initial MFA Fee shall be paid on or before August 1, 2037.

5.1.5.
(a)Master Franchisee shall not be required to pay the Initial Franchise Fee with respect to any Franchised Restaurant that Relocates, unless the term of the applicable Franchise Agreement is extended in connection with such Relocation, in which case the Initial Franchise Fee shall be equal to, in the case of any Franchised Restaurant other than a Satellite, $2,250, and, in the case of any Satellite, $1,125, multiplied by, in each case, the number of years of such extension (with any partial remaining year rounded up to one full year).
(b)If a Franchisee enters into a Franchise Agreement (or agreement to extend the term of any Franchise Agreement) in connection with (i) the acquisition of a Franchised Restaurant from any Master Franchisee Party; or (ii) the exercise of an option to acquire a Franchised Restaurant included as a term of a Business Facilities Lease entered into with any Master Franchisee Party, then Franchisee shall only be required to pay the Initial Franchise Fee in respect of the years of such Franchise Agreement that extend beyond the Term applicable in such Territory. Below is an example of the calculation of an Initial SFR Fee, which is for illustrative purposes only and shall in no event be deemed to conflict with any other provision of this Section 5.1.5.
Example: If the expiration of the Term is December 31, 2044 and Master Franchisee sells a Master Franchisee Restaurant to a Franchisee and, in connection therewith, enters into a new Franchise Agreement with respect to such Franchised Restaurant that expires on June 2, 2046, then Franchisee shall pay an Initial Franchise Fee in an amount equal to $4,500 (or $2,250 * 2) and Master Franchisee shall pay to McDonald’s an amount equal to $2,250.
5.2.Royalties.
5.2.1.Between the Effective Date and December 31, 2034, Master Franchisee shall pay to McDonald’s aggregate royalties (“Base First Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the applicable Term in an amount equal to 6% of the U.S. Dollar equivalent of the Gross Sales of (a) each Franchised Restaurant in the Territories that is a Master Franchisee Restaurant, and (b) each Franchised Restaurant in the Territories that is (i) not a Master Franchisee Restaurant; and (ii) opened after January 1, 2025, in each case, for such calendar month (or such ratable portion thereof).
5.2.2.Between the Effective Date and December 31, 2029, Master Franchisee shall pay to McDonald’s aggregate royalties (“5% First Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the applicable Term in an amount equal to 5% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in the Territories that is: (i) not a Master Franchisee Restaurant; and (ii) in existence on January 1, 2025 (irrespective of whether, during this period, the Franchise Agreement relating to such Franchised Restaurant is renewed, or a new Franchise Agreement is entered into in relation to such Franchised Restaurant) for such calendar month (or such ratable portion thereof).

5.2.3.Between January 1, 2030 and December 31, 2034, Master Franchisee shall pay to McDonald’s aggregate royalties (“6% First Royalties” and, together with the Base First Royalties and the 5% First Royalties, “First Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the applicable Term in an amount equal to 6% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in the Territories that is: (i) not a Master Franchisee Restaurant; and (ii) in existence on January 1, 2025 for such calendar month (or such ratable portion thereof).
5.2.4.Between January 1, 2035 and December 31, 2039, Master Franchisee shall pay to McDonald’s aggregate royalties (“Second Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the applicable Term in an amount equal to 6.25% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in the Territories for such calendar month (or such ratable portion thereof).
5.2.5.Between January 1, 2040 and December 31, 2044, Master Franchisee shall pay to McDonald’s aggregate royalties (“Third Royalties” and, together with the First Royalties and Second Royalties, “Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the applicable Term in an amount equal to 6.5% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in the Territories for such calendar month (or such ratable portion thereof).
5.2.6.If any Franchised Restaurant fails to report or generate Gross Sales with respect to any calendar month (or a ratable portion thereof) other than (a) as a result of an Approved Closing or (b) due to the full closure of such Franchised Restaurant directly caused by Force Majeure, then Gross Sales for such Franchised Restaurant with respect to such calendar month (or such ratable portion thereof) shall be deemed to be equal to the average monthly Gross Sales (or comparable ratable portion thereof) reported by such Franchised Restaurant within the 12-month period ending immediately preceding the calendar month in which such failure to report or generate occurred; provided that, if any Franchised Restaurant fails to generate Gross Sales due to the full closure of such Franchised Restaurant directly caused by Force Majeure, to the extent that such Force Majeure is covered by the relevant business interruption insurance policy, the Gross Sales for such Franchised Restaurant for the relevant period shall be deemed to be equal to the lost sales which form the basis for recovery under such business interruption insurance policy (to the extent such amount is recovered under such policy).
5.2.7.Royalties with respect to any calendar month shall be payable by Master Franchisee to McDonald’s no later than the seventh Business Day of the next succeeding calendar month.
5.2.8.Each Arcos Subsidiary agrees that, in exchange for the grant of Arcos Subsidiary Rights to the Arcos Subsidiary pursuant to Sections 3.1 and 3.2, it shall pay directly to McDonald’s its allocable share of the Initial Franchise Fees and Royalties owed by Master Franchisee to McDonald’s.

5.2.9.Each Arcos Subsidiary agrees that it shall be jointly and severally obligated with Master Franchisee for the payment of Initial Franchisee Fees and Royalties.
5.3.Transfer Fees. In the event of any voluntary, involuntary, direct or indirect sale, assignment, transfer or other disposition of a Franchised Restaurant by Master Franchisee, any of its Subsidiaries (including any Arcos Subsidiary), or any Franchisee, Master Franchisee shall charge a transfer fee of not less than $10,000 per Franchised Restaurant and shall remit to McDonald’s at the same time that it makes payment of the Royalties in the calendar month in which the transfer fee is payable, an amount equal to 50% of the amount of each such fee so charged (“Transfer Fee”); provided, however, that no such fee shall be charged (a) by Master Franchisee or any of its Subsidiaries to any other Subsidiary of Master Franchisee; (b) in the event of any such sale, assignment, transfer or other disposition by a Franchisee to any of its Affiliates; or (c) in the event of the exercise of an option to acquire a Franchised Restaurant included as a term of a Business Facilities Lease entered into with Master Franchisee.
5.4.System Support Fees. In addition to the Initial Franchise Fee, Royalties and Transfer Fees, Master Franchisee will pay McDonald’s (or its designee) the System Support Fees with respect to the System Support provided to Master Franchisee or one or more Franchised Restaurants in accordance with the terms and conditions of Section 25.2. In the event that Master Franchisee reasonably believes that any fee purported by McDonald’s to be a System Support Fee does not satisfy the requirements of a System Support Fee hereunder, upon Master Franchisee’s request, the Parties shall meet to discuss such fee in good faith; provided that, if within thirty (30) days of commencing such discussion the Parties have failed to reach an agreement with respect to such fee, then such fee shall be deemed to be a System Support Fee and shall be payable by Master Franchisee to McDonald’s (or its designee).
5.5.Summary of Fees Payable. Exhibit 22 summarizes the fees (other than the System Support Fees) payable pursuant to this Section 5. The summary is for convenience of reference only and shall in no event be deemed to conflict with any other provision of this Section 5.
6.Representations and Warranties
On and as of the Effective Date (except with respect to such representations and warranties that are expressly made as of another date, which representations and warranties shall be made as of such other date), Beneficial Owner, each Owner Entity, Master Franchisee, LatAm, Netherlands Subholding and, with respect to Section 6.10 and Section 6.11, each Arcos Subsidiary, jointly and severally represent and warrant to McDonald’s as follows:
6.1.Organization and Qualification.
6.1.1.Each of Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding and Master Franchisee is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement.

6.1.2.Each of Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding and Master Franchisee is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Master Franchise Business and any other business conducted by Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding or Master Franchisee makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing would not adversely affect the ability of Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding or Master Franchisee to carry out their respective obligations under or consummate the transactions contemplated by this Agreement.
6.1.3.The execution and delivery of this Agreement by Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding and Master Franchisee, the performance by Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding and Master Franchisee of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding, Master Franchisee and the holders of their respective Equity Interests, as applicable.
6.1.4.Beneficial Owner, Parent, Curacao Entity, LatAm, Netherlands Subholding and Master Franchisee have provided to McDonald’s true and complete copies of their respective Constituent Documents.
6.1.5.The list of Persons set out in Exhibit 1 is an exhaustive list of all of the Subsidiaries of Curacao Entity, and the list of Persons set out in Exhibit 1, together with Curacao Entity, is an exhaustive list of all the Subsidiaries of Parent. The structure chart and information regarding whether a Subsidiary is an Arcos Subsidiary and/or a holding company as set forth in Exhibit 1 is complete and correct.
6.2.Capitalization.
6.2.1.Parent is the record and beneficial owner of 100% of the Equity Interests of Curacao Entity. The Equity Interests of Curacao Entity and the certificate representing such Equity Interests are owned and held by Parent, free and clear of all Encumbrances, are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights. No Person other than Parent holds or has a right to receive Equity Interests of Curacao Entity or any other instrument representing Equity Interests of Curacao Entity. The information with respect to Parent set forth in Exhibit 3 is correct.
6.2.2.Curacao Entity is the record and beneficial owner of 100% of the Equity Interests of Master Franchisee. The Equity Interests of Master Franchisee and the certificate representing such Equity Interests are owned and held by Curacao Entity, free and clear of all Encumbrances, are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights. No Person other than Curacao Entity holds or has a right to receive Equity Interests of Master Franchisee or any other instrument representing Equity Interests of Master Franchisee. The information with respect to Curacao Entity set forth in Exhibit 3 is correct.

6.2.3.Master Franchisee is the record and beneficial owner of 100% of the Equity Interests of LatAm and Netherlands Subholding. The Equity Interests of LatAm and Netherlands Subholding and the certificate representing such Equity Interests are owned and held by Master Franchisee, free and clear of all Encumbrances, are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights. No Person other than Master Franchisee holds or has a right to receive Equity Interests of LatAm or Netherlands Subholding or any other instrument representing Equity Interests of LatAm or Netherlands Subholding. The information with respect to LatAm, Netherlands Subholding and Master Franchisee set forth in Exhibit 3 is correct.
6.2.4.The JPM Trustee, as trustee of The Los Laureles Trust, is the record owner of 100% of the Equity Interests of Beneficial Owner, and Woods W. Staton is the beneficial owner of 100% of the Equity Interests of Beneficial Owner. The Equity Interests of Beneficial Owner and the certificate representing such Equity Interests are owned and held by the JPM Trustee, as trustee of The Los Laureles Trust, free and clear of all Encumbrances, are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights. No Person other than the JPM Trustee, as trustee of The Los Laureles Trust, holds or has a right to receive Equity Interests of Beneficial Owner or any other instrument representing Equity Interests of Beneficial Owner. All documentation relating to the Los Laureles Trust Arrangements included at Exhibit 3 is complete, true, accurate and up to date in all respects.
6.2.5.Beneficial Owner is the record and beneficial owner of 100% of the Equity Interests of Los Laureles PTC, Arias Fabrega & Fabrega Co. (BVI) Limited as trustee of The Los Laureles Voting Trust is the record owner of 100% of the Class B shares of Parent and Beneficial Owner is the beneficial owner of 100% of the Class B shares of Parent. The Equity Interests of Los Laureles PTC and the Class B shares of Parent and the certificate representing such Equity Interests and Class B shares of Parent are so owned and held, free and clear of all Encumbrances, are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights. No Person other than Beneficial Owner and Arias Fabrega & Fabrega Co. (BVI) Limited holds or has a right to receive Equity Interests of Los Laureles PTC, Class B shares of Parent or any other instrument representing Equity Interests of Los Laureles PTC or Class B shares of Parent. The information with respect to Beneficial Owner, Los Laureles PTC and the Class B shares of Parent set forth in Exhibit 3 is correct.
6.3.No Conflict. This Agreement has been duly executed and delivered by each Owner Entity, LatAm, Netherlands Subholding and Master Franchisee and, assuming due and valid authorization, execution and delivery hereof by each other Party hereto, constitutes the legal, valid and binding instrument of each Owner Entity, LatAm, Netherlands Subholding and Master Franchisee, enforceable against each of them in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally; and (b) to the extent that any remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

6.4.Governmental Consents and Approvals. None of the execution, delivery or performance of this Agreement by any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee or the consummation of the transactions contemplated by this Agreement (a) violates, conflicts with or will result in any breach of any provision of the Constituent Documents of any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee, as applicable; (b) requires any filing with, obtaining any permit, authorization, consent or approval from, or providing any notification to, any Governmental Authority, except those contemplated or required by this Agreement; (c) will result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee is a party or by which any of its respective properties or Assets may be bound or affected; or (d) violates any Applicable Law, except, in the case of each of the foregoing clauses, such violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the ability of any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee to execute, deliver or perform this Agreement or consummate the transactions contemplated hereby.
6.5.Anti-Terrorism; Compliance with Applicable Law. None of the property or interests of any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee is subject to being “blocked” under any Anti-Terrorism Laws. Neither such Party, nor any of its respective funding sources (including any legal or beneficial owner of any Equity Interest in any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee) or Related Parties is or has ever been a terrorist or suspected terrorist within the meaning of the Anti-Terrorism Laws or identified by name or address on any Terrorist List. Each of Parent, Curacao Entity, LatAm, Netherlands Subholding and Master Franchisee are in compliance with Applicable Law, including all such Anti-Terrorism Laws.
6.6.Litigation. There are no Actions by or against any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee that could adversely affect the legality, validity or binding effect of this Agreement or the performance by any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee of any of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby.
6.7.No Resale. Except as expressly provided in this Agreement, Master Franchisee is acquiring the Master Franchisee Rights for Master Franchisee’s own account for purposes of operating the Master Franchise Business, including Franchised Restaurants, and of entering into Franchise Agreements, and not for purposes of the resale or redistribution of the Master Franchisee Rights or any other speculative purpose. Master Franchisee owns all of the interest in the franchise granted hereunder.
6.8.Information. All material information requested by McDonald’s and provided by any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee to induce McDonald’s to enter into this Agreement was true and complete in all material respects on and as of the date such information was provided and is true and complete in all material respects on and as of the Effective Date.

6.9.Disclosure Document. Each Owner Entity, LatAm, Netherlands Subholding and Master Franchisee has received, reviewed and understood the disclosure document provided to it by McDonald’s as required by Applicable Law in Brazil, French Guiana, Guadeloupe and Martinique and has waived, to the extent permissible under Applicable Law, any right to receive such documents in a language other than English and to receive such documents in advance of the Commencement Date. Each Owner Entity, LatAm, Netherlands Subholding and Master Franchisee acknowledge and agree that no such disclosure document is required by Applicable Law in any other Territory.
6.10.Arcos Subsidiaries. The execution and delivery of this Agreement by each Arcos Subsidiary, the performance by each Arcos Subsidiary of its respective obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of each Arcos Subsidiary. This Agreement has been duly executed and delivered by each Arcos Subsidiary and, assuming due and valid authorization, execution and delivery hereof by each other Party hereto, constitutes the legal, valid and binding instrument of such Arcos Subsidiary, enforceable against such Arcos Subsidiary in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally; and (b) to the extent that any remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
6.11.Escrow Agreement and McDonald’s Security Agreements. The Certificated Equity Interests of Master Franchisee and each Escrowed Arcos Subsidiary held by the Escrow Agent on the Effective Date constitute all of the Equity Interests of Master Franchisee and each Escrowed Arcos Subsidiary (other than any Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests) issued and outstanding on the Effective Date. The Certificated Equity Interests of each Non-Escrowed Arcos Subsidiary held by the applicable Trustee on the Effective Date constitute all of the Equity Interests of each Non-Escrowed Arcos Subsidiary (other than any Non-Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests) issued and outstanding on the Effective Date. Master Franchisee and each other registered owner of an Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests as of the Effective Date have delivered Escrowed Constituent Documents to Escrow Agent for each such Escrowed Arcos Subsidiary. The Escrowed Constituent Documents of each Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests by Master Franchisee and each other registered owner of an Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests constitute all of the Equity Interests issued and outstanding on the Effective Date of each Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests.
6.12.Shareholders Agreements. There are no shareholders agreements, voting trusts or other similar agreements to which Beneficial Owner is a party with respect to the Voting Interests of any Owner Entity, LatAm, Netherlands Subholding or Master Franchisee other than the Los Laureles Trust Arrangements.

7.Certain Obligations of the Owner Entities, Master Franchisee and Master Franchisee Parties
7.1.Core Documents.
7.1.1.Without the prior consent of McDonald’s and except as otherwise permitted by this Agreement, none of Beneficial Owner, any Owner Entity, Master Franchisee, LatAm, Netherlands Subholding or any Escrowed Arcos Subsidiary shall amend its Constituent Documents in a manner that would violate, or result in a breach of any covenant contained in, this Agreement or any Related Agreement, or that would be materially adverse to the interests of McDonald’s without the consent of McDonald’s.
7.1.2.[Reserved]
7.1.3.Without the prior consent of McDonald’s, Beneficial Owner agrees not to enter into any shareholders agreement, voting trust or other similar agreement with respect to the Voting Interests of any Owner Entity, Master Franchisee or Arcos Subsidiary other than the Los Laureles Trust Arrangements.
7.1.4.Parent has delivered to McDonald’s each of the Financing Agreements. None of Beneficial Owner, any Owner Entity or any Master Franchisee Party shall (a) consent to, or enter any material amendment, waiver or modification of the terms and conditions related to the Collateral in any Financing Agreement, unless McDonald’s shall have received prior written notice of such amendment, together with the text thereof, and shall have consented thereto; or (b) incur Indebtedness secured by any Collateral (whether to Refinance Indebtedness under the Financing Agreements or otherwise), other than pursuant to or in connection with the Financing Agreements, unless McDonald’s shall have received prior written notice of such incurrence, together with the definitive agreements evidencing such Indebtedness and shall have consented to any provisions of such agreements related to the Collateral, it being understood that a condition to such consent shall be a requirement that the exercise of any remedies in respect of Liens relating to the Collateral in respect of such Indebtedness (or any related amount) be subject to the Escrow Agreement and the Trust Agreements.
7.1.5.[Reserved]
7.2.No Other Business or Funded Debt; Separateness. Without the prior consent of McDonald’s, such consent not to be unreasonably withheld:
7.2.1.No Owner Entity or any Master Franchisee Party shall, directly or indirectly, enter into any other QSR Business, Informal Eating Out Business, or any business other than the Master Franchise Business, whether or not related to the Master Franchise Business.
7.2.2.No Owner Entity shall incur any Funded Debt or engage in a business other than holding Equity Interests of another Owner Entity or Master Franchisee other than Indebtedness contemplated by the Financing Agreements and any Refinancing thereof.
7.2.3.No Owner Entity or any Master Franchisee Party located in any Territory other than Aruba, Curaçao, French Guiana, Guadeloupe, Martinique, Trinidad and Tobago, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix shall:

(a)Institute proceedings to have such Owner Entity or Master Franchisee Party be adjudicated bankrupt or insolvent;
(b)Consent to the institution of bankruptcy or insolvency proceedings against such Owner Entity or Master Franchisee Party;
(c)File a petition seeking, or consent to, a reorganization or relief with respect to such Owner Entity or Master Franchisee Party under any Applicable Law relating to bankruptcy;
(d)Consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Owner Entity or Master Franchisee Party, or a substantial part of its property;
(e)Make any assignment for the benefit of creditors of such Owner Entity or Master Franchisee Party;
(f)Admit in writing such Owner Entity’s or Master Franchisee Party’s inability to pay its debts generally as they become due; or
(g)Take action in furtherance of any of the foregoing,
7.2.4.(the actions described in the foregoing clauses (a) through (g), collectively, the “Bankruptcy Actions”).
7.2.5.Master Franchisee shall provide McDonald’s with written notice as soon as reasonably practicable prior to any Master Franchisee Party located in Aruba, Curaçao, French Guiana, Guadeloupe, Martinique, Trinidad and Tobago, Venezuela or the U.S. Virgin Islands of St. Thomas and St. Croix taking any Bankruptcy Action.
7.2.6.Each Owner Entity and Master Franchisee Party shall:
(a)Maintain separate books, records and bank accounts;
(b)Hold itself out as a separate legal entity; and
(c)Strictly comply with all organizational formalities to maintain its separate existence.
7.3.Senior Management.
7.3.1.Each of the Parties acknowledges and agrees that the Intellectual Property has significant value to McDonald’s, its Affiliates, the Master Franchise Business and the System.
7.3.2.In order to safeguard the value of the Intellectual Property, McDonald’s shall be entitled to approve the appointment of (a) the chief executive officer (or similar designation) having overall responsibility for the Master Franchise Business in the Territories (the “Chief Executive Officer”); and (b) the chief operating officer (or similar designation) having overall responsibility for the administration of the operation of the Master Franchise Business in the Territories (the “Chief Operating Officer” and together with the Chief

Executive Officer, the “Senior Executives”), each of whom shall be nominated by Master Franchisee or an Owner Entity. The initial Senior Executives are specified in Exhibit 5. Parent shall make all disclosures in respect of McDonald’s right to approve the appointment of the Senior Executives pursuant to this Section 7.3.2 to the extent required by Applicable Law, including all applicable securities laws.
7.3.3.In the event Master Franchisee or an Owner Entity wishes to appoint any new Senior Executive, Master Franchisee shall submit to McDonald’s the name of the proposed successor, together with information in support of the candidacy, including a résumé for the candidate detailing his qualifications and experience and such other information as McDonald’s may reasonably request. McDonald’s shall be entitled to approve such candidate (such approval not to be unreasonably withheld) and shall notify Master Franchisee of its decision with respect to a candidate within 30 Business Days of its receipt of Master Franchisee’s submission. The candidate shall also be made available for interviews by McDonald’s at its offices in Chicago, Illinois. Master Franchisee or the applicable Owner Entity may appoint an interim Senior Executive during the pendency of McDonald’s review of successor candidates, but in no event for a period in excess of six months from the termination of the predecessor officer. If, at the expiration of such six-month period, Master Franchisee and McDonald’s shall have failed to agree on a successor officer, McDonald’s shall be entitled to designate in its sole discretion a Person to hold the applicable office pending Master Franchisee’s submission of information relating to a further candidate and McDonald’s approval thereof, and Master Franchisee and the Owner Entities agree to take such action as shall be necessary to cause such Person to be so appointed. All salary, benefits and incentives of such Person (including relocation expenses for such Person and his immediate family) shall be for the sole account of Master Franchisee or the relevant Master Franchisee Party employing such Person.
7.3.4.Master Franchisee and the Owner Entities shall cause each of the Senior Executives to devote his full-time and best efforts to the operations of the Master Franchise Business in the Territories and to promote and enhance the operation of the System and the Franchised Restaurants and the goodwill and reputation associated with the Intellectual Property.
7.4.Managing Directors.
7.4.1.Master Franchisee and the applicable Arcos Subsidiaries shall appoint and maintain with respect to each Territory or any group of Territories, a managing director (or similar officer) with overall responsibility for the conduct of the Master Franchise Business in such Territory or group of Territories (each, a “Managing Director”). Each Managing Director shall be a permanent resident of one of the Territories for which he has responsibility. Master Franchisee and the applicable Arcos Subsidiaries shall cause each Managing Director to devote his full-time and best efforts to the operation of the Master Franchise Business in the applicable Territory and to cooperate with his counterparts in other Territories as appropriate to promote and enhance the operation of the System and the Franchised Restaurants and the goodwill and reputation associated with the Intellectual Property.

7.5.Certain Actions with Respect to Franchised Restaurants. Master Franchisee shall, and shall cause the Arcos Subsidiaries and Franchisees to, at its sole expense:
(a)With respect to any new Master Franchisee Restaurant, either (i) enter into a New Franchise Agreement in connection with such Master Franchisee Restaurant; or (ii) amend Exhibit 2 to the master franchise agreement between the Master Franchisee and the applicable Arcos Subsidiary in the Territory in which such new Master Franchisee Restaurant has been opened to document such opening and deliver a copy of such amended Exhibit 2 to McDonald’s no later than 60 days following the end of the calendar year in which the Master Franchisee Restaurants were opened and the relevant amendments to Exhibit 2 occurred (or should have occurred);
(b)Cause each Franchised Restaurant to comply with the System and not to engage in activity that may conflict with, or otherwise be detrimental to, the System;
(c)At all times faithfully, honestly and diligently perform its obligations under this Agreement and promote and enhance the operation of the Master Franchise Business and the image, goodwill and reputation associated with the “McDonald’s” brand and the System;
(d)Ensure that each Franchised Restaurant is subject to a Customer Service Program that meets or exceeds the applicable Standards;
(e)Monitor continuously and measure with reasonable frequency the compliance by each Franchised Restaurant with the QSC Standards using a system for evaluating restaurant performance that meets or exceeds the applicable Standards;
(f)Acquire and use Products and Services for the operation of the Master Franchise Business only in compliance with Section 9 and the Standards;
(g)Operate the Franchised Restaurants in a clean and wholesome manner in compliance with the Standards;
(h)Keep the Franchised Restaurants constructed and equipped in accordance with the Standards, and without McDonald’s approval (not to be unreasonably withheld) (i) not make any building design conversions and (ii) not make any alterations, conversions, or additions to the building, equipment or parking areas, in each case, in any manner that does not comply with the Standards;
(i)Where parking is provided and its use is exclusive to a Franchised Restaurant’s customers, maintain such parking areas in compliance with the Standards;
(j)Operate the Franchised Restaurants for the days and during the hours specified in the Standards (except (i) during any period when a Franchised Restaurant is inoperable as a result of Force Majeure, (ii) during any public holiday recognized in the applicable Territory, or (iii) when operating hours are restricted by Applicable Law or the lease for the Franchised Restaurant’s Real Estate);

(k)Maintain sufficient supplies and employ adequate personnel so as to operate the Franchised Restaurants at their maximum capacity and efficiency;
(l)Use reasonable best efforts to cause all employees of Master Franchisee, while working in the Franchised Restaurants, to comply with the Standards with respect to their uniform appearance and service to customers;
(m)Serve only the Menu Items and comply with specifications, preparation methods, quality specifications and appearance specifications applicable to the Menu Items and the Products and Services, as set out in the Menu Plans;
(n)In the dispensing and sale of the Menu Items, (i) use only containers, cartons, bags, napkins, other paper goods and packaging that comply with the Standards, (ii) use only those flavorings, garnishments and food and beverage ingredients that comply with the Standards, and (iii) employ only those methods of handling and preparation that comply with the Standards;
(o)Make all payments in accordance with the terms of undisputed invoices related to the operation of the Master Franchise Business;
(p)Participate in McDonald’s market research, testing and product and service development programs, as required by McDonald’s from time to time;
(q)Issue and honor gift certificates, gift cards and similar items and participate in other Promotional Activities in accordance with the Standards;
(r)Not operate any automatic vending device unless it is in compliance with the Standards relating to the installation and maintenance of such devices;
(s)Place and display at the Franchised Restaurants (interior and exterior) only those signs, emblems, artwork, lettering, logos and display and advertising materials that comply with the Standards;
(t)Except as required by Applicable Law, comply with the Standards with respect to the use of signage, receipts and letterheads; and
(u)Adopt and implement procedures for identifying all Confidential Information as such and for controlling the distribution, reproduction and collection of Confidential Information to and from Franchisees and employees of the Franchised Restaurants, and for preventing each Franchisee and / or its employees from further disseminating such Confidential Information. Master Franchisee shall promptly notify McDonald’s in the event any Confidential Information is lost, stolen, released or unaccounted for by it or any of its Subsidiaries or Franchisees. Master Franchisee shall advise McDonald’s as to the steps being taken by Master Franchisee and/or such Franchisee to recover such Confidential Information and shall take such steps as McDonald’s may direct.

7.6.Closings. Master Franchisee shall not, and shall not permit any of its Subsidiaries or any Arcos Subsidiary or Franchisees to, close any Franchised Restaurant except pursuant to an Approved Closing. Annually during the Phase 2 planning meeting, McDonald’s and Master Franchisee shall discuss in good faith and agree upon the number of Franchised Restaurants that the Master Franchisee Parties may close in such calendar year; provided that each such closing shall be pursuant to an Approved Closing, and for the avoidance of doubt, agreement by McDonald’s on the number of Franchised Restaurant closings during any Phase 2 planning meeting shall not constitute an Approved Closing. Following such Phase 2 planning meeting, if Master Franchisee notifies McDonald’s in writing that in its good faith, reasonable business judgment, it requires an increase in the number of such closings with respect to such calendar year, McDonald’s and Master Franchisee shall discuss in good faith such proposed increase to the previously agreed number of closings; provided that McDonald’s shall not be under any obligation to agree to such additional proposed closings, and to the extent any such additional closings are agreed, each such additional closing shall be pursuant to an Approved Closing, and for the avoidance of doubt, agreement by McDonald’s to such additional closings shall not constitute an Approved Closing.
7.7.Specified Related Party Transactions. Except as expressly permitted by this Agreement, Master Franchisee shall not, and shall not permit any of its Subsidiaries or any Arcos Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including any purchase, sale, lease or exchange of any property or the rendering of any service) with any Related Party other than (a) on an arm’s-length basis and in compliance with the Related Party Transactions Policy, and (b) solely to the extent such transaction is a Specified Related Party Transaction, with the prior approval of McDonald’s. If reasonably requested by McDonald’s in writing, Master Franchisee must provide McDonald’s with further information regarding any Specified Related Party Transaction. Such requested information may include, but is not limited to, relevant supporting evidence to show that the Specified Related Party Transaction is on an arm’s-length basis, the nature of the relationship between Master Franchisee and the Related Party, the quantum and expected frequency (if applicable) of such Specified Related Party Transaction, and any other relevant additional information as may be reasonably requested by McDonald’s.
7.8.Compliance with Law; Notices and Pleadings.
7.8.1.Beneficial Owner, each Owner Entity and Master Franchisee shall, and Master Franchisee shall cause each of its Subsidiaries and each of the Arcos Subsidiaries to, comply with Applicable Law.
7.8.2.Beneficial Owner, each Owner Entity and Master Franchisee shall promptly provide McDonald’s with copies of any Notices received by any Master Franchisee Party, any Owner Entity or any Related Party of any of them relating to this Agreement, the Master Franchise Business, any Franchisee, any Managing Director, any Franchised Restaurant or any Related Agreement.
7.9.Letter of Credit.
7.9.1.As security for the performance of Master Franchisee’s, its Subsidiaries’, Arcos Subsidiaries’, Owner Entities’ and Beneficial Owner’s obligations hereunder, Master Franchisee shall, at its sole expense, obtain, deliver to McDonald’s and maintain throughout the Regular Term one or more standby letters of credit issued in favor of McDonald’s by a Qualified Bank with an aggregate amount available for drawing thereunder of $80,000,000 and otherwise on terms and conditions (including the terms and conditions of any related reimbursement or similar agreement between any LC Bank and any Master Franchisee Party) acceptable to McDonald’s (as reissued from time to time, the “Letters of Credit”). McDonald’s may, in its sole discretion and at Master Franchisee’s sole expense, cause the Letters of Credit to be confirmed by any Qualified Bank in the United States of America. Master Franchisee shall, at its sole expense, cause any Letter of Credit to be reissued by a Qualified Bank no later than 60 days prior to the expiration date of such Letter of Credit, effective as of the expiration of the predecessor Letter of Credit. Each Letter of Credit shall provide that it shall not expire prior to the date that is 30 Business Days following the Effective Termination, unless earlier terminated by the beneficiary, the account party with the consent of the beneficiary or at its stated expiration. Any proposed cancellation (or termination) of any Letter of Credit will require approval by McDonald’s prior to Master Franchisee requesting any cancellation (or termination) from the LC Bank of such Letter of Credit.
7.9.2.The Parties agree that in certain cases, the failure of Beneficial Owner, any Owner Entity, Master Franchisee or the Arcos Subsidiaries to comply with their respective obligations hereunder may cause immediate and substantial damage to the interests of McDonald’s and its Affiliates in this Agreement. To compensate McDonald’s for such damage, the Parties have agreed that McDonald’s shall be entitled, but not obligated, to draw on the Letters of Credit (or any one of them in whole or in part) as and to the extent provided below (each such amount, an “LC Payable”) on the occurrence of the following events (each, an “LC Trigger Event”):
(a)The failure of McDonald’s to receive when due any amount required to be paid by any Owner Entity, Master Franchisee or any Arcos Subsidiary to McDonald’s under this Agreement within 10 days after the date such payment is due (exclusive of any other grace period hereunder), in which event McDonald’s shall be entitled to draw an aggregate amount under the Letters of Credit equal to the amount of such overdue payment, plus interest thereon to but excluding the date of draw as provided in Section 25.2.3;
(b)The Transfer of any interest in any Restricted Real Estate made in violation of Section 7.17.3, in which event McDonald’s shall be entitled to draw an aggregate amount under the Letters of Credit equal to the purchase price paid (whether in cash or property) for such Restricted Real Estate in connection with such Transfer (or, if greater, the fair market value of such property, as estimated by McDonald’s in the exercise of its reasonable judgment);
(c)The failure by Beneficial Owner, any Owner Entity, Master Franchisee or any Arcos Subsidiary to comply with any final award of the ICC pursuant to Section 26.2 in accordance with the terms thereof, in which event McDonald’s shall be entitled to draw an aggregate amount under the Letters of Credit equal to (i) the amount of such award, if a monetary award; or (ii) the aggregate amount available under all Letters of Credit, if a non-monetary award;

(d)Any action, plan or arrangement by Beneficial Owner, any Owner Entity, Master Franchisee or any Arcos Subsidiary taken or made with a view to avoiding or delaying their respective participation in arbitral proceedings instituted under Section 26.2 or with a view to obstructing or circumventing the operation of such Section or any proceeding thereunder, including through the institution of proceedings before any court or other body asserting the invalidity or unenforceability of such Section or any of its terms, in which event McDonald’s shall be entitled to draw the aggregate amount available under all Letters of Credit;
(e)During the period following the Effective Termination and on or prior to the third full Business Day preceding the LC Expiration Date, the failure by McDonald’s to have received, as security for the performance by each Owner Entity, Beneficial Owner and each Master Franchisee Party of its respective payment obligations following such Effective Termination up to an amount equal to the amount available for drawing under the Letter of Credit on such third full Business Day, a continuing perfected first priority Lien, evidenced by documents that are satisfactory in form and scope to McDonald’s in its reasonable judgment, in all of Master Franchisee’s right, title and interest in, to and under the Secured Restricted Real Estate, in which event McDonald’s shall be entitled to draw an aggregate amount under the Letters of Credit equal to the aggregate appraised value of the Secured Restricted Real Estate with respect to which McDonald’s does not have a continuing first priority perfected security interest as of such date, as set forth in the most recent appraisal thereof made pursuant to Section 17.3.4; provided, however, that McDonald’s shall not be entitled to enforce its rights as a secured party with respect to such Secured Restricted Real Estate unless, and solely to the extent that, any Owner Entity, Beneficial Owner or any Master Franchisee Party shall have failed to satisfy any such obligation as and when the same shall become due; and
(f)The failure by Master Franchisee (i) to cause any Letter of Credit to be reissued by a Qualified Bank in the full amount required hereunder regardless of any prior draw thereunder no later than 60 days prior to the stated expiration date of such Letter of Credit; or (ii) to restore the aggregate amount available under all Letters of Credit to be at any time during the Regular Term, $80,000,000 within 30 days following any draw under any such Letter of Credit, in which event McDonald’s shall be entitled to draw the aggregate amount available under all Letters of Credit.
7.9.3.McDonald’s certification to the applicable LC Bank that any of the foregoing drawing events has occurred shall be conclusive and binding on the applicable LC Bank as evidence of McDonald’s entitlement to draw on such Letter of Credit. No draw by McDonald’s under any Letter of Credit shall (a) constitute an admission by McDonald’s of the occurrence or continuance of any Material Breach, the amount of damage incurred by McDonald’s as a result of the occurrence of any of the foregoing events, or a waiver of any other right or remedy to which McDonald’s may be entitled under this Agreement or Applicable Law; or (b) impair in any respect whatsoever McDonald’s rights to require each Master Franchisee Party to comply with its respective obligations under Sections 23.3, 23.4, 23.5, 23.6, 23.7, 23.8 and 24 on any termination of this Agreement with respect to any Territory (other than any payment obligations satisfied by a draw on any Letter of Credit).

7.9.4.If this Agreement is Transferred by McDonald’s pursuant to Section 22.1, Master Franchisee shall, within fifteen (15) days after McDonald’s notice, cause the LC Bank and (if applicable) confirming bank approved by McDonald’s to reissue the Letter of Credit with the transferee as the beneficiary in accordance with this Agreement.
7.10.Consular Services. At McDonald’s request, the Master Franchisee Parties shall assist McDonald’s in obtaining any visas, work permits or other approvals needed to allow McDonald’s personnel or consultants to provide services, inspections or audits in any Territory.
7.11.Insurance.
7.11.1.Throughout the Term applicable in any Territory, the Master Franchisee Parties shall acquire and continuously maintain at their sole expense (a) all insurance policies required by any Site Agreement, Franchise Agreement or other contract or arrangement relating to the Master Franchise Business in such Territory; and (b) insurance policies with respect to each Master Franchisee Party in such Territory providing the following coverage with insurance companies rated at least A VIII or the equivalent, in the most recent edition of A.M. Best’s Insurance Guide: (i) commercial general liability coverage providing coverage for operations, personal injury liability, advertising liability, contractual liability, contractor’s protective liability, property damage liability, U.S. jurisdictional coverage, terrorism and products liability coverage; (ii) advertiser’s professional errors and omissions liability insurance coverage (but only if any Master Franchisee Party will be creating content in advertising or digital media in such Territory through its own employees rather than through hiring third-party vendors); (iii) all local obligatory insurance with respect to employees and employers liability insurance (but, with respect to technology professional liability insurance, only if any Master Franchisee Party will be creating technology or mobile or digital applications for such Territory through its own employees rather than through hiring third-party vendors); (iv) comprehensive business automobile liability insurance covering the use and maintenance of owned, not-owned, hired and rented vehicles and including coverage for bodily injury and third party property damage; (v) umbrella or excess liability insurance (which includes U.S. jurisdictional coverage) in excess of the policies described in clauses (b)(i), (iii) and (iv) of this Section 7.11.1; (vi) “all risk” property insurance, including coverage with respect to damages resulting from earthquake, flood, named windstorm, terrorism or builders risk, written on a replacement cost basis; (vii) business interruption insurance; (viii) “Construction All-Risk” or “All-Risk Builder’s Risk Insurance Policy,” insuring all real property under construction at full replacement cost value (to the extent such insurance coverage is available in such Territory); (ix) cyber liability (also known as Privacy and Network Security) insurance, including coverage for system attacks, denial or loss of service from attacks, spread of malicious software code, unauthorized access and use of computer systems, liability arising from the loss or disclosure of personal or corporate confidential data, cyber extortion, and breach response coverage; (x) crime coverage (also known as employee dishonesty insurance); and (xi) any other insurance coverage required under Applicable Law.

7.11.2.The Master Franchisee Parties shall cause (a) this Agreement to be specifically listed as an “insured contract” (or any comparable term used in such policy) and the coverage to be provided thereunder to be primary and not contributory with respect to any other insurance available to McDonald’s or any of its Affiliates; and (b) such policy to provide coverage for McDonald’s, its Affiliates and all of their respective stockholders, directors, officers, employees as named insureds under each of the policies specified in Section 7.11.1. No such policy shall exclude coverage from claims made between co-insureds solely on the basis of the parties’ designation as named insureds. The policy shall be specifically endorsed to provide that the coverages will be primary and that any other insurance carried by any named insured, including McDonald’s, shall be excess and non-contributory.
7.11.3.Coverage limits under the insurance policies specified in Section 7.11.1 shall cover such risks and be provided in amounts no less than those specified in Exhibit 6; provided, however, that McDonald’s may at any time direct the Master Franchisee Parties to acquire different or additional insurance coverage limits (including such as may result from inflation, the identification of new risks, changes in Applicable Law or standards of liability, trends in litigation awards or other circumstances deemed relevant by McDonald’s in its sole discretion). Policy deductibles shall not exceed $500,000, without prior approval of McDonald’s. All such insurance policies shall provide that coverage thereunder shall not be canceled, non-renewed or materially changed without at least 30 days’ prior notice to McDonald’s. Master Franchisee shall provide McDonald’s upon its request with an electronic image of any of the insurance policies required hereunder.
7.11.4.In the event the Master Franchisee Parties fail to obtain any insurance policy required in this Agreement within fifteen (15) days of receiving written notice from McDonald’s of its failure to do so, McDonald’s may, but is not obligated to, acting reasonably, purchase such insurance policy. Master Franchisee shall reimburse McDonald’s for the documented, out-of-pocket cost of obtaining the required coverage. If Master Franchisee authorizes McDonald’s Group to acquire and administer the required minimum insurance coverage on the Master Franchisee Parties’ behalf, McDonald’s Group shall not have any obligation to assume any premium expense. Nothing in this Agreement shall be deemed to constitute a guarantee by McDonald’s of any losses sustained by any Master Franchisee Party.
7.12.Information.
7.12.1.Compliance. To the extent any Master Franchisee Party collects, accesses, acquires, uses, maintains, retains or discloses any Information in connection with the Master Franchise Business, it shall only do so in accordance with the Standards and Applicable Law, including obtaining all requisite consents and waivers. Without prejudice to the foregoing, McDonald’s may, upon reasonable prior written notice, require each Master Franchisee Party to adopt standard consent forms or similar documents prescribed by McDonald’s Group, (i) on a System-wide basis, (ii) for all McDonald’s international development licensees, or (iii) as required by Applicable Law, as determined by McDonald’s, in connection with the collection, access, acquisition, use, maintenance, retention or disclosure of Information, and, as between McDonald’s and the Master Franchisee Parties, each Master Franchisee Party shall be solely responsible for ensuring that such consent forms and similar documents comply with Applicable Law (it being understood that, notwithstanding any of the foregoing, in the event that a Master Franchisee Party’s internal or external legal advisor reasonably determines that such consent form or similar document does not comply with Applicable Law, (i) the Master Franchisee shall promptly notify McDonald’s of such determination and the basis therefor, and (ii) the Parties shall discuss in good faith and agree on a new version of such consent form or similar document that is in compliance with Applicable Law).
7.12.2.Personal Information. Each Master Franchisee Party acknowledges that Information that identifies or relates to an identifiable Individual may be subject to certain Applicable Laws restricting collection, use, processing and free movement of such Information. Each Master Franchisee Party shall execute, or arrange to be done and executed, each act, document and thing reasonably necessary to keep McDonald’s Group (and its authorized third-party service providers) in compliance with Applicable Laws in connection with any Information.
7.12.3.Master Franchisee’s Use of Information; No Sale of Information. Subject to the other terms and conditions of this Agreement, and without prejudice to each Master Franchisee Party’s rights in its own Corporate Entity Information, each Master Franchisee Party shall be permitted to use the Information for the purposes of (and to the extent necessary for), operating the Master Franchise Business in accordance with this Agreement; provided, that no Master Franchisee Party shall sell for monetary or other considerations any Information without the prior written consent of McDonald’s in its sole discretion.
7.12.4.Incident Response. In the event any Master Franchisee Party discovers, is notified of or reasonably suspects any incident involving the accidental, unlawful or unauthorized (a) access to any Master Franchisee Party’s or its third-party service providers’ computer network, systems or files that contain Information or (b) disclosure of Information (each, an “Incident”), Master Franchisee shall, unless prohibited by Applicable Law, (i) notify McDonald’s within forty-eight (48) hours, and (ii) to the extent possible, this notification shall be made prior to reporting such Incident to law enforcement. Each Master Franchisee Party agrees that (x) McDonald’s Group may, at its sole discretion, investigate any Incident about which Master Franchisee has notified McDonald’s or which McDonald’s Group reasonably identifies as connected to Master Franchisee, and (y) it will reasonably comply with, assist and facilitate McDonald’s Group’s investigation of any such Incident.
7.12.5.McDonald’s Use of Information. Each Master Franchisee Party (a) hereby consents to McDonald’s Group (and its authorized third-party service providers) accessing and using a copy of such Information (including the creation and use of any analytics data derived from such Information) except as prohibited by Applicable Law, (b) acknowledges and agrees that, unless prohibited by Applicable Law, such copy of the Information may be cleansed and hosted on a system or server of McDonald’s Group or of a third-party service provider of McDonald’s Group, regardless of where such system or server is located, and (c) will ensure that all notices are provided and consents and legal rights are obtained, in each case, to the extent required under Applicable Law, to provide McDonald’s Group (and its authorized third-party service providers) the rights to, both during and after the Term: (i) access, use, analyze, process, transfer to inside and outside of the Territories, store inside and outside of the Territories, and handle all Information for purposes related to the Master Franchise Business, McDonald’s Restaurants, and/or the System unless prohibited by

Applicable Law; and (ii) access, use, analyze, process, store and handle limited Employee Information, only to the extent necessary for the formulation of staff scheduling, staff rostering, training and other voluntary programs offered by McDonald’s Group, analytics, research and other proper and limited purposes related to the Master Franchise Business, McDonald’s Restaurants and/or the System and unless prohibited by Applicable Law.
7.13.Required Technology and Related Equipment.
7.13.1.Subject to the terms and conditions of this Section 7.13, each Master Franchisee Party shall comply with all Technology Standards and shall meet the specified investment levels for the Technology in accordance with the Standards and the Reinvestment Plan. McDonald’s Group shall have the right to specify the Technology to be used in the Master Franchise Business and Franchised Restaurants as set out in the Technology Standards and other applicable Standards. Unless otherwise provided in the Technology Standards, all Required Technology and Conditions-Based Technology must be approved by McDonald’s Group and no acquisition, development, modification, customization, enhancement or alteration of any Technology that does not comply with the Technology Standards shall be made without specific written approval from McDonald’s Group and in any case, shall always meet or exceed, and be in compliance with, the Standards, including the Technology Standards. Master Franchisee may request exceptions to technology-related Standards, including the Technology Standards, through the Strategic Relationship Committee, which shall discuss such request in consultation with McDonald’s Global Information Technology group, and, following such discussions, McDonald’s shall, in its reasonable discretion, decide whether to grant such exception. Each Master Franchisee Party’s compliance with Technology Standards will be monitored through standard business review processes such as quarterly business reviews, annual planning meetings (also known as Phase 2), or other ad hoc reviews as may be deemed necessary by McDonald’s Group, and other business reviews and audits as required hereunder. Each Master Franchisee Party shall provide a periodic update on the status of all material agreed Technology initiatives, adoption of Technology Standards, and completion of key milestones as a part of such reviews.
7.13.2.McDonald’s Group will review and, at its sole judgment, modify the Technology Standards from time to time, and each Master Franchisee Party shall update, purchase or license for use in the Master Franchise Business or Franchised Restaurants any new or modified Technology necessary to comply with such modified Technology Standards. Notwithstanding anything in this Agreement to the contrary, McDonald’s shall provide any and all new or modified Technology Standards or Standards to Master Franchisee in writing. Although the future costs of any new or modified Technology cannot be estimated, Master Franchisee agrees to incur the costs of obtaining such Technology (or additions or modifications) and the required service and support relating thereto. Master Franchisee agrees that the McDonald’s Group does not have any obligation to reimburse Master Franchisee for any Technology-related costs. Subject to the terms and conditions of this Section 7.13, each Master Franchisee Party agrees to obtain any and all types or categories of Technology promulgated by McDonald’s Group (including installing all corrections, updates, enhancements and fixes relating to the Technology and replacing Technologies that are at end-of-life) in accordance with the Technology Standards and to ensure that its Technology has been modified and is functioning properly, which it shall demonstrate upon written notice from McDonald’s. If requested by McDonald’s in writing, each Master Franchisee Party shall provide McDonald’s or its designee with any information designed to assist in diagnosing, reproducing or correcting errors with or relating to the Technology. In connection with any new or modified Technology and any new matters required by McDonald’s in any Technology Standards, or other Standards promulgated after the Effective Date, McDonald’s and Master Franchisee shall reasonably cooperate in determining a schedule for the implementation among the Master Franchise Business and/or Franchised Restaurants of any new, modified or customized Technology that is comparable to McDonald’s plans for McDonald’s Restaurants, taking into consideration any circumstances specific to each Territory or local market and other matters provided for in the Technology Standards, or other Standards.
7.13.3.If any Master Franchisee Party requires the modification of any Required Technology or Conditions-Based Technology to enable such Master Franchisee Party’s compliance with local Applicable Laws, or for local operational needs or preferences, that does not comply with the Technology Standards, Master Franchisee shall first notify McDonald’s in advance and obtain McDonald’s approval. Master Franchisee may request McDonald’s Group to assist with such modifications, and if agreed to by McDonald’s Group in its sole judgment, each Master Franchisee Party shall cooperate fully with McDonald’s Group in designing and implementing such modifications and, subject to the terms and conditions of this Section 7.13, Master Franchisee shall bear all costs in relation thereto, including paying any fee that McDonald’s Group charges for such services. In addition, where certain limited customizations to Required Technology or Conditions-Based Technologies to enable any Master Franchisee Party to address local operational needs or preferences are generally approved by McDonald’s Group, Master Franchisee may request McDonald’s Group to assist with such customization, and if agreed to by McDonald’s Group in its sole judgment, each Master Franchisee Party shall cooperate fully with McDonald’s Group in implementing such customization and, subject to the terms and conditions of this Section 7.13, Master Franchisee shall bear all costs in relation thereto, including paying any fee that McDonald’s Group charges for such services. If McDonald’s Group declines to assist with any modifications or customizations described in this Section, Master Franchisee may engage third-party service providers to assist with such modifications or customizations (at Master Franchisee’s cost); provided that Master Franchisee shall only engage third-party service providers to provide, modify or customize Required Technology or Conditions-Based Technology for local use in the Territories with the approval of McDonald’s Group (not to be unreasonably delayed), which may be withheld in McDonald’s Group’s reasonable judgment and subject to any conditions McDonald’s Group may impose in its reasonable judgment, including the requirement that such service provider enter into reasonably appropriate confidentiality, services and/or IP license agreements with the applicable Master Franchisee Party with respect to such modifications or customizations (it being understood that, for the avoidance of doubt, Master Franchisee shall not be required to obtain McDonald’s approval pursuant to this Section 7.13.3 in connection with any such third-party service provider engaged prior to the Effective Date).
7.13.4.If McDonald’s Group licenses proprietary Technology to and/or procures Technology for any Master Franchisee Party, including the provision of any support, or otherwise allows any Master Franchisee Party to use Technology developed, maintained and/or procured by McDonald’s Group, each Master Franchisee Party agrees to (i) sign any agreement or similar document that McDonald’s Group reasonably prescribes to regulate such Master Franchisee Party’s use of, and McDonald’s Group’s and such Master Franchisee Party’s respective rights and responsibilities with respect to, the Technology, in each case, as mutually agreed by the Parties in writing, (ii) comply with the terms of such agreement or similar documents and any other written instructions that may be provided by McDonald’s Group from time to time with respect to the use of such Technology, (iii) not directly or indirectly reverse engineer or assist in the reverse engineering of such Technology, and (iv) subject to the terms and conditions of this Section 7.13, bear all costs in connection therewith, including those costs specified in the document known as the Product Charges Guide or any similar document and any update that may be published by McDonald’s Group from time to time.
7.13.5.The Master Franchisee Parties shall have sole and complete responsibility for: (i) complying with the Technology Standards and other applicable Standards in respect of the acquisition, operation, use, maintenance and upgrading of the Technology; (ii) the manner in which the Master Franchisee Parties’ computer and network systems interface with McDonald’s Group’s computer and network systems and those of other third parties (including the manner of authentication for the Master Franchisee Parties’ users who require access to McDonald’s Group’s computer and network systems); (iii) requesting on-going support of the Technology from McDonald’s Group or providing for on-going support of the Technology by contracting with third-party support providers (including those approved by McDonald’s from time to time, as applicable); and (iv) any and all consequences that may arise if the Technology (including the computer system) is not properly operated, maintained, upgraded or replaced as required by the McDonald’s Group. To the extent that any Master Franchisee Party requests on-site or other suitable forms of support or training from McDonald’s relating to the Technology, Master Franchisee shall make any such request in writing and to the extent McDonald’s agrees to provide such support or training, McDonald’s and Master Franchisee shall schedule any such training or support at a mutually agreeable date and time. Subject to the terms and conditions of this Section 7.13, Master Franchisee shall be responsible for all costs incurred by McDonald’s Group to provide any such support or training. Each Master Franchisee Party shall take the following actions related to its acquisition and use of Technology:
(a)Maintaining only legal copies of any third-party software or subscriptions obtained for the Master Franchise Business and Franchised Restaurants. McDonald’s Group will not be liable if any Master Franchisee Party is found to be in non-compliance and any fines assessed will be the sole responsibility of Master Franchisee;
(b)For each third-party service provider, supplier, contractor and vendor engaged by any Master Franchisee Party for Technology and related services, enter into an appropriate confidentiality agreement, service agreement and statements of work with such party that (i) provides for the applicable Technology and related services, (ii) ensures such Technology and related services meets the Technology Standards and other applicable Standards, and (iii) adequately protects the Master Franchisee Parties, the McDonald’s Group, and any Intellectual Property;

(c)Ensuring compliance at all times with all Applicable Laws and implementing industry standard practices relating to data privacy, cybersecurity, Sarbanes-Oxley, all relevant binding standards of the Payment Card Industry, including its Data Security Standards (PCI-DSS), and any applicable binding rules of payment card brands;
(d)Instituting technology industry standard practices, including using supported operating systems, devices and software, regular patching of system, firewalling and protecting sensitive systems and data, and use of key platforms including use of anti-virus software as defined in the Technology Standards. Every reasonable effort should be taken based on technology industry standard practice to protect McDonald’s-branded systems, including websites and System Platforms, from threats including denial of service attacks and hacking; and
(e)Instituting organizational industry standard practices related to Technology organizational structures, talent development, help desk, project management practices, business continuity and disaster recovery plans.
7.14.Delivery. The Master Franchisee Parties shall ensure that the delivery services from the Franchised Restaurants are at all times in compliance with the Standards. The Master Franchisee Parties must enter into an agreement with each delivery service provider, which agreement shall comply with the Standards. McDonald’s reserves the right to require at any time that any offering of delivery services or any arrangement with any particular delivery services provider be terminated, but solely to the extent (a) such delivery service or applicable arrangement or agreement with the delivery service provider is not in compliance with the Standards or (b) such termination is requested in McDonald’s good faith due to reputational, safety or quality concerns. Upon receiving McDonald’s notice of such termination requirement, the Master Franchisee Parties shall promptly cease offering delivery services by itself or through the particular delivery service provider, as the case may be. The Master Franchisee Parties shall execute and deliver to McDonald’s all necessary documents and consents in connection with the delivery services to the extent required by Applicable Law or to otherwise verify such delivery service provider’s compliance with the Standards, as McDonald’s may reasonably request in writing from time to time (it being understood that each delivery service provider shall have the opportunity to cure any actual or alleged failure by such delivery service provider to comply with the Standards within thirty (30) days of receipt of notice thereof by Master Franchisee from McDonald’s prior to McDonald’s taking any action pursuant to this Section 7.14).
7.15.Pricing.
7.15.1.To the maximum extent permitted by Applicable Law, McDonald’s reserves the right to establish pricing guidelines with respect to the Menu Items; provided, however, that McDonald’s does not prescribe minimum prices for the Menu Items.
7.15.2.To the maximum extent permitted by Applicable Law, Master Franchisee will use its best commercial efforts to review and deploy the global “pricing done well” methodology in at least seven (7) Territories as set out in the pricing plan included in Exhibit 27, or any other methodology as may be agreed between Master Franchisee and McDonald’s, in such number of Territories as may be agreed between Master Franchisee and McDonald’s.

7.16.Financial Covenants. Parent and its consolidated Subsidiaries, collectively and in the aggregate, shall comply with the following financial covenants at all times during the Regular Term.
7.16.1.Parent and its consolidated Subsidiaries, collectively and in the aggregate, shall maintain a Fixed Charge Coverage Ratio at least equal to 1.50.
7.16.2.Parent and its consolidated Subsidiaries, collectively and in the aggregate, shall maintain a Leverage Ratio not in excess of 4.25.
7.17.Real Estate.
7.17.1.Subject to Section 7.17.4, a Master Franchisee Party shall own, directly or indirectly, the fee simple interest (or the local equivalent) in, or lease (or the local equivalent) or license (or the local equivalent), directly or indirectly from the owner of such interest, all real property on which any Franchised Restaurant is located. Master Franchisee and the relevant Master Franchisee Party shall use best efforts to, in each case, to the extent permitted under Applicable Law, ensure that: (a) the term of any leasehold (including any lessee renewal option in the applicable lease) is for at least as long as the Term applicable to the Territory in which such leasehold is located, other than leaseholds for which market practice is a shorter term; (b) all Franchised Restaurants are located on Real Estate the fee simple interest (or the local equivalent thereof) of which, or the lease of which, or the right of use of which, as the case may be, is assignable to McDonald’s or its designee without any consent or approval from the relevant owner, lessor or licensor of such Real Estate; (c) no change of Control of any Master Franchisee Party resulting from the Call Option will result in a violation or default of any lease, give rise to a right of termination of the lease or impact any rent-related provisions under such lease; (d) the relevant owner, lessor or licensor of such Real Estate executes any documents (e.g., a notarial deed) necessary to evidence or perfect McDonald’s rights described in this Section 7.17.1, if any; and (e) all new leases entered into by each Master Franchisee Party (including any renewal thereof) are on arm’s length terms, consistent with terms available in the market, including as to the rent payable under such leases. Notwithstanding anything to the contrary in this Agreement, the Master Franchisee Parties are not required to take any action to amend, modify or otherwise change any Site Agreement for any Franchised Restaurant, but shall comply with the covenants in this Section 7.17.1 in connection with (x) the renewal or extension of any Site Agreement, or the execution of any new or replacement Site Agreement, for any Existing Master Franchisee Restaurant, and (y) the new Site Agreement for any Relocated Franchised Restaurant; provided that, notwithstanding the foregoing, to the extent any such renewal, extension or replacement is as of right in the applicable existing Site Agreement, the Master Franchisee Parties shall only be required to use commercially reasonable efforts (rather than best efforts) to comply with the covenants in this Section 7.17.1.
7.17.2.If Master Franchisee shall no longer be entitled to the exclusive exploitation of the Master Franchisee Rights in any Territory as a result of a termination pursuant to Section 23.3(b), then McDonald’s shall be entitled to develop Real Estate within any such Territory for use by Master Franchisee, its Franchisees or any other Person and charge Master Franchisee, its Franchisees or any other Person, as the case may be, fees with respect to the use of such Real Estate that are established in accordance with McDonald’s policies in effect from time to time and that take into account local market conditions.

7.17.3.Except as permitted by Sections 7.9.2(e) and 7.24, no Master Franchisee Party shall otherwise Transfer any of its right, title or interest in any Restricted Real Estate without McDonald’s prior consent, which consent may be withheld in its sole discretion.
7.17.4.Master Franchisee shall at all times during the Regular Term cause (a) no more than 50% by number of the Franchised Restaurants (excluding Satellites) in all Territories to be owned, operated or managed by Franchisees who are not Master Franchisee Parties; (b) no more than 50% by number of the Franchised Restaurants (excluding Satellites) in any Territory to be located on Real Estate that is owned, held or leased by Franchisees who are not Master Franchisee Parties; and (c) no more than 10% by number of the Franchised Restaurants (excluding Satellites) in all Territories to be located on Real Estate owned, leased or held by Franchisees who are not Master Franchisee Parties.
7.18.Anti-Terrorism; Anti-Corruption; Sanctions.
7.18.1.Master Franchisee and each Owner Entity shall implement, and Master Franchisee, each Owner Entity and all Arcos Subsidiaries shall comply with, anti-money laundering policies and procedures that incorporate “know-your-customer” verification programs and such other provisions as may be required by Applicable Law.
7.18.2.Master Franchisee shall implement procedures to confirm, and shall confirm, that (a) none of Master Franchisee, any Person that is at any time a legal or beneficial owner of any Equity Interest in Master Franchisee or any Arcos Subsidiary or that provides funding to Master Franchisee or any of its Subsidiaries or any Arcos Subsidiary or any landlord under any Site Agreement is identified by name or address on any Terrorist List or is a Related Party of any Person so identified; and (b) none of the property or interests of Master Franchisee or its Subsidiaries is subject to being “blocked” under any Anti-Terrorism Laws.
7.18.3.Master Franchisee shall (a) deliver to McDonald’s on January 1 of each year an annual certification to the effect that it has complied with the requirements set forth in Sections 7.18.1 and 7.18.2; and (b) notify McDonald’s within five Business Days upon becoming aware of any violation of such requirements or of information to the effect that any Person whose status is subject to confirmation pursuant to Section 7.18.2 is identified on any Terrorist List, any list maintained by OFAC or to being “blocked” under any Anti-Terrorism Laws, in which event Master Franchisee shall, and shall cause its Related Parties to, cooperate with McDonald’s in an appropriate resolution of such matter, including the disposition of any affected Master Franchise Business and any discussions with or actions required by any applicable Governmental Authority.
7.18.4.In accordance with Applicable Law in each Territory and the United States of America, none of any Master Franchisee Party, Owner Entity or any of their respective Affiliates, principals, partners, officers, directors, managers, employees, agents or any other persons working on their behalf, will violate any applicable anti-money laundering laws or any of its anti-money laundering policies and procedures or any applicable anti-bribery laws or applicable binding international anti-bribery standards (including any such laws, policies, procedures or standards prohibiting public, private or commercial bribery). Specifically, none of any Master Franchisee Party, Owner Entity or any of their respective Affiliates, principals, partners, officers, directors, managers, employees, agents or any other persons working on their behalf shall offer, pay, give, promise to pay or give, or authorize the payment or gift of money or anything of value to: (a) an officer, employee, agent or representative of any Governmental Authority in any Territory, including any department, agency or instrumentality of any government or any government-owned or government-controlled entity or any Person acting in an official capacity on behalf thereof; or (b) a candidate for political office, any political party or any official of a political party; or (c) any state-owned enterprises, social or public organizations, entities that perform public services, or other Person, while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to any Person described above for the purpose of influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, including a decision to do or omit to do any act in violation of the lawful duty of such person or entity, or inducing such person or entity to use his or its influence with the Governmental Authority or instrumentality thereof to affect or influence any act or decision, in order to assist any of McDonald’s, any Master Franchisee Party or any Owner Entity in the Master Franchise Business. In addition, no payment shall be made by or on behalf of any Master Franchisee Party or Owner Entity to anyone for any reason on behalf of or for the benefit of any Master Franchisee Party or any Owner Entity which is not properly and accurately recorded in such Master Franchisee Party or such Owner Entity’s books and records, including amount, purpose and recipient, all of which shall be maintained with supporting documentation.
7.18.5.Restricted Persons. Master Franchisee, each Owner Entity and Beneficial Owner shall ensure that, throughout the Regular Term, neither Master Franchisee, nor Beneficial Owner, nor any Owner Entity, Arcos Subsidiary, Managing Director or Woods W. Staton, the Approved Successor or any of their respective Affiliates, principals, partners, officers, directors, managers, employees (other than those employees who are employed to work solely in a Franchised Restaurant), agents or any other Persons working on their behalf, and shall use commercially reasonable efforts to ensure that no employee who is employed to work solely in a Franchised Restaurant, (a) is a Restricted Person or (b) will, in connection with the operation of the Master Franchise Business, be involved in business arrangements or otherwise engage in transactions or dealings with or involving any Restricted Person, except as would be permitted for a Person required to comply with U.S. economic sanctions laws. In the event of a violation of the foregoing covenant, in addition to any other right or remedy McDonald’s has under this Agreement or Applicable Law, McDonald’s shall have the right to require appropriate actions by the relevant person to resolve such violation, including the termination of any transaction at issue, the disposition of any affected Assets of the Master Franchise Business, and any discussions with or actions required by any applicable Governmental Authority.
7.19.PCI Compliance. Each Master Franchisee Party shall, and shall cause the Arcos Subsidiaries and Franchisees to, ensure that each Franchised Restaurant accepts credit cards, debit cards and other electronic, Internet, online, mobile or digital payment systems and authorization services (the “Electronic Payment Systems and Services”), and ensure that each Franchised Restaurant adheres to the then-current PCI (Payment Card Industry) Standards or any equivalent thereof or any substitute therefore. Any costs associated with an audit or to gain compliance with these standards shall be borne by Master Franchisee. Master Franchisee shall, and shall cause the Arcos Subsidiaries and Franchisees to, provide McDonald’s with evidence of such compliance at McDonald’s request and provide, or make available, to McDonald’s copies of any audit, scanning results or related documents relating to such compliance. Master Franchisee shall notify McDonald’s if it suspects or has been notified by any third party of a possible security breach related to the cashless system (or related cashless data) used in any Franchised Restaurant.
7.20.Compliance Program. Master Franchisee shall adopt and implement a compliance and business ethics program for the Master Franchise Business (the “Compliance Program”) in compliance with the Standards. The Compliance Program shall endeavor to continually develop a culture of compliance and business ethics within the Master Franchise Business and be designed to ensure compliance with all Applicable Laws, as well as applicable processes and procedures, both internally and externally. Master Franchisee shall meet with McDonald’s for Master Franchisee to demonstrate the effectiveness of the Compliance Program and for the Parties to share best practices, and Master Franchisee shall participate in McDonald’s compliance engagement program activities, including anti-corruption assessments and other risk assessment activities. The Compliance Program shall include the following:
(a)A designated senior officer (the “Compliance Officer”) responsible for the day-to-day operation and oversight of the Compliance Program;
(b)A designated senior officer responsible for implementing, overseeing and enforcing privacy and information policies and governance, to ensure the Master Franchisee Parties comply with Applicable Laws regarding data protection in the Territories;
(c)Standards of business conduct that convey Master Franchisee’s compliance and ethics standards and culture of compliance;
(d)A training and communication program that communicates periodically and in a practical manner Master Franchisee Parties’ compliance and business ethics standards and procedures, and other aspects of the Compliance Program;
(e)A mechanism for all employees to report, or to seek guidance on, compliance and ethics concerns, including a mechanism to allow employees the ability to report any compliance or ethics concerns anonymously, as permitted by Applicable Laws;
(f)A process for investigating all compliance and ethics complaints and reports (including anonymous reports), and a process for taking appropriate corrective action to prevent further similar conduct (including making necessary modifications to the Compliance Program);
(g)A conflicts of interest policy and process for disclosure and evaluation of conflicts;
(h)An anti-corruption and anti-bribery program designed to prevent and detect corruption and bribery, including policies prohibiting corruption and bribery, maintaining complete and accurate books and records, and instituting sufficient internal compliance controls;

(i)In respect of any third parties with whom a Master Franchisee Party enters into any transactions, including significant vendors, suppliers and landlords, (a) assessing and using all available tools to confirm that such third parties are not Restricted Persons and (b) conducting reputational checks in the jurisdictions where such third parties will be engaged;
(j)A periodic compliance risk assessment to identify compliance and ethics risks, and procedures to take appropriate steps to design and implement modifications to internal controls and the Compliance Program to address such identified risks;
(k)A periodic review of the effectiveness of the Compliance Program; and
(l)A crisis management program and process for the Master Franchise Business, including its food safety/quality systems.
7.21.Charitable Activities.
7.21.1.McDonald’s and its Subsidiaries have sponsored and promoted various charitable activities throughout the Territories, including the Ronald McDonald Houses, Ronald McDonald Rooms at hospitals and other care facilities and Ronald McDonald care mobiles. Master Franchisee shall fulfill any obligations under sponsorships existing as of the Effective Date and thereafter shall take appropriate account of other Ronald McDonald charitable activities and sponsorship opportunities and support them to the extent commercially reasonable in light of the performance of the Master Franchise Business; provided, however, that in no event shall Master Franchisee discontinue support for any material Ronald McDonald charitable activity that is being supported by the Master Franchisee Parties, or by McDonald’s and its Subsidiaries, in the Territories as of the Effective Date without previously discussing this decision with the Strategic Relationship Committee.
7.21.2.In no event shall any Master Franchisee Party remove the coin change collection boxes from Franchised Restaurants’ counters without the express prior written consent of McDonald’s. Master Franchisee shall use commercially reasonable efforts to maximize the collection of coin change or any other means of cash or cashless donations at Franchised Restaurants to contribute to the Ronald McDonald House chapter in the relevant Territory to the extent a Ronald McDonald House chapter exists in such Territory.
7.22.Escrow, Trust and Pledge Arrangements.
7.22.1. The Master Franchisee Parties and Owner Entities shall take all steps under their control, as soon as reasonably practicable, and in any event by no later than six (6) months, following the Effective Date (or any such longer period as may be mutually agreed by Master Franchisee and McDonald’s in writing, such agreement not to be unreasonably withheld, conditioned or delayed by McDonald’s), to:

(a)amend the Escrow Agreement such that (i) the escrow arrangements continue until the expiry of the Regular Term; and (ii) upon amendment of the Escrow Agreement, Certificated Equity Interests representing all issued and outstanding Equity Interests of Master Franchisee and each Escrowed Arcos Subsidiary (other than any Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests) and Escrowed Constituent Documents representing all issued and outstanding Equity Interests of each Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests are delivered to the Escrow Agent together with any applicable Local Stock Power and/or applicable Local Voting Power;
(b)amend the McDonald’s Security Agreements such that (i) the security arrangements continue until the expiry of the Regular Term; and (ii) apply to all issued and outstanding Equity Interests of Master Franchisee and each Escrowed Arcos Subsidiary and Non-Escrowed Arcos Subsidiary; and
(c)amend the Trust Agreements such that: (i) the trust arrangements continue until the expiry of the Regular Term; and (ii) upon amendment of the Trust Agreements, Certificated Equity Interests representing all issued and outstanding Equity Interests of each Non-Escrowed Arcos Subsidiary (other than any Non-Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests) are endorsed in favor of, and delivered to, the relevant Trustee, and Dematerialized Equity Interests representing all issued and outstanding Equity Interests of each Non-Escrowed Arcos Subsidiary that has issued Dematerialized Equity Interests are assigned to, and registered in the name of, the relevant Trustee.
7.22.2.Subject to Section 22, each Owner Entity, Master Franchisee and each other registered owner of any Escrowed Arcos Subsidiary shall promptly (a) deliver, or cause to be delivered, to Escrow Agent any Certificated Equity Interests of Master Franchisee and each Escrowed Arcos Subsidiary issued by any of them subsequent to the Effective Date, together with any applicable Local Stock Power and / or applicable Local Voting Power, and (b) execute and deliver a pledge agreement if required by McDonald’s containing such terms as may be reasonably satisfactory to McDonald’s.
7.22.3.Subject to Section 22, Master Franchisee and each other registered owner of any Non-Escrowed Arcos Subsidiary shall duly endorse in favor of, and promptly deliver, or cause to be delivered, to the applicable Trustee any Certificated Equity Interests of each Non-Escrowed Arcos Subsidiary issued by any of them subsequent to the Effective Date in accordance with the terms of the Trust Agreements.
7.22.4.Subject to Section 22, Curacao Entity, Master Franchisee and each other registered owner of any Escrowed Arcos Subsidiary that issues Dematerialized Equity Interests subsequent to the Effective Date shall (a) promptly deposit Escrowed Constituent Documents of such Escrowed Arcos Subsidiary with Escrow Agent, together with any applicable Local Stock Power and/or applicable Local Voting Power, and (b) execute and deliver a pledge agreement if required by McDonald’s containing such terms as may be reasonably satisfactory to McDonald’s.

7.22.5.Subject to Section 22, Master Franchisee and each other registered owner of any Non-Escrowed Arcos Subsidiary shall cause the assignment of any Dematerialized Equity Interests issued by any Person subsequent to the Effective Date to the applicable Trustee to be approved, and shall register the applicable Trustee as the owner of such Dematerialized Equity Interests, in accordance with the terms of the Trust Agreements.
7.22.6.To the fullest extent permitted by Applicable Law, Curacao Entity, Master Franchisee and each other registered owner of any Escrowed Arcos Subsidiary shall use commercially reasonable efforts to cause any Escrowed Arcos Subsidiary to issue its Equity Interests in the form of Certificated Equity Interests.
7.22.7.If any Person is deemed to be an Arcos Subsidiary pursuant to Section 22.2.2 and such Person is not organized in Mexico or Costa Rica, then the owner of such Person shall, as a condition precedent to the Transfer, (a) if the Equity Interests of such Person are Certificated Equity Interests, deliver such Certificated Equity Interests to Escrow Agent; and (b) if the Equity Interests of such Person are Dematerialized Equity Interests, deliver Escrowed Constituent Documents of such Person to Escrow Agent. If any Person agrees to be deemed an Arcos Subsidiary pursuant to Section 22.2.2 and such Person is organized in Mexico or Costa Rica, then the owner of such Person shall, as a condition precedent to the Transfer, (x) if the Equity Interests of such Person are Certificated Equity Interests, duly endorse in favor of, and deliver such Certificated Equity Interests to, the applicable Trustee, and cause the applicable Trustee to be registered as the owner of such Certificated Equity Interests, in accordance with the terms of the applicable Trust Agreement; and (y) if the Equity Interests of such Person are Dematerialized Equity Interests, cause the assignment of such Dematerialized Equity Interests to the applicable Trustee to be approved, and to register the applicable Trustee as the owner of such Dematerialized Equity Interests, in accordance with the terms of the applicable Trust Agreement.
7.23.Compliance Certificates; Notice.
7.23.1.Master Franchisee shall deliver to McDonald’s within 45 days after the end of each fiscal year a certificate from its Chief Executive Officer and its Chief Operating Officer stating whether or not, after due inquiry, the signers know of any Material Breach, or any event that with notice or passage of time (or both) would constitute a Material Breach. If they do know of any such Material Breach or event, the certificate shall provide a description thereof, including its status.
7.23.2.Promptly upon any officer of Master Franchisee obtaining knowledge of a Material Breach or any event that with notice or passage of time (or both) would constitute a Material Breach, Master Franchisee shall give notice thereof to McDonald’s and provide such other information as may be reasonably available to it to enable McDonald’s to evaluate such Material Breach or event.
7.23.3.Master Franchisee shall deliver to McDonald’s within ninety (90) days after the end of each fiscal quarter, and within one hundred and twenty (120) days after the end of each fiscal year, a certificate from its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer certifying and demonstrating in reasonable detail compliance as of the end of such period with certain provisions of this Agreement, in the form attached as Exhibit 23.

7.23.4.Notices of Adverse Events. Master Franchisee shall promptly (but in any event within ten (10) days) provide McDonald’s with copies of any Notices of Adverse Events received by any Master Franchisee Parties or Owner Entities relating to this Agreement, the Master Franchise Business, any Franchised Restaurant, or any Master Franchisee Party or Owner Entity.
7.24.LC Collateral Pool.
7.24.1.As security for the performance of the obligations of each of the Owner Entities, Beneficial Owner and each Master Franchisee Party hereunder following the Effective Termination, Master Franchisee shall, as soon as reasonably practicable, and in any event by no later than twelve (12) months, following the Effective Date, take all steps necessary to grant to McDonald’s a continuing perfected first priority Lien in all of its right, title and interest in, to and under the Secured Restricted Real Estate (the “LC Collateral Pool”); provided, however, that the LC Collateral Pool shall secure such obligations up to an amount equal to the aggregate amount available for drawing under the Letters of Credit as in effect on the third full Business Day prior to the Effective Termination. All documentation relating to such Lien or the LC Collateral Pool shall be in form and scope acceptable to McDonald’s in its reasonable judgment. The Parties acknowledge that (a) such documentation shall provide for foreclosure by judicial sale or other similar process under Applicable Law whereby collateral is sold on an arm’s length basis and the proceeds of such sale are first paid to lienholders and any remainder is paid to the debtor; and (b) no such documentation will provide for strict foreclosure or other similar process under Applicable Law whereby a lienholder obtains title to collateral immediately following a default by the debtor (or following the expiration of any required cure period).
7.24.2.Master Franchisee shall take all such action as may be necessary or desirable, including as directed by McDonald’s, to maintain the first priority perfected status of the Lien created pursuant to Section 7.24.1 until such time as each Owner Entity, Beneficial Owner and each Master Franchisee Party shall have satisfied all of its respective obligations hereunder, including any post-termination obligations under Section 24 and the payment of any arbitral award or other judgment against such Person relating to matters arising out of this Agreement; provided, however, that if no arbitration under Section 26.2 is pending against any of the foregoing Persons on the second anniversary of the Effective Termination, the Lien created pursuant to Section 7.24.1 shall terminate on such second anniversary date.
7.25.Food Safety and Quality. Each Master Franchisee Party agrees that the ability of McDonald’s Restaurants to deliver safe and high-quality products that consistently meet the Standards is of critical importance to the continued success of the System. As such, Master Franchisee Parties shall comply with all Standards relating to food safety and quality, including supplier management, sourcing (including raw materials), distribution, food preparation, handling, cooking, storage, delivery and disposition of food products, auditing and testing. Master Franchisee shall have a crisis management process for food safety, hygiene and quality issues in place, and regularly review and update such process to ensure it is current. Master Franchisee shall regularly (at least annually) train and educate Key Employees on this crisis management process and document such trainings. From time to time, McDonald’s Group may update Standards relating to food safety, hygiene and quality as it deems advisable, including due to advances in science, technology and changes in regulatory requirements. Master Franchisee shall participate in annual trainings and calibrations to stay current on McDonald’s expectations and standards in the area of food safety and quality.
8.Obligations of Beneficial Owner and Owner Entities
8.1.Obligations of Owner Entities. All interests of the Owner Entities, whether direct or indirect, in any Franchised Restaurant or any other McDonald’s-related business (including, for the avoidance of doubt, any Real Estate related to any Franchised Restaurant or any other McDonald’s-related business) in the Territories shall be held by Parent through Curacao Entity, which in turn shall hold such interests through Netherlands Subholding, LatAm or Master Franchisee. Except with the prior consent of McDonald’s, Master Franchisee, LatAm and Netherlands Subholding shall each own, directly or indirectly, 100% of the Equity Interests of each of its respective Subsidiaries, Parent shall directly own 100% of the Equity Interests of Curacao Entity and, except as expressly set forth in Exhibit 1, Curacao Entity shall own, directly or indirectly, 100% of the Equity Interests of each Arcos Subsidiary (other than, in each case, any directors’ qualifying shares and joint ventures existing on the Effective Date) and neither any Master Franchisee Party nor any Owner Entity shall enter into any partnership, joint venture or similar arrangement.
8.2.Obligations of Beneficial Owner. Beneficial Owner shall at all times during the Regular Term own directly not less than 30% of the aggregate Economic Interests and 51% of the aggregate Voting Interests of Parent and indirectly not less than 30% of the aggregate Economic Interests and 51% of the aggregate Voting Interests of Curacao Entity, Master Franchisee, LatAm and Netherlands Subholding.
9.Suppliers
9.1.Approved Suppliers; Supplier Criteria. The Master Franchisee Parties and any Franchised Restaurant shall be entitled to use and acquire Restricted Products from vendors that are (a) Existing Suppliers and (b) not Existing Suppliers (a “New Supplier” and, together with Existing Suppliers, the “Approved Suppliers”); provided that each (a) such vendor meets the Supplier Criteria; and (b) New Supplier is approved by McDonald’s. Master Franchisee shall identify and pre-approve each New Supplier at its sole expense and shall reimburse McDonald’s for any expense it incurs in connection with the approval of any vendor.
9.2.Restricted Product. If any Master Franchisee Party wishes to purchase any Restricted Product from a supplier that is not an Approved Supplier, in addition to such requirements as set forth in Section 9.1, McDonald’s may require, as conditions to its approval, that: (a) its representatives be permitted to inspect the supplier’s facilities; (b) such information, specifications and samples as McDonald’s reasonably designates be delivered to McDonald’s Group and/or to an independent, certified laboratory designated by McDonald’s for testing before granting approval; and (c) the Restricted Product proposed to be supplied by such supplier meet the specifications specified by McDonald’s Group (including specifications on the sensory profile of the relevant Restricted Product). Each Master Franchisee Party acknowledges and agrees that: (i) McDonald’s may have only one (1) Approved Supplier for a Restricted Product; (ii) members of the McDonald’s Group may be Approved Suppliers (including as the sole Approved Supplier); and (iii) as of the Effective Date, Franchisee must source all Required Technology and Conditions-Based Technology from Approved Suppliers designated by McDonald’s, and is not permitted to propose any alternative supplier for such Restricted Product; provided that Master Franchisee may request exceptions to technology-related Standards, including the Technology Standards, through the Strategic Relationship Committee, which shall discuss such request in consultation with McDonald’s Global Information Technology group, and, following such discussions, McDonald’s shall grant any such exceptions in its reasonable discretion.
9.3.Other Products and Services. If a product or service is not a Restricted Product, then Master Franchisee and any Franchised Restaurant may acquire and use such product from any vendor or Distributor if and so long as such product or service complies with the Standards.
9.4.Global Suppliers. If McDonald’s or any of its Affiliates enters into any global supply arrangement with any supplier or other vendor for any products or services (a “Global Supplier”), it shall notify Master Franchisee and, if Master Franchisee so requests, shall provide Master Franchisee with information regarding such global supply arrangement, including contact information. At the option and upon request of Master Franchisee, McDonald’s shall cooperate in facilitating an agreement between Master Franchisee and such Global Supplier; provided, however, that such cooperation shall be conditioned upon (a) a commitment by Master Franchisee or any applicable Franchisee to acquire and use such products and services for a period of not less than two years and exclusively in all Franchised Restaurants; (b) the compliance by the Master Franchisee Parties or such Franchisee with all related protocols or other requirements of such Global Supplier; and (c) the compliance by the Master Franchisee Parties with all of the terms and conditions of this Agreement.
9.5.Ownership Interest in Approved Suppliers. Without limiting the generality of Section 7.7, no Owner Entity, Master Franchisee Party, Woods W. Staton or Approved Successor shall own, directly or indirectly (through an Affiliate or otherwise), any Equity Interests in any Approved Supplier or any other vendor, manufacturer, Distributor or supplier that supplies any Product or Service to the Master Franchise Business, including any landlord and lessor of any Approved Supplier or such other vendor, manufacturer, Distributor or supplier, in each case, other than Axionlog.
9.6.McDonald’s Rights to Add or Terminate Approved Supplier. If McDonald’s determines that any product or service offered by any Approved Supplier is not in compliance with the applicable Standards, then McDonald’s shall have the right to terminate such Approved Supplier with respect to such product or service. In such event, Master Franchisee shall, and shall cause its Subsidiaries and (to the extent permitted by the relevant Franchise Agreement) Franchisees to, as promptly as reasonably practicable cease doing business with the applicable vendor or Distributor and, at McDonald’s request, return or destroy all non-complying products held in inventory. McDonald’s may designate any other vendor of Distributor as an Approved Supplier with respect to such product or service.
9.7.Restrictions on Suppliers. Each Master Franchisee Party will not permit its suppliers (including any Approved Suppliers) to use their relationship with the Master Franchisee Party and the Franchised Restaurants to promote the supplier’s published client lists or marketing materials unless McDonald’s, in its sole judgment, approves such request in writing in advance.
10.McDonald’s General Services
10.1.Communications; Visits; Additional Services. McDonald’s shall advise and consult with Master Franchisee periodically in connection with the operation of the Master Franchise Business and the Franchised Restaurants and, upon Master Franchisee’s written request, at other reasonable times during normal business hours in the applicable Territory. McDonald’s shall communicate to Master Franchisee know-how, new developments, techniques and improvements in areas of restaurant management, food preparation and service that are pertinent to the operation of a McDonald’s Restaurant. These communications shall be in the form that McDonald’s, in its sole discretion, deems to be most appropriate in the circumstances and may be accomplished through, among other means, visits made by McDonald’s employees, through printed and filmed reports, seminars and / or newsletter mailings or through electronic communications, including e-mail. McDonald’s or one of its Affiliates shall also make available to Master Franchisee, as determined by McDonald’s in its sole discretion, such additional services, facilities, rights and privileges relating to the operation of McDonald’s Restaurants outside the United States of America that McDonald’s makes generally available from time to time to its franchisees.
10.2.Operations Manuals. The Operations Manuals contain Standards for the System and other information applicable to Master Franchisee’s and its Franchisee’s obligations under this Agreement, and McDonald’s may at any time amend or supplement the Operations Manuals in its sole discretion and without notice to any other Party. Master Franchisee shall comply with the Operations Manuals, as so amended or supplemented. Master Franchisee may translate the Operations Manuals or applicable portions thereof into the local language of each Territory at its sole expense, and McDonald’s shall own all rights in each such translation, which shall thereafter constitute Copyrights. If any translation of the Operations Manuals or any portion thereof is available to McDonald’s, McDonald’s shall use its reasonable efforts to provide access thereto to Master Franchisee and its Franchisees. In the event of any dispute as to the contents of the Operations Manuals or the substance or interpretation of any provision thereof, the terms of the master copy of the Operations Manuals (English language version) maintained by McDonald’s at its principal place of business shall be controlling. Master Franchisee acknowledges and agrees that, as between Master Franchisee and McDonald’s, it is solely responsible for assuring that the Operations Manuals and the standards, specifications, operating procedures and other obligations contained therein comply with all Applicable Laws applicable to Master Franchisee and/or the Master Franchise Business (it being understood that, notwithstanding any of the foregoing, in the event that Master Franchisee’s internal or external legal advisor reasonably determines that the Operations Manuals, or any such standards, specifications, operating procedures and other obligations, does not comply with Applicable Law, it shall not be required to adopt, use or comply with the Operations Manuals or any such standards, specifications, operating procedures; provided that Master Franchisee shall promptly provide details of such determination to McDonald’s if requested by McDonald’s in writing).
11.Certain Matters Relating to Franchisees
11.1.New Franchisees; Transfers.
11.1.1.Each Master Franchisee Party may enter into or renew a Franchise Agreement with, or Transfer any Franchise Agreement to, any Person, provided that (a) such Person is an Existing Franchisee or such Person (including, in the case of any renewal of a Franchise Agreement, the applicable Franchisee) is pre-approved by Master Franchisee (a “New Franchisee” and together with the Existing Franchisees, the “Franchisees”) in accordance with a franchisee approval process approved by McDonald’s and that contains the elements specified in Exhibit 8 (the “Franchisee Approval Process”); (b) in the case of any Existing Franchisee, such Existing Franchisee is in compliance with each of its Franchise Agreements; and (c) the entry into such Franchise Agreement is not inconsistent with the applicable Business Plan.

11.1.2.Promptly following its pre-approval of a Franchisee, Master Franchisee shall provide McDonald’s with the following: (a) the full legal name of the Franchisee and each Person that has any direct or indirect Equity Interest in such Franchisee; (b) an electronic image of the related Franchise Agreement; and (c) such other information as McDonald’s may request from time to time.
11.2.Franchise Agreements.
11.2.1.Any franchise agreement, including any amendment or renewal thereof, entered into with respect to a New Franchisee shall be substantially in the form set forth in Exhibit 9, subject to any deviations required based on Applicable Law (each, a “New Franchise Agreement” and together with the Existing Franchise Agreement, the “Franchise Agreements”).
11.2.2.If any Master Franchisee Party or any Franchisee seeks to (a) amend any Existing Franchise Agreement (x) that relates to a Franchised Restaurant that is not a Master Franchisee Restaurant, then the relevant Master Franchisee Party shall use its best efforts to cause such amendment to reflect the form of the New Franchise Agreement to the extent not already reflected therein; or (y) that relates to a Franchised Restaurant that is a Master Franchisee Restaurant, then the relevant Master Franchisee Party shall not amend the Existing Franchise Agreement without the prior consent of McDonald’s; or (b) renew any Franchise Agreement, then (x) the relevant Master Franchisee Party shall effect such renewal only by entering into a New Franchise Agreement with the applicable Franchisee; and (y) subject to the terms and conditions of Section 5.2, shall charge a Royalty that is not less than the rate then applicable hereunder for purposes of calculating Royalties.
11.2.3.Each Master Franchisee Party shall only enter into a Franchise Agreement with a Franchisee for a particular Franchised Restaurant in a particular Territory. No Master Franchisee Party shall enter into a Franchise Agreement or any other agreement or understanding in respect of franchise rights, whether express or implied, that would grant it rights with respect to an entire Territory or any region or sub-division thereof, nor shall any Master Franchisee Party enter into a Franchise Agreement if, after giving effect to such Franchise Agreement, such Person would be the sole Franchisee with respect to any Territory or subdivision thereof.
11.2.4.Each Master Franchisee Party shall provide to each Franchisee any disclosure document or other information required to be so delivered under Applicable Law in connection with the entry into a Franchise Agreement or otherwise.
11.2.5.No Franchise Agreement shall be extended without the prior consent of McDonald’s.
11.3.Actions with Respect to Franchisees. Each Master Franchisee Party shall, at its sole expense:
11.3.1.Cause each Franchise Agreement to be timely registered with any appropriate Governmental Authority as and to the extent required by Applicable Law.
11.3.2.Take all actions necessary to enforce each Franchise Agreement strictly in accordance with its terms and to ensure each Franchisee is in compliance with the System.

11.3.3.In addition to services under the Training Program, provide reasonable levels of assistance to each Franchisee and to the Restaurant Managers to promote and enhance the operation of the System and the Franchised Restaurants and the goodwill or reputation associated with the Trademarks and other Intellectual Property.
11.3.4.Notwithstanding anything in this Agreement to the contrary, with respect to any Existing Franchise Agreement, and any Franchisee with respect to any such Existing Franchise Agreement, in no event shall any Master Franchisee Party be required hereunder to ensure any such Franchisee complies, or cause any such Franchisee to comply with, any new or amended obligations hereunder as compared to the A&R MFA to the extent such new or amended obligation is not included in the Existing Franchise Agreement with respect to such Franchisee; provided that Master Franchisee shall ensure any renewal or extension of an Existing Franchise Agreement shall be in accordance with Section 11.2 (other than any such renewal or extension which is as of right, in which case Master Franchisee shall use commercially reasonable efforts to ensure such renewal or extension shall be in accordance with Section 11.2).
12.Training
12.1.Training Provided by McDonald’s. Each of the following employees shall be deemed to be a key employee (a “Key Employee”): (a) each Managing Director; (b) the Chief Executive Officer; (c) the Chief Operating Officer; (d) the Chief Financial Officer; (e) the chief people officer; (f) the director of training; (g) the chief of development; (h) the chief of franchising; (i) the Chief Marketing Officer; (j) the chief of technology officer; and (k) any other employee as may from time to time be designated by McDonald’s as a Key Employee. Each Key Employee shall undergo training that is comparable in all material respects to training provided to employees of McDonald’s having comparable positions, tenure and responsibilities. If and to the extent McDonald’s produces new training materials for its employees generally, McDonald’s shall make such materials available to Master Franchisee upon written request.
12.2.Training Provided by Master Franchisee. Master Franchisee shall provide initial and ongoing training (including “refresher” training at reasonable intervals) for all personnel of Master Franchisee, its Subsidiaries and Franchisees and the Franchised Restaurants, other than Key Employees, that is consistent with the Global Training Standards (the “Training Program”). Master Franchisee may charge fees to attend the Training Program but any such fees must be consistent, on a pro rata basis, with the fees charged to students attending training seminars at Hamburger University in São Paulo, Brazil. The Training Program shall be deemed property of McDonald’s as a “work made for hire” and shall constitute a Copyright hereunder. There shall be at all times at least one manager for each Franchised Restaurant who has completed such curriculum that McDonald’s may designate from time to time for restaurant managers.
12.3.Certain Training Facilities. Pursuant to the Hamburger University License Agreement, McDonald’s has, among other things, licensed Master Franchisee to use the “Hamburger University” mark subject to the terms and conditions set forth therein. If Master Franchisee elects to provide all or any component of the Training Program through any other dedicated institution, it shall so advise McDonald’s and provide McDonald’s with such information regarding such institution as McDonald’s may request. Master Franchisee shall not be entitled to create or use any such facility or to use the “Hamburger University” mark (or any mark confusingly similar thereto) in the name of such institution, without the prior consent of McDonald’s and the entry into of a license agreement containing certification requirements and other terms and conditions identical in all material respects to the Hamburger University License Agreement.
13.Business Plans; Restaurant Maintenance, Reimaging and Modernization
13.1.Business Plans.
13.1.1.McDonald’s and Master Franchisee shall separately agree upon: (a) the Restaurant Opening Plan for the initial ten (10) years of the Terms; (b) the Reinvestment Plan for the initial three (3) years of the Terms; (c) the Strategic Marketing Plan for the first (1st) year of the Terms; and (d) the Franchising Plan for the initial three (3) years of the Terms.
13.1.2.Not later than six (6) months prior to the expiration of each Component Plan, Master Franchisee shall prepare and present to McDonald’s a proposed successor Component Plan. Each successor Component Plan shall be in a form, scope and duration substantially similar to the then-existing Component Plan, unless otherwise mutually agreed by Master Franchisee and McDonald’s in writing. The Parties shall negotiate in good faith to finalize the terms of each successor Component Plan, including its effective date. Master Franchisee shall implement each agreed Component Plan (including agreed successor Component Plans) in accordance with its terms.
13.1.3.Each Franchising Plan shall specify that in each year of such Franchising Plan no more than 50% by number of the Franchised Restaurants (excluding Satellites) are owned, operated or managed by Franchisees who are not Master Franchisee Parties and otherwise comply with the restrictions set forth in Section 7.17.4.
13.1.4.[Reserved].
13.1.5.[Reserved].
13.1.6.[Reserved].
13.1.7.If McDonald’s and Master Franchisee fail to reach agreement with respect to the terms of any subsequent Reinvestment Plan prior to the expiration of the then-applicable Reinvestment Plan, then Master Franchisee shall, in each year after the expiration of such Reinvestment Plan pending effectiveness of the subsequent Reinvestment Plan, reinvest in the applicable Territory reinvestment amounts that are, in the aggregate and in U.S. Dollar terms, at least 20% greater than the amounts reinvested in the preceding Reinvestment Plan.
13.2.Restaurant Maintenance, Reimaging and Modernization.
13.2.1.General Obligations. Each Master Franchisee Party acknowledges that its obligation to Maintain and Repair and Reimage and Modernize the Franchised Restaurants will result in such Master Franchisee Party having to adequately plan for and make significant capital and operating expenditures in order to meet such obligation. Master Franchisee shall prepare and present to McDonald’s roadmaps or plans outlining in reasonable detail any Maintenance, Repair, Reimage or Modernization, or any other significant project or capital expenditure, prior to implementation thereof.

13.2.2.Maintenance and Repair. Each Master Franchisee Party must perform Maintenance and Repair to maintain their respective Franchised Restaurants in good working order.
13.2.3.Reimage and Modernization. Each Master Franchisee Party must Reimage and Modernize their respective Franchised Restaurants in compliance with the Standards. The Reimaging and Modernization expenditures for each year shall be included as part of the annual restaurant reinvestment budget in the relevant Reinvestment Plan. The Master Franchisee Parties and McDonald’s will work together during the Reinvestment Plan process to identify the Reimage and Modernization projects, based on then-current Standards. Without prejudice to the foregoing, Master Franchisee and McDonald’s shall separately agree to a target to be set forth in the Reinvestment Plan for (a) the aggregate number of Eligible Franchised Restaurants to be Reimaged and Modernized during each calendar year of the Terms and (b) the frequency at which each Eligible Franchised Restaurants must be Reimaged and Modernized. Any Modernization, including for the avoidance of doubt the development and implementation of any menu boards, digital menu boards or outdoor digital menu boards, shall be carried out only with Approved Suppliers and in accordance with the Standards.
13.2.4.Existing Restaurants. Without limiting the generality of the foregoing, with respect to the Existing Master Franchisee Restaurants, the Master Franchisee Parties must Maintain and Repair, Reimage and Modernize the Existing Master Franchisee Restaurants in compliance with the Reinvestment Plan.
13.3.Menu Plan. McDonald’s and Master Franchisee shall mutually agree, annually during the final Arcos Phase 2 planning meeting, on the Menu Plan for each Territory that is either the subject of a Business Review or a market visit during a specified year. Each Menu Plan shall include non-core and core Menu Items. Master Franchisee shall only offer and sell new Menu Items so long as the new Menu Item is consistent with the Standards and/or has been previously agreed in writing by McDonald’s before the final Arcos Phase 2 planning meeting.
13.4.Review of Initial Restaurant Opening Plan. During the calendar year 2029, Master Franchisee and McDonald’s shall jointly review and discuss the initial Restaurant Opening Plan for the initial 10 years of the Terms to consider whether any adjustments are appropriate, following the same methodology used to set such Restaurant Opening Plan. Following such review and discussion, the initial Restaurant Opening Plan shall be amended as mutually agreed between Master Franchisee and McDonald’s. For the avoidance of doubt, no Party shall be under any obligation to agree to any amendments pursuant to this Section 13.4 and in the absence of agreement between Master Franchisee and McDonald’s on such amendments, the Restaurant Opening Plan for the initial 10 years of the Terms shall continue to apply.
13.5.Failure to Comply with Restaurant Opening Plan or Reinvestment Plan. If the Master Franchisee Parties fail to comply with any Restaurant Opening Plan or Reinvestment Plan, McDonald’s shall be entitled to the remedies in accordance with Section 23.3, provided that, prior to McDonald’s exercise of any of the remedies set forth in Section 23.3, (i) such failure shall be discussed by the Strategic Relationship Committee in accordance with Section 16 and (ii) McDonald’s shall, in its sole discretion, consider whether to grant the Master Franchisee Parties the opportunity to remediate such failure; provided that, for the avoidance of doubt, McDonald’s shall not be under any obligation to grant such opportunity.

14.Advertising, Marketing and Promotion Materials and Activities; Packaging
14.1.Strategic Marketing Plan.
14.1.1.Master Franchisee shall create, develop, prepare, coordinate and implement a Strategic Marketing Plan with respect to each Territory.
14.1.2.Each Strategic Marketing Plan shall, subject to the terms and conditions of any other agreement between the Parties, obligate Master Franchisee to aggregate expenditures to implement the Strategic Marketing Plan in an amount not less than 5% of Gross Sales of all Franchised Restaurants in the Territories (the “Mandatory Marketing Commitment”); provided, however, that such amount shall be reduced for any Franchised Restaurant subject to an Existing Franchise Agreement to the extent such Existing Franchise Agreement requires lesser expenditures for such purposes. Master Franchisee shall be entitled to cause Franchisees to contribute to expenditures contemplated by the Strategic Marketing Plan no less than 5% of Gross Sales of their respective Franchised Restaurants, but in no event in excess of the commitment specified in any Existing Franchise Agreement in the case of any Existing Franchisee.
14.1.3.The Master Franchisee Parties shall develop, create, produce, manufacture, print, distribute, broadcast, publish and display Materials and conduct related advertising, promotional and marketing activities in connection with each Strategic Marketing Plan. All Materials and related advertising, promotional and marketing activities shall (a) be accurate, factually correct and not misleading; (b) be brand-enhancing and consistent with McDonald’s brand image and guidelines so as not to diminish in any way the goodwill or reputation associated with the Intellectual Property; and (c) conform to Applicable Law, the Standards and the highest standards of ethical advertising and marketing. In order to protect the goodwill and integrity associated with the Intellectual Property and McDonald’s brand image, McDonald’s reserves the right to review and approve such Materials and related advertising, promotional and marketing activities in advance. In the event that McDonald’s requests in writing to review and approve any Materials, or with respect to any Materials that require McDonald’s approval under the Golden Arches Code, the Master Franchisee Parties shall submit such Materials for approval through the “Global Review Center” or the relevant equivalent tool. If McDonald’s fails to grant any such approval within ten (10) Business Days of its receipt of such submission, such submission shall be deemed to be disapproved. McDonald’s may at any time direct Master Franchisee or any of its Subsidiaries or any Arcos Subsidiary or Franchisees to cease the use, distribution, publishing, display and/or broadcast of any Materials, any element or portion of a Strategic Marketing Plan or any related advertising, marketing or promotion activities determined by McDonald’s in its reasonable discretion to be inconsistent with the Standards or otherwise detrimental to McDonald’s brand image, and Master Franchisee shall take all steps necessary to comply with such direction at it sole expense.
14.1.4.Except for the contributions, costs and expenses described in this Section 14.1.4, the balance of the Mandatory Marketing Commitment shall only be used in accordance with the Mandatory Marketing Commitment Guidelines. Local marketing and communication expenditures (including expenditures related to local store marketing activities) do not include amounts spent for products and services which McDonald’s, in its sole judgment, deems inappropriate for these purposes, such as loyalty-related costs, cost of packaging, samples, Internet and travel expenses, employee discounts, employee free allowances, and Master Franchisee’s internal costs to support such activities (such as employee salaries). Upon McDonald’s request, Master Franchisee shall promptly provide all necessary documents and information to establish its compliance with this Section 14.1.
14.2.Global Marketing Activities.
14.2.1.Master Franchisee acknowledges and agrees that McDonald’s and its Affiliates may enter into agreements relating to global, regional and other advertising, promotional and marketing alliances intended for the benefit of the System as determined by McDonald’s and its Affiliates in their discretion and may establish programs to fund activities undertaken by such alliances. Master Franchisee authorizes McDonald’s and its designees to negotiate such agreements on its behalf and agrees to be bound by and comply with such agreements and to deliver the types and levels of promotional support in connection with such alliances as directed by McDonald’s from time to time. Master Franchisee shall pay to McDonald’s in respect of the funding of such alliances an amount up to 0.2% of Gross Sales of all Franchised Restaurants in the Territories. Amounts contributed pursuant to this Section shall be credited against the Mandatory Marketing Commitment for the Territories.
14.2.2.Master Franchisee acknowledges and agrees that McDonald’s and its Affiliates may enter into agreements relating to global, regional and other marketing programs intended for the benefit of the System as determined by McDonald’s and its Affiliates in their discretion, including various “Happy Meal” programs. Master Franchisee authorizes McDonald’s and its designees to negotiate such agreements on behalf of Master Franchisee, its Subsidiaries and Arcos Subsidiaries and agrees to be bound by and comply with such agreements and to deliver the types and levels of promotional support in connection with such programs as directed by McDonald’s from time to time.
14.2.3.Master Franchisee acknowledges that, prior to the Effective Date, McDonald’s or its Affiliates may have entered into agreements with respect to future marketing programs to take place in one or more Territories and Master Franchisee agrees to be bound by and comply with such agreements, provided that McDonald’s shall have notified Master Franchisee thereof prior to the Effective Date.
14.3.Brand Commitments. From time to time, McDonald’s Group may make commitments on behalf of all or a group of McDonald’s Restaurants in sourcing, sustainability, nutrition, ingredients and various areas that are designed to help enhance the brand image of the System (collectively, “Brand Commitments”) and will publicize those Brand Commitments externally. If and to the extent that McDonald’s Group has or develops any such Brand Commitments that include all or a portion of a Territory, the Master Franchisee Parties shall, to the extent permitted by Applicable Law, participate in and comply with the applicable Brand Commitments at their sole cost and expense and shall assist McDonald’s Group in timely meeting and reporting on such Brand Commitments, including by providing, and ensuring its applicable suppliers provide, to McDonald’s Group responsive, complete and reliable information to adequately substantiate any claims or representations relating to, or progress with respect to, such Brand Commitments in the relevant Territory. Any expenditures that the Master Franchisee Parties incur in connection with publicizing the Brand Commitments (including media, agency fees and the production of creative assets) shall be counted towards the satisfaction of the Mandatory Marketing Commitment. For the avoidance of doubt, any expenditures that the Master Franchisee Parties incur in connection with complying with any Brand Commitments or in assisting McDonald’s Group in meeting and reporting on such Brand Commitments shall not be counted towards the satisfaction of the Mandatory Marketing Commitment.
14.4.Promotional Activities and Materials.
14.4.1.Master Franchisee shall ensure that any Promotional Activities that are in the nature of a promotional game (including, e.g., sweepstakes, contests and raffles), as determined by McDonald’s in its sole judgment, shall be carried out through a certified games agency approved by McDonald’s, unless otherwise approved by McDonald’s in writing prior to any such engagement.
14.4.2.Without McDonald’s specific prior written consent, the Master Franchisee Parties shall not, and shall procure that their Franchisees shall not, (i) commercialize any customer loyalty program with third parties; (ii) make any changes to any payback structure, partners or partnerships of any customer loyalty program; or (iii) make any significant changes to any customer loyalty program or to any rewards catalogue.
14.4.3.The Master Franchisee Parties shall comply with the Branded Merchandise, Apparel and Accessories Safety Process in connection with the production and distribution of any promotional items, premiums, self-liquidating premiums, giveaways, catalog items, retail licensed items, merchandise, apparel and accessories that include any Intellectual Property.
14.5.Website and Social Media.
14.5.1.System Platforms. McDonald’s Group may develop and maintain one or more websites, applications, software or other programs, digital platforms or communications channels, that are designed to facilitate the electronic display and/or communication of content (whether through the Internet, online, mobile, digital or any other electronic means existing now or in the future) to allow ordering by customers of McDonald’s Restaurants, sending of offers, coupons and marketing communications, generally engaging with customers of McDonald’s Restaurants, and the advertising, marketing or promotion of any Menu Items, McDonald’s Restaurants, McDonald’s Restaurant franchise opportunities or any other related products or services (collectively “System Platforms”). McDonald’s Group may periodically update and modify the System Platforms, and may, in its sole judgment, discontinue any or all System Platforms upon reasonable advance written notice to Master Franchisee. At McDonald’s request, Master Franchisee shall (at its cost) provide information and Materials to be included in and/or communicated via the System Platforms (the “Local Store Content”). By providing this information and Materials to McDonald’s, Master Franchisee will be representing to McDonald’s that they are accurate and not misleading, do not infringe upon any third party’s rights, and comply with the Standards and Applicable Law. McDonald’s Group will own all Intellectual Property and other rights in the System Platforms (including the Local Store Content), and all information they contain (including the domain name or URL for all web pages, “apps,” and the like). Nothing in this Section 14.5.1 limits McDonald’s Group’s right to maintain any other websites, applications, software or other programs, digital platforms or communications channels (whether existing now or in the future), other than the System Platforms or to offer and sell services and products bearing the Trademarks from the System Platform, another website, application software, digital platform or program, or otherwise over the Internet, online or through any mobile or virtual platforms without payment or obligation of any kind to Master Franchisee.
14.5.2.Electronic Properties. McDonald’s Group has the absolute right and interest in and to all telephone numbers, telephone directory listings, domain names, websites, search engines, electronic, digital, online and/or Internet platforms, Social Media, applications software, programs and other electronic, digital or online media, or communication platforms (whether existing now or in the future) associated with the Master Franchise Business (the “Electronic Properties”), whether as part of System Platforms or otherwise maintained by Master Franchisee or third parties, and Master Franchisee authorizes McDonald’s to direct all applicable Persons to transfer such Electronic Properties to McDonald’s or its designee at McDonald’s request. All Persons may accept this Agreement as conclusive of McDonald’s Group’s right to such Electronic Properties, and this Agreement shall constitute the authority from Master Franchisee to all Persons to transfer all such Electronic Properties to McDonald’s or its designee.
14.5.3.Social Media. The Master Franchisee Parties shall comply with the Standards and Applicable Law with regard to their authorization to use, and use of, Social Media, that in any way references any Intellectual Property or involves the System, the Master Franchise Business, or McDonald’s Restaurants. The Master Franchisee Parties shall use commercially reasonable efforts to include a location identifier in all Materials posted on Social Media to differentiate the Master Franchise Business from McDonald’s Group (it being understood that the Parties shall reasonably cooperate in good faith with respect to any Social Media posts with respect to Puerto Rico or any U.S. Virgin Islands or French region included in the Territories). It is the Master Franchisee Parties’ responsibility to review all proposed Materials for Social Media. The Master Franchisee Parties shall use commercially reasonable efforts to ensure all of their employees comply with their Social Media policies, which the Master Franchisee Parties shall adopt in compliance with the Standards and Applicable Law.
14.5.4.Without McDonald’s specific prior written consent, the Master Franchisee Parties shall not, and shall procure that their Franchisees shall not, use any System Platform, Electronic Properties, Social Media or any other platform relating to the Master Franchise Business, whether real or virtual, to promote any third party Intellectual Property.
14.6.Premiums. Master Franchisee shall ensure that all premiums, including “Happy Meal” premiums, self-liquidating premiums and premiums for profit, to be distributed, sold or promoted in connection with the Franchised Restaurants comply with Applicable Law and the Standards and shall be brand-enhancing and consistent with McDonald’s brand image so as not to diminish in any way the goodwill or reputation associated with the Intellectual Property, and shall be tested and approved in advance by a safety-testing lab approved by McDonald’s in accordance with the schedule and frequency determined by such safety-testing lab, at Master Franchisee’s sole expense. All premiums relating to global marketing activities referred to in Section 14.2 shall also be subject to McDonald’s prior approval.
14.7.Competitive Market Data. Master Franchisee shall, at its sole cost and expense, participate in programs and tools designated by McDonald’s from time to time that are designed to track and diagnose business performance, including periodic industry surveys or compilations of competitive market data (including “Fast Track” and “NPD Crest” (where available)), and shall promptly provide the results of such surveys and related reports to McDonald’s as directed by McDonald’s. Master Franchisee shall retain, at Master Franchisee’s sole cost and expense, a qualified consultant to provide pricing analysis and recommendations for Menu Items offered in the Franchised Restaurants. Master Franchisee shall also provide to McDonald’s product mix data (P-Mix) and return on marketing spend analyses as directed by McDonald’s.
14.8.Subscription Services. Without McDonald’s specific prior written consent, the Master Franchisee Parties shall not, and shall procure that their Franchisees shall not offer any subscription service (whether paid or free of charge) to any customers.
15.Intellectual Property
15.1.Rights. The Master Franchisee Parties’ right to use the Intellectual Property is derived solely from this Agreement. McDonald’s owns or has the right to license the Intellectual Property and all goodwill associated with the Intellectual Property. Subject to the limitations set forth in this Agreement, including strict compliance with conditions set forth in this Section 15, McDonald’s grants to the Master Franchisee Parties the non-exclusive right to use, and to sublicense their Franchisees to use, the Intellectual Property solely in connection with the development, ownership, operation, promotion and management of the Franchised Restaurants in each Territory, and to engage in related advertising, promotional and marketing programs and activities. Without McDonald’s specific prior written consent, the Master Franchisee Parties shall not adopt or use any other trademarks (including product names, slogans and logos), service marks, domain names or other identifiers in connection with the Master Franchise Business.
15.2.Intellectual Property Standards. Development, ownership, operation, promotion, management and sublicensing of the Franchised Restaurants and all uses of the Intellectual Property by the Master Franchisee Parties and their Franchisees shall meet or exceed the applicable Standards and shall comply with Applicable Law. The Master Franchisee Parties shall use, affix and otherwise display, and shall require their Franchisees to use, affix and otherwise display the Intellectual Property strictly in conformity with the Standards, together with applicable trademark, patent and / or copyright designations / markings (including any legends designating McDonald’s or its licensor as owner of the Intellectual Property and proper patent markings on any applicable Patents and related materials and equipment), as it may be directed by McDonald’s from time to time in its sole discretion, and with any other specifications as McDonald’s may prescribe from time to time to promote and foster the goodwill represented by the Intellectual Property and the System or otherwise to protect or perfect McDonald’s and / or its licensor’s interests in the Intellectual Property. The Master Franchisee Parties shall and shall cause their Franchisees to immediately cease or modify any use of the Intellectual Property that is not in compliance with Applicable Law or the Standards or as otherwise instructed by McDonald’s, at the Master Franchisee Parties’ sole expense. The Master Franchisee Parties shall and shall cause their Franchisees to comply with all Standards applicable to advertising, promotions and creative review. The Master Franchisee Parties shall permit and shall requires their Franchisees to permit inspection by McDonald’s, at reasonable intervals during normal business hours, for the purpose of monitoring the use of the Intellectual Property by the Master Franchisee Parties and their Franchisees and verifying the presence of appropriate control measures with respect to compliance with the Standards.

15.3.Specimens. At McDonald’s request, the Master Franchisee Parties shall submit specimens of all signage, uniforms, packaging, Materials, stationary, business cards and other materials displaying, using or bearing the Intellectual Property or relating to the Franchised Restaurants to McDonald’s, at the Master Franchisee Parties’ sole expense, for McDonald’s review and approval prior to the Master Franchisee Parties’ or any Franchisee’s manufacture, printing, production, use, display, broadcast, distribution or sale of any of the foregoing and in accordance with procedures established by McDonald’s for such purposes from time to time. If McDonald’s fails to grant any required approval within ten Business Days of such submission, the submission shall be deemed to be disapproved.
15.4.Ownership. The Master Franchisee Parties acknowledge and agree and shall require their Franchisees to acknowledge and agree that the Intellectual Property and all rights therein and the goodwill pertaining thereto in each Territory belong to McDonald’s (or its licensor) and that all uses of the Intellectual Property in each Territory shall inure to and be for the benefit of McDonald’s (or its licensor). The Master Franchisee Parties and their Franchisees shall not directly or indirectly, (a) attack or impair the title of McDonald’s (or its licensor) to the Intellectual Property, the validity of this Agreement, or any of the registrations for or applications to register the Intellectual Property filed by or on behalf of McDonald’s (or its licensor); or (b) file any application to register or record any of the Intellectual Property, in whole or in part, or any other name, trademark or service mark relating to the Franchised Restaurants or that is identical or otherwise confusingly similar to or that might be dilutive of the Intellectual Property, including any trademark or service mark that uses “Mc” or “Mac,” anywhere in the world, unless requested by McDonald’s to do so and, in such event, subject to McDonald’s specific direction and written request.
15.5.No Assignment. Nothing contained in this Agreement shall be construed as an assignment to any Master Franchisee Party or any other Person of any right, title or interest in or to the Intellectual Property, it being understood and acknowledged by the Master Franchisee Parties that all use thereof in any Territory shall inure exclusively to and be for the benefit of McDonald’s (or its licensor), and the Master Franchisee Parties shall cause their Franchisees to acknowledge and agree that all use of the Intellectual Property shall inure exclusively to and be for the benefit of McDonald’s (or its licensor). Upon McDonald’s request, the Master Franchisee Parties shall execute and deliver and shall require their Franchisees to execute and deliver such documents as McDonald’s may deem necessary or desirable to use the Intellectual Property in conformity with Applicable Law or to protect the interests of McDonald’s and / or its licensor with respect thereto, including documents to record the Master Franchisee Parties and / or any Franchisee as users of the Intellectual Property or to protect the interests of McDonald’s and / or its licensor in the Intellectual Property.
15.6.Defense of Rights. The Master Franchisee Parties shall cooperate with McDonald’s for purposes of securing, preserving, protecting and defending McDonald’s (or its licensor’s) rights in and to the Intellectual Property and for purposes of securing, preserving, protecting and defending the rights granted to the Master Franchisee Parties hereunder as determined by McDonald’s in its discretion and at the Master Franchisee Parties’ sole expense, unless otherwise expressly agreed in writing by McDonald’s. Such cooperation shall include the filing, prosecuting and processing of any trademark, service mark or copyright application or registration, or other filings, and the recording of this Agreement and/or any Franchise Agreement with any appropriate Governmental Authority, all as may be requested by McDonald’s. The Master Franchisee Parties shall immediately notify McDonald’s of any objection to the use by any Master Franchisee Party or any Franchisee of any Intellectual Property or of any suspected infringement or imitation by others of any Intellectual

Property that may come to the attention of any Master Franchisee Party or any Franchisee. McDonald’s shall have sole discretion to control all challenges to the Intellectual Property, including the right to determine whether or not any formal legal action shall be taken on account of any alleged infringement or imitation (though nothing in this Agreement shall be construed as imposing an obligation on McDonald’s to take any such action) and the Master Franchisee Parties shall render all assistance as McDonald’s may request in connection therewith. McDonald’s may in its discretion bring and prosecute any claim or cause of action in its own name and join any Master Franchisee Party or any applicable Franchisee as a party thereto, or require any Master Franchisee Party to file an action in its own name to protect the Intellectual Property, subject to McDonald’s direction. The Master Franchisee Parties and their Franchisees shall not institute any action for infringement of the Intellectual Property, except to the extent that McDonald’s may so direct such Master Franchisee Party and then solely in accordance with such direction.
15.7.Registration. The Master Franchisee Parties shall cooperate with McDonald’s in (a) registering this Agreement or a summary version thereof with any applicable Governmental Authority within any Territory to the extent required or desirable to fully protect McDonald’s rights in the Intellectual Property under Applicable Law; (b) maintaining or perfecting such registration; and (c) canceling such registration upon termination or expiration of this Agreement. McDonald’s is authorized by the Master Franchisee Parties to cancel the registration of this Agreement with any applicable Governmental Authority within any Territory upon termination or expiration of this Agreement, for any reason, independent of any action executed by any Master Franchisee Party before such Governmental Authorities. Each Master Franchisee Party shall execute on behalf of itself and its Franchisees and deliver such documentation as may be necessary or desirable in connection with the foregoing, including any power of attorney as may be required by Applicable Law. The Master Franchisee Parties shall bear all costs that may be incurred by McDonald’s or its representatives in registering, perfecting, maintaining and canceling the registration of this Agreement as aforesaid.
15.8.Intellectual Property Created by Master Franchisee and its Franchisees.
15.8.1.To the extent permitted by Applicable Law, all ideas, concepts, techniques and materials relating to the System, the Intellectual Property and / or the Franchised Restaurants, any enhancements, improvements and / or derivative works of any of the foregoing, and any trademarks or service marks that are created by any Master Franchisee Party, any of its Subsidiaries or Franchisees or any of their respective employees or agents (the “Developed IP”) shall be immediately disclosed to McDonald’s and shall be deemed property of McDonald’s as “works made for hire” and shall constitute Intellectual Property hereunder.
15.8.2.To the extent that such Developed IP is not “works for hire,” each Master Franchisee Party shall, and shall cause such other Person to, immediately assign and does assign, all rights therein, including moral rights, to McDonald’s. The assignors of the Developed IP shall execute and deliver any documents requested by McDonald’s to confirm such assignment. If any such moral rights are not assignable under Applicable Law, the Master Franchisee Parties agree to waive and not to enforce any such moral rights, and to cause such other Persons to waive and not to enforce the same unless and until they have received the prior written consent of McDonald’s. If and to the extent that any rights in the Developed IP do not vest in the relevant member of McDonald’s Group, the Master

Franchisee Parties hereby grant to McDonald’s (or its designee) an exclusive (other than with respect to the Master Franchisee Parties), perpetual, royalty-free, worldwide license of such rights, with the right to further sublicense.
15.8.3.Each Master Franchisee Party and McDonald’s agree and acknowledge that the Initial Franchise Fees and Royalties payable by Master Franchisee and the Arcos Subsidiaries under this Agreement have been negotiated and determined with the understanding that all Developed IP will, pursuant to this Section 15.8, become the property of the relevant member of McDonald’s Group, or will be licensed to McDonald’s (or its designee) pursuant to an exclusive (other than with respect to the Master Franchisee Parties), perpetual, royalty-free, worldwide license of such rights (with the right to further sublicense), without further compensation owed to Master Franchisee or any Arcos Subsidiary by McDonald’s Group for such Developed IP.
15.8.4.None of the Master Franchisee Parties or any of their Subsidiaries or Franchisees is authorized to use, sell, distribute or license any products or materials incorporating the Intellectual Property outside of the operation of the Franchised Restaurants without McDonald’s prior consent. None of the Master Franchisee Parties or any of their Subsidiaries or Franchisees shall file, or suffer to be filed, any applications to register any Intellectual Property including, for the avoidance of doubt, any Developed IP, without McDonald’s prior consent.
15.9.Trademarks.
15.9.1.None of the Master Franchisee Parties or any of their Subsidiaries or Franchisees shall adopt or use any new “Mc” or “Mac” trademarks or service marks, or any other trademarks (including without limitation product names, slogans and logos), service marks or domain names in connection with the Franchised Restaurants, without McDonald’s prior consent.
15.9.2.None of the Master Franchisee Parties or any of their Subsidiaries or Franchisees shall use the Trademarks (or any component thereof):
(a)In conjunction with its corporate, business, trade or legal name or as a symbol, logo or other insignia;
(b)In conjunction with any prefix, suffix or other modifying terms, including any co-branding arrangements (which are subject to McDonald’s approval in its sole judgment), other than in any case where McDonald’s has expressly authorized or approved such use in writing;
(c)In relation to any unauthorized services or products;
(d)As part of any domain name, electronic address, electronic mail address, Internet home page, intranet, extranet or website (other than in any case where McDonald’s has expressly authorized or approved such use in writing); or
(e)In any manner not expressly authorized by this Agreement.

15.9.3.If so requested by McDonald’s in writing, the relevant Master Franchisee Party shall identify itself as the independent owner of its business, give notices of trademark and service mark registrations in the manner McDonald’s specifies, obtain such fictitious or assumed name registrations as may be required under Applicable Law to distinguish itself from McDonald’s and its Affiliates, and provide evidence of such Master Franchisee Party’s use of the Trademarks, both in form and content.
15.9.4.McDonald’s shall have the right to modify or discontinue the use by McDonald’s, any Master Franchisee Party or any of its Subsidiaries or any Franchisee of any Trademark or the specifications for use of any Trademark, or to require any Master Franchisee Party or any of its Subsidiaries or any Franchisee to commence use of new or substitute Trademarks. The Master Franchisee Parties shall, and shall require each of its Subsidiaries and each Franchisee to, promptly comply with any such changes at the Master Franchisee Parties’ or Franchisee’s sole expense. McDonald’s shall not have any obligation to reimburse any Master Franchisee Party or any of its Subsidiaries or any Franchisee for any expenditures made by any Master Franchisee Party or any Franchisee to modify or discontinue the use of any Trademark or to adopt additional or substitute trademarks, including any expenditures relating to any Franchised Restaurant or to advertising, promotional materials or signage.
15.9.5.The Master Franchisee Parties shall not permit any Approved Supplier to use its relationship with the System to promote such Approved Supplier’s business to the public or to include McDonald’s name / logo or the Trademarks in the Approved Supplier’s published client lists or marketing materials relating to such Approved Supplier’s products or services without McDonald’s prior consent.
15.9.6.None of the Master Franchisee Parties or any of their Subsidiaries or Franchisees shall do anything that does or could reasonably be expected to: (a) bring any of the Trademarks into disrepute; (b) cause any detriment or harm to the goodwill, reputation or value associated with the Trademarks; (c) affect the validity or enforceability of the Trademarks, including by allowing any of the Trademarks to become generic, diluted or prejudiced, or lose their distinctiveness (including on the grounds of non-use thereof), or (d) otherwise prejudice any registration or application for registration of any of the Trademarks.
15.10.Copyrights.
15.10.1.To the extent permitted by Applicable Law, if any Master Franchisee Party or any Franchisee creates any adaptations or derivative works based upon or incorporating any of the Copyrights, such Master Franchisee Party shall, and shall cause each such other Person to, assign to McDonald’s all right, title and interest that any of them may have or acquire in such adaptations and derivative work and waive any moral rights that have or may accrue to them. Each such adaptation or derivative work shall constitute Copyrights hereunder.
15.10.2.McDonald’s authorizes Master Franchisee to translate the Copyrights into foreign languages necessary in order to use the Copyrights pursuant to the Master Franchisee Rights. Master Franchisee represents and warrants that any such translation shall be accurate and complete. Master Franchisee acknowledges and agrees that any translation of the Copyrights shall be McDonald’s sole and exclusive property, and Master Franchisee assigns to McDonald’s all right, title and interest in each such translation. Any such translation shall constitute Copyrights hereunder. McDonald’s is expressly authorized by Master Franchisee to register such translation in its own name or in the name of any Affiliate of McDonald’s, with any applicable Governmental Authority within any Territory. Master Franchisee acknowledges that, in case of termination or expiration of this Agreement, McDonald’s may authorize the use of such translation to any third party in its sole discretion. Master Franchisee and Franchisees shall modify or discontinue use of Copyrights or adopt and use new, revised or additional Copyrights if instructed to do so by McDonald’s, at Master Franchisee’s and Franchisees’ sole expense.
15.11.Trade Secrets. Each Master Franchisee Party acknowledges that the Trade Secrets constitute McDonald’s valuable confidential and proprietary information. The Master Franchisee Parties shall and shall require their Franchisees to take all commercially reasonable steps to protect the confidentiality of the Trade Secrets and to prevent the unauthorized disclosure of the Trade Secrets, including employing the practices and procedures that it uses to protect its own trade secrets and other confidential or proprietary information. The Master Franchisee Parties shall restrict disclosure of the Trade Secrets to its employees, agents, Franchisees and other authorized Persons on a need-to-know basis and only after such Persons have been informed of, and are subject to obligations in writing to maintain, the Trade Secrets’ confidentiality. No Master Franchisee Party shall use, disclose or reproduce, or authorize any other Person to use, disclose or reproduce, the Trade Secrets for any reason or purpose except in connection with the operation of the Franchised Restaurants.
15.12.Names. Notwithstanding anything to the contrary in this Agreement, Master Franchisee may continue to use any legal name or “operating as” name that includes any Intellectual Property that may imply ownership by an Affiliate or Subsidiary of McDonald’s Corporation, including “Arcos Dorados.”
15.13.Restrictions on Purchase of Data. Without McDonald’s specific prior written consent, the Master Franchisee Parties shall not, and shall procure that their Subsidiaries and Franchisees shall not purchase any data from any third-party sellers (other than any data purchased from any reputable and internationally recognized third-party sellers (for example Meta, Google, Nielsen and Quantium), prioritizing, but not limited to, McDonald’s existing third-party data suppliers, in the ordinary course of business consistent with past practice, where the Master Franchisee Parties have conducted reasonable due diligence to validate that such third party has obtained the necessary consents in compliance with all Applicable Laws to permit the Master Franchisee Parties’ use of such data). To the extent any data is purchased from third-party sellers, the Master Franchisee Parties shall, and shall procure that their Subsidiaries and Franchisees shall, segregate or separately identify such purchased data as bought-in data, to ensure it is not co-mingled with data generated by the Master Franchise Business.
15.14.Certain Intellectual Property and Information Matters. Except in each case as set forth in this Agreement or any Franchise Agreement and without prejudice in each case to each Master Franchisee Party’s obligations under this Agreement (including, for the avoidance of doubt, Sections 7.12 and 19 and the remaining provisions of this Section 15):

15.14.1.in all cases notwithstanding anything to the contrary in Sections 7.12.2, 7.12.5, 7.13.5, 15.2 and 21, and Sections 7.2 and 9 of the Brazil MFA, McDonald’s hereby acknowledges and agrees, on behalf of itself and each other member of the McDonald’s Group, that, (i) as between each Master Franchisee Party, each Owner Entity, Beneficial Owner, and their respective Affiliates and each of their respective stockholders, directors, officers, employees, agents, attorneys-in-fact, representatives, consultants, independent contractors, designees, successors and assigns, and each such Person’s Related Parties and representatives (collectively, the “Arcos Parties”), on the one hand, and the McDonald’s Group, on the other hand, the McDonald’s Group shall be solely and exclusively liable for any and all Losses and Expenses in respect of any Claim by any third party arising from or relating to any access, use, analysis, processing, commercialization or transfer of any and all Arcos-Provided Developed IP or Arcos-Provided Information by or on behalf of any member of the McDonald’s Group for purposes unrelated to, and not for the benefit of, the Master Franchise Business (each, a “McDonald’s Use”), in each case, except to the extent arising from or relating to any breach, violation or failure of or on behalf of any Arcos Party to perform or comply with any of their respective representations, warranties or obligations arising out of or relating to this Agreement (other than with respect to Sections 7.12.2, 7.12.5, 7.13.5, 15.2 and 21, and Sections 7.2 and 9 of the Brazil MFA except where (A) any such breach, violation or failure of any such provision is or would also have been a breach, violation or failure as relates to the Master Franchise Business exclusively and independently of any McDonald’s Use and/or (B) a Master Franchisee Party, Owner Entity or Beneficial Owner is or would also be liable under Section 21 in connection with the Master Franchise Business, or Section 9 of the Brazil MFA in connection with the Brazilian Franchise Business (as defined in the Brazil MFA), in each case, exclusively and independently of any McDonald’s Use) or any Franchise Agreement (including the failure to comply with any applicable Standards) or under Applicable Law or any negligence, reckless misconduct or criminal act by or on behalf of any Arcos Party, and (ii) the rights assigned, and otherwise granted, by any Arcos Party to the McDonald’s Group hereunder with respect to the Arcos-Provided Developed IP and Arcos-Provided Information are assigned and granted by such Arcos Party to the McDonald’s Group on an “as is” and “where is” basis and the Arcos Parties hereby expressly disclaim to the fullest extent permitted by Applicable Law any and all representations and warranties of any kind with respect thereto, whether express, implied, statutory or otherwise, including any and all representations or warranties of merchantability, fitness for a particular purpose, quality, compliance with law, validity, title, enforceability or infringement, misappropriation or other violation of any third-party rights;
15.14.2. in all cases notwithstanding anything to the contrary in Sections 7.12.2, 7.12.5, 7.13.5, 15.2 and 21, and Sections 7.2 and 9 of the Brazil MFA, McDonald’s hereby agrees to indemnify, hold harmless and defend each Arcos Party from and against any and all Losses and Expenses in respect of any Claim by any third party arising out of, in connection with, or relating to, any McDonald’s Use, in each case, except to the extent arising out of, in connection with, or relating to, any breach, violation or failure of or on behalf of any Arcos Party to perform or comply with any of their respective representations, warranties or obligations arising out of or relating to this Agreement (other than with respect to Sections 7.12.2, 7.12.5, 7.13.5, 15.2 and 21, and Sections 7.2 and 9 of the Brazil MFA except where (A) any such breach, violation or failure of any such provision is or would also have been a breach, violation or failure as relates to the Master Franchise Business exclusively and independently of any McDonald’s Use and/or (B) a Master Franchisee Party, Owner Entity or

Beneficial Owner is or would also be liable under Section 21 in connection with the Master Franchise Business, or Section 9 of the Brazil MFA in connection with the Brazilian Franchise Business, in each case, exclusively and independently of any McDonald’s Use) or any Franchise Agreement (including the failure to comply with any applicable Standards) or under Applicable Law or any negligence, reckless misconduct or criminal act by or on behalf of any Arcos Party; and
15.14.3. in no event shall any Arcos Party have any obligation or otherwise be required to deliver, maintain, host, upgrade, support, modify or provide any services to any member of the McDonald’s Group with respect to any such access, use, analysis, processing, commercialization or transfer of any Arcos-Provided Developed IP or Arcos-Provided Information by or on behalf of any member of the McDonald’s Group for purposes unrelated to, and not for the benefit of, the Master Franchise Business.
16.Strategic Relationship Committee
16.1.On the Effective Date, the Parties have established a strategic relationship committee (the “Strategic Relationship Committee”) to assess and discuss the matters set forth in this Section 16. The Strategic Relationship Committee shall at all times consist of (i) two (2) senior representatives of Master Franchisee, (ii) the head of McDonald’s Latin America business and (iii) one (1) member of McDonald’s global senior leadership team who has an understanding of, and supervision over, McDonald’s Latin America business and who has oversight over the head of McDonald’s Latin America business. The Strategic Relationship Committee shall meet at least twice each calendar year during the applicable Term by telephone or in person in Chicago, Illinois or such other place as is agreed by the Parties. McDonald’s and Master Franchisee shall each be responsible for their own costs and expenses, including any Travel Costs, incurred with respect to the Strategic Relationship Committee.
16.2.The Strategic Relationship Committee shall discuss issues related to the management and operation of the Master Franchise Business and Franchised Restaurants, address specific operational issues, provide recommendations, advice and assistance, discuss and agree upon the Business Plan, discuss and agree upon the terms for any additional Franchised Restaurant openings, seek and provide approvals and consents hereunder, and otherwise facilitate the performance by all Parties of their respective obligations and exercise of their respective rights hereunder. Among the issues to be addressed by the Strategic Relationship Committee shall be any suggestions by Master Franchisee to McDonald’s of initiatives to adapt the System to local customs, tastes and preferences in the Territories. In addition, McDonald’s shall provide Master Franchisee with reasonable access to appropriate Technology personnel of McDonald’s for purposes of discussing current and proposed Technology implementation and operational issues hereunder, and otherwise providing reasonable levels of assistance to the Master Franchisee Parties with respect to the Technology required hereunder for use in connection with the Master Franchise Business or the Franchised Restaurants.
16.3.If Master Franchisee fails to comply with the Restaurant Opening Plan and/or Reinvestment Plan, then the Strategic Relationship Committee shall meet as soon as practicable, and in any event prior to McDonald’s exercise of any of the remedies set forth in Section 23.3, to consider and discuss whether any mutually agreeable solution can be implemented to cure such failure; provided that, for the avoidance of doubt, no Party shall be under any obligation to agree on any such solution. If, within sixty (60) days following Master Franchisee’s failure to comply with the Restaurant Opening Plan and/or Reinvestment Plan, the Strategic Relationship Committee has failed to reach a mutually agreeable solution, then McDonald’s shall have the right, in its sole discretion, to exercise any of the remedies set forth in Section 23.3.
16.4.If (a) a Strategic Issue has occurred in any of the Territories and (b) Master Franchisee has notified McDonald’s that it has determined that such Strategic Issue is reasonably likely to impede the satisfaction or commercial viability of the Restaurant Opening Plan, the Reinvestment Plan or the Master Franchisee Parties’ other obligations under Sections 13.1 and 13.2 in such Territory, then the Strategic Relationship Committee shall meet as soon as practicable to consider and discuss whether any amendments should be made to the Restaurant Opening Plan, the Reinvestment Plan, such other obligations under Sections 13.1 and 13.2 or other provisions of this Agreement to address the impact of such Strategic Issues on the Master Franchise Business. For the avoidance of doubt, no Party shall be under any obligation to agree to any amendments pursuant to this Section 16.4.
17.Reports
17.1.Generally.
17.1.1.The Master Franchisee Parties shall maintain such books and records as may be appropriate to evidence the performance of their obligations hereunder, including the books and records specifically required by this Section 17.1.
17.1.2.The Master Franchisee Parties shall maintain during the applicable Term and for a period of not less than six years from the dates of their preparation all books, records and accounts relating to Master Franchisee Parties and their Subsidiaries, the Arcos Subsidiaries, the Master Franchise Business and the Master Franchisee Restaurants. All such books, records and accounts shall be maintained at the principal office of Master Franchisee or at such other location as shall be notified to McDonald’s on request.
17.2.Financial Accounting; Record Keeping; Internal Controls.
17.2.1.The Master Franchisee Parties shall, at their sole expense, make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Assets of the Master Franchisee Parties, their consolidated Subsidiaries and all Arcos Subsidiaries, and shall maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied from period to period, and requirements prescribed from time to time by McDonald’s, and to maintain accountability for such Assets; (c) access to such Assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for such Assets is compared with existing Assets at reasonable intervals and appropriate action is taken with respect to any differences. McDonald’s shall have the right at all times to access and obtain any information required to be delivered to it by the Master Franchisee Parties hereunder directly from such financial accounting and record keeping systems, and to the extent McDonald’s cannot or does not do so, Master Franchisee shall transmit all information requested by McDonald’s to McDonald’s or its designee at the times and in the manner specified by McDonald’s.

17.2.2.Without limiting the generality of Section 17.2.1, the Master Franchisee Parties shall maintain (a) a Data Warehouse; and (b) copies of (i) all applications, approvals, registrations or approvals required to be filed with or obtained from any Governmental Authority; (ii) documentation submitted in connection with the GROIP; (iii) a log book and summary of all complaints received pursuant to the Customer Service Program and the results of any “mystery shop” programs; (iv) documentation submitted by potential suppliers pursuant to the supplier approval process; (v) documentation submitted by potential franchisees pursuant to the Franchisee Approval Process; (vi) inspection forms and reports for Franchised Restaurants; and (vii) documentation related to the design and testing of the system of internal accounting controls implemented as required by Section 17.2.1.
17.3.Standard Reporting Package. The Master Franchisee Parties shall continue to furnish to McDonald’s in the English language the package of financial and performance review reports furnished by McDonald’s Restaurants as of the Commencement Date, which reports are substantially in the forms attached as Exhibit 11 and include the reports described below (as such package may be amended by McDonald’s from time to time, the “Standard Reporting Package”), each of which shall be true and complete in all respects and certified by the Chief Financial Officer of Master Franchisee:
17.3.1.Concurrently with the payment of Royalties, an operations report with respect to each Territory detailing for the applicable Franchised Restaurants (a) Gross Sales; and (b) guest counts for each such Franchised Restaurant for the prior calendar month;
17.3.2.Within 90 days following the end of each fiscal quarter of Master Franchisee and Parent, true and complete copies of the consolidated balance sheet of Master Franchisee and Parent as of the last day of such fiscal quarter and the related consolidated statements of income, retained earnings, shareholders’ equity, cash flows and debt summaries of Master Franchisee and Parent for such fiscal quarter, together with all related notes and schedules thereto, prepared in accordance with GAAP (except as noted therein);
17.3.3.Within 90 days following the end of Master Franchisee’s fiscal year (which fiscal year shall be a calendar year), a summary by Franchised Restaurant of the previous year’s capital expenditures related to the Restaurant Opening Plan and the Reinvestment Plan (with capital expenditures related to reinvestments in the Master Franchise Business to be segregated between (i) expenditures related to Maintenance and Repair and (ii) expenditures related to Reimaging and Modernization);
17.3.4.Within 120 days following the Effective Date, and thereafter with 90 days following the end of Master Franchisee’s fiscal year or at such other time as McDonald’s may reasonably request (or in no event shall more than one such appraisal per year be at the expense of Master Franchisee), an appraisal as of a recent date of the LC Collateral Pool conducted by one or more independent appraisers selected by Master Franchisee;
17.3.5.Within 120 days following the end of the fiscal year of Master Franchisee and Parent, true and complete copies of the audited consolidated balance sheet of Master Franchisee and Parent as of the last day of such fiscal year and the related audited consolidated statements of income, retained earnings, cash flows and debt summaries of Master Franchisee and Parent for such fiscal year, together with all related notes and schedules thereto prepared in accordance with GAAP (except as noted therein), accompanied by the unqualified report thereon of Master Franchisee’s and Parent’s independent certified public accountants;
17.3.6.Within 120 days following the end of Master Franchisee’s fiscal year, a detailed schedule of the Contingencies of Master Franchisees, its Subsidiaries and Arcos Subsidiaries, segmented on a Territory-by-Territory basis as of the last day of such fiscal year, prepared in accordance with U.S. GAAP by Master Franchisee’s independent certified public accountants;
17.3.7.Within ten days following McDonald’s request therefor, copies of any business license applications, tax returns (including any amendments thereto) that Master Franchisee Parties have filed or propose to file with applicable tax or other Governmental Authorities in each Territory reflecting sales and / or income of one or more Franchised Restaurants; and
17.3.8.Such other reports at such times and in such form as McDonald’s may from time to time require by written notice to Master Franchisee, which reports may include, among other things, information regarding drive-thru sales, restaurant customer service times, labor costs and compliance with the QSC Standards.
18.Inspections and Audits
18.1.Inspections of Business Operations. McDonald’s shall be entitled at any time during normal business hours and without prior notice to any Master Franchisee Party, to inspect the Master Franchise Business, including any Arcos Subsidiary and the Franchised Restaurants, and to interview employees of the Master Franchisee Party and Franchised Restaurant personnel, monitor and test the equipment and products in the Franchised Restaurants, observe, photograph and videotape the Franchised Restaurant, remove samples from the Franchised Restaurants, review all uses of the Intellectual Property, inspect and, to the fullest extent permitted by Applicable Law, copy all records, tax returns and other financial information of Master Franchisee or Franchisee, ensure that advertising expenditures are being made, and remove copies of records. The Master Franchisee Parties shall cooperate fully with McDonald’s during any such inspection.
18.2.Inspections and Audits of Books and Records. McDonald’s shall be entitled at any time during normal business hours and without prior notice to Master Franchisee, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, business license applications, sales and income tax (if any) records and returns, the Data Warehouse and records required to be maintained pursuant to Section 17 and other records of Master Franchisee Parties and the books and records of any individual, corporation, partnership or other entity that owns an interest in any of the Master Franchisee Parties. The Master Franchisee Parties shall cooperate fully with McDonald’s representatives and independent accountants hired to conduct any inspection or audit. If such records and information are in the possession of a third party, Master Franchisee shall either obtain such records or information itself or shall obtain the authorization from each such third party to allow McDonald’s to perform the inspection and audit at such third party’s location. If any inspection or audit discloses an understatement of the Gross Sales of the Franchised Restaurants, then McDonald’s may, at its option, require the Master Franchisee Parties to pay to it, within 15 days after receipt of the inspection or audit report, Royalties and all other sums due on the amount of such understatement, plus a late charge (at the date and on the terms provided in Section 25.2) from the date originally due through and including the date of payment. Further, if such inspection or audit is made necessary by any Master Franchisee Party’s failure to furnish reports, supporting records, other information or financial statements as required by this Agreement, or to furnish such reports, records, information or financial statements on a timely basis, or if an understatement of Gross Sales resulting from the failure to transmit or report for the period of any audit is determined by any such audit or inspection to be greater than 2%, McDonald’s may, at its option, require such Master Franchisee Party to reimburse McDonald’s for the cost of the inspection or audit, including the charges of McDonald’s employees or attorneys and independent accountants, and the travel expenses, room and board and applicable per diem charges for such Persons. The foregoing remedies shall be in addition to McDonald’s other rights and remedies under this Agreement or Applicable Law.
18.3.Inspection of Technology. McDonald’s shall be entitled, upon five (5) days’ prior written notice to Master Franchisee, to inspect and audit the Master Franchisee Parties’ Technology to ensure that they are able to transmit to McDonald’s the information required under this Agreement (it being understood that such inspection or audit shall be conducted in a manner that does not interfere with the ordinary operation of such Master Franchisee Party’s business). The Master Franchisee Parties shall reasonably cooperate with McDonald’s (or its representatives) during any such inspection. If such inspection or audit reveals that the Master Franchisee Parties’ Technology is unable to transmit the information required under this Agreement, McDonald’s may require the Master Franchisee Parties, at the Master Franchisee Parties’ sole expense, to take reasonably appropriate action to enable the information to be so transmitted to McDonald’s.
18.4.Business Review. At least every eighteen (18) months commencing from the Effective Date, or as otherwise determined by McDonald’s in its sole judgment, McDonald’s may conduct a business review (each a “Business Review”) of the Master Franchise Business, covering Master Franchisee’s results, business strategies, execution key reports and business research, in accordance with McDonald’s then-current Developmental Licensee Business Review process. McDonald’s shall communicate the results of the Business Review in writing to Master Franchisee.
19.Confidential Information/Exclusive Dealing by Master Franchisee
19.1.Confidential Information.
19.1.1.McDonald’s and its Affiliates possess, or there may be created hereunder, certain confidential and proprietary information and trade secrets, consisting of (a) methods, procedures and techniques for locating, designing, developing, constructing, decorating and equipping Franchised Restaurants; (b) techniques for advertising, marketing, pricing and soliciting the products of the Franchised Restaurants; (c) marketing and advertising programs, calendars and plans; (d) methods, standards, specifications and procedures for operation of a Franchised Restaurant, including the Standards; (e) sales management techniques, information management techniques, business technology and information management technology; (f) the Intellectual Property to the extent not in the public domain; (g) knowledge of operating results and financial performance of McDonald’s Restaurants other than the Franchised Restaurants; (h) customer communication and retention programs; (i) recipes, specifications, formulae and food/beverage preparation processes; (j) information generated by, or used or developed in, the Master Franchise Business’ operation (other than Corporate Entity Information); and (k) all other information relating to the business and operation of the System, including the Training Program and the Operations Manuals (collectively, the “Confidential Information”) (it being understood that, notwithstanding the foregoing or anything herein to the contrary, in no event shall any Corporate Entity Information constitute

Confidential Information). No Master Franchisee Party shall acquire any interest in the Confidential Information hereunder except to the extent of the Master Franchisee Rights granted to Master Franchisee during the applicable Term, and the use or duplication of the Confidential Information in any other business or capacity shall constitute an unfair method of competition with McDonald’s, its Affiliates and McDonald’s other franchisees.
19.1.2.McDonald’s shall disclose Confidential Information to the Master Franchisee Parties solely on the condition that each of them agrees, and each does agree, that it (a) shall not use the Confidential Information in any other business or capacity; (b) shall maintain the absolute confidentiality of the Confidential Information during and after the applicable Term; (c) shall not make unauthorized copies of any Confidential Information; (d) shall adopt and implement all reasonable procedures to prevent unauthorized use or disclosure of Confidential Information, including such procedures as McDonald’s prescribes from time to time; (e) shall not distribute, sell, trade or otherwise profit from any Confidential Information except as expressly authorized by this Agreement; (f) shall promptly notify McDonald’s without delay of any case of disclosure or potential disclosure (in each case, which has not been authorized by McDonald’s or which is not permitted under this Agreement) of any Confidential Information, unauthorized or unlawful use of any Confidential Information, or in the event any Confidential Information is lost, stolen, released or unaccounted for by it; and (g) shall advise McDonald’s as to the steps being taken by the Master Franchisee Parties to recover such Confidential Information and shall take such steps as McDonald’s may reasonably direct to recover such Confidential Information. Each Master Franchisee Party shall inform its respective employees and any other Person having access to any Confidential Information about its status as such and, if so requested by McDonald’s, such employees and other Persons shall execute confidentiality agreements in a form acceptable to McDonald’s and naming McDonald’s as a third party beneficiary of such agreements with an independent right to enforce the same.
19.2.No Trading on Non-Public Information. Each of McDonald’s and each Master Franchisee Party acknowledges having possible access to the other Party’s or its Affiliates’ material non-public information, and that the U.S. securities laws prohibit trading in publicly traded securities while in possession of such information. Each of McDonald’s and each Master Franchisee Party agrees to refrain from trading in the other Party’s and its Affiliates’ securities in violation of such laws.
19.3.Competitive Businesses.
19.3.1.Each of the Master Franchisee Parties, Beneficial Owner and each Owner Entity acknowledges that McDonald’s would be unable to protect the Confidential Information and the free exchange of ideas among its franchisees if such franchisees, any entity or person having a controlling interest in a franchisee or any Related Party having an active participation in a franchisee (e.g., as an officer, director or general manager) were permitted to engage in, own, operate, franchise or perform services for Competitive Businesses. Accordingly, to the fullest extent permitted by Applicable Law, none of the Master Franchisee Parties, any of their respective Related Parties having an active participation in the Master Franchise Business (e.g., as an officer, director or general manager), any Approved Successor, Beneficial Owner or any Owner Entity shall, without the prior consent of McDonald’s:

(a)During the applicable Term and for a period of two years thereafter, directly or indirectly:
(1)Engage in (including through consulting, financing, employment or supply arrangements) or have any ownership interest in or provide any other assistance to any Competitive Business; or
(2)Have any ownership interest in or provide any financial or other assistance to any entity that grants or proposes to grant franchises or licenses or establishes or proposes to establish joint ventures for operation of any Competitive Business; or
(3)Perform services as a director, officer, manager, employee, consultant, representative, agent or in any other capacity for any Competitive Business; or
(4)Perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for a business that grants or proposes to grant franchises or licenses or establishes or proposes to establish joint ventures for operation of any Competitive Business; or
(5)Solicit for purposes of employment any officer of McDonald’s Corporation or McDonald’s or any of their respective Affiliates who is then employed by, or who has within the last six months been employed as an officer by, McDonald’s Corporation, McDonald’s or any of their respective Affiliates; or
(6)Divert customers to another food-related business; or
(b)During the applicable Term and thereafter, directly or indirectly, duplicate the System (or any component thereof, including through sales, use, display or distribution of McDonald’s products, “Happy Meal” premiums or McDonald’s crew uniforms or programs, as set forth in the Business Plans) at another restaurant or business or for any other purpose.
19.3.2.Each of the Master Franchisee Parties, Beneficial Owner and each Owner Entity shall notify McDonald’s within thirty (30) days of becoming aware that any of the Master Franchisee Parties, any of their respective Related Parties having an active participation in the Master Franchise Business (e.g., as an officer, director or general manager), any Approved Successor, Beneficial Owner or any Owner Entity is engaged in any restaurant business anywhere, in any capacity.
20.Relationship of the Parties
20.1.Relationship of Parties. The Parties shall be independent contractors. This Agreement shall not create any fiduciary relationship between McDonald’s, on the one hand, and any Master Franchisee Party, on the other hand. Nothing in this Agreement is intended to make any Master Franchisee Party a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of McDonald’s. No Master Franchisee Party shall represent that it has any relationship with McDonald’s other than as expressly permitted by this Agreement. McDonald’s shall not be obligated by or have any liability under any agreement, representation or warranty made by any Master Franchisee Party. McDonald’s shall not be obligated for any damages to any Person or property directly or indirectly arising out of the Master Franchise Business, whether or not caused by the negligent or willful action or failure to act of any Master Franchisee Party or any of its respective Affiliates. McDonald’s shall have no liability for any sales, service, value-added, use, excise, gross receipts, property, workers’ compensation, unemployment compensation, withholding or other taxes, whether levied upon any Master Franchisee Party or its respective Assets or income, or upon McDonald’s in connection with services performed or business conducted by any of them. Withholding taxes when required by Applicable Law and payment of all such taxes shall be the sole responsibility of the applicable Master Franchisee Party as required by Applicable Law.
20.2.No Implied Employment Relationship. This Agreement shall not create any employment relationship between McDonald’s, on the one hand, and Master Franchisee, any Arcos Subsidiary, any Owner Entity or Beneficial Owner, on the other hand, or their personnel, employees or any independent contractor hired by any of them. Master Franchisee, the Arcos Subsidiaries, each Owner Entity and Beneficial Owner assume all obligations and responsibilities with respect to their respective employees under local labor or social security laws and all other Applicable Law.
21.Indemnification; No Liability
21.1.Master Franchisee Parties, Owner Entities and Beneficial Owner Indemnify McDonald’s. Each Master Franchisee Party, each Owner Entity and Beneficial Owner agree to jointly and severally defend, indemnify and hold harmless McDonald’s, its Affiliates and all of their respective stockholders, directors, officers, employees, agents, attorneys-in-fact and representatives, consultants, independent contractors, designees, successors and assigns, and each such Person’s McDonald’s Related Parties and representatives (the “McDonald’s Indemnified Parties”), from and against any and all Losses and Expenses arising out of, in connection with, or relating to, any act or omission of Beneficial Owner, any Owner Entity, any Master Franchisee Party or any Franchisee in connection with the Master Franchise Business or any Franchised Restaurant, including:
21.1.1.Any Claim by any third party;
21.1.2.Any breach, violation or failure of any such Person to perform or comply with of any of their respective representations, warranties or obligations arising out of or relating to this Agreement or any Franchise Agreement (including the failure to comply with any applicable Standards);
21.1.3.Any negligence, recklessness, misconduct or criminal act by any such Person or any of its Related Parties or their respective employees or personnel;
21.1.4.The infringement or other violation of any patent, trademark, copyright or other proprietary rights of any third party, or the right of privacy or right of publicity, or the laws of unfair competition, in connection with this Agreement; provided that none of any Owner Entity or any Master Franchisee Party shall be responsible for any such infringement or other violation to the extent that it involves the use of Intellectual Property as authorized by McDonald’s;

21.1.5.The death of or injury to any person, damage to any property, or any other damage, loss or injury, by whomsoever suffered, resulting or claimed to result, in whole or in part, from any latent or patent defect in connection with the operation of the Master Franchise Business or any Franchised Restaurant, including improper construction and / or design, or any claim of strict liability (or like theory of law) tort relating the operation of the Master Franchise Business or any Franchised Restaurant;
21.1.6.Any voluntary or mandatory recall of products that is due to a breach or violation by Master Franchisee, any of its Affiliates and / or its Approved Suppliers of any of their obligations hereunder, any deviation from any applicable Standards or specifications by Master Franchisee, any of its Affiliates and / or any of its Approved Suppliers, or any failure by Master Franchisee, any of its Affiliates and / or its Approved Suppliers to perform services and / or provide products in accordance with the terms of this Agreement;
21.1.7.Any failure to warn or inadequate warnings and / or instructions relating to any products; and
21.1.8.Any and all Losses and Expenses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Offering Document; (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any actions or proceedings in respect of the foregoing that is pending or threatened against a McDonald’s Indemnified Party or in which a McDonald’s Indemnified Party participates, whether or not such McDonald’s Indemnified Party’s participation in such action or proceeding is as a party to such action or proceeding.
21.2.Rights and Responsibilities of Indemnitor and Indemnitee. In the event of any Claim or allegation entitling any Party to indemnification by another Party hereunder, or in the event that any Party discovers facts that will likely give rise to a claim for indemnification hereunder, the Party entitled to indemnification hereunder (the “Indemnitee”) shall promptly notify the Party obligated to provide such indemnification (the “Indemnitor”) of same in writing giving reasonable detail of the Claim, allegation or discovered facts (provided that the Indemnitee’s delay in furnishing notice of claims to Indemnitor shall not discharge the Indemnitor from its indemnification obligation hereunder, except to the extent such delay results in actual prejudice to Indemnitor or its inability to effectively defend the Claims or allegations).
21.3.McDonald’s as Indemnitee. With respect to any Claims or allegations for which a Master Franchisee Party, Owner Entity or Beneficial Owner is obligated to indemnify McDonald’s pursuant to the terms of this Agreement, McDonald’s reserves the right to determine whether such Master Franchisee Party, Owner Entity or Beneficial Owner, on the one hand, or McDonald’s, on the other hand, shall assume the defense of such Claims or allegations, and in either case, to employ counsel selected by McDonald’s in its discretion, and to control the defense and settlement of any such Claims or allegations, acting reasonably and in accordance with good faith business judgment with respect thereto, at Master Franchisee’s expense and without relieving any Master Franchisee Party, Owner Entity or Beneficial Owner of any of its obligations hereunder. The rights of McDonald’s Indemnified Parties under this Agreement are in no way contingent upon or limited by McDonald’s Indemnified Parties seeking to recover or recovering from third parties or otherwise mitigating their losses.

21.4.No Liability. Except as expressly provided in this Agreement, neither McDonald’s nor any of its McDonald’s Related Parties assumes any direct or indirect liability or obligation to Beneficial Owner, any Owner Entity or any Master Franchisee Party with respect to the Master Franchise Business and neither McDonald’s nor any such McDonald’s Related Party shall have any liability to Beneficial Owner, any Owner Entity or any Master Franchisee Party for damages of any kind, whether direct, consequential or otherwise incident to the conduct of the Master Franchise Business, any Franchisee or any Franchised Restaurant.
22.Transfer; Right of First Refusal
22.1.Transfer of Rights by McDonald’s. McDonald’s may directly or indirectly Transfer all or any part of this Agreement, or all or any of its rights or obligations herein, to any Person as long as such Person expressly assumes and agrees to perform McDonald’s obligations under this Agreement. No such Transfer shall release any Owner Entity or any Master Franchisee Party from its respective obligations under this Agreement, except to the extent expressly agreed by McDonald’s.
22.2.Transfer of Rights by Master Franchisee, any Owner Entity or Beneficial Owner.
22.2.1.Neither this Agreement nor any of their rights and obligations under this Agreement may be Transferred by Beneficial Owner, any Owner Entity, Master Franchisee or any Arcos Subsidiary without McDonald’s prior consent.
22.2.2.No direct or indirect Equity Interests in Beneficial Owner, any Owner Entity, any Master Franchisee Party or any of Master Franchisee’s Subsidiaries (and no significant portion of the Assets thereof) (collectively, the “Restricted Interests”) may be Transferred in one or a series of related transactions, without McDonald’s prior consent, which consent may be withheld by McDonald’s in its sole discretion, to any Person including Master Franchisee or any direct or indirect wholly owned Subsidiary of Master Franchisee (such Person, a “Proposed Transferee”); provided, however, that if any Owner Entity, Master Franchisee or Master Franchisee Party wishes to Transfer Equity Interests in, or all or substantially all of the Assets of, any Subsidiary of Master Franchisee to any other wholly-owned Subsidiary of Master Franchisee, the consent of McDonald’s shall not be unreasonably withheld; provided further, that, with respect to the Transfer of Equity Interests in (or all or substantially all of the Assets of) any Arcos Subsidiary, the Master Franchisee Parties and the Owner Entities shall cause the Transferee, as a condition precedent to such Transfer, to (a) (i) if the Equity Interests were issued by an Escrowed Arcos Subsidiary, deliver its Equity Interests for deposit with Escrow Agent subject to the Escrow Agreement; or (ii) if the Equity Interests were issued by a Non-Escrowed Arcos Subsidiary, deliver its Equity Interests for deposit with the applicable Trustee subject to the Trust Agreements; and (b) execute and deliver to McDonald’s an instrument of accession, in form and scope satisfactory to McDonald’s, in which such Transferee agrees to be deemed an Arcos Subsidiary for all purposes of this Agreement and to observe and be bound by all provisions of this Agreement and any other applicable Related Agreement. Notwithstanding the foregoing or anything herein to the contrary, but subject to Sections 7.1.3 and 8, in no event shall anything in this Agreement be deemed or construed to restrict, limit, prevent or prohibit Woods W. Staton or Beneficial Owner from Transferring any Equity Interests in Parent (including any Equity Interests in Parent acquired by Woods W. Staton or Beneficial Owner following the Effective Date), as long as Woods W. Staton or the Approved Successor, as applicable, continues to solely Control Beneficial Owner, the Owner Entities and Master Franchisee (it being understood that, for the avoidance of doubt, in no event shall any such Transfer be subject to the terms and conditions of Sections 22.2.3 or 22.4).
22.2.3.Master Franchisee shall notify McDonald’s of each proposed direct or indirect Transfer of any Equity Interest in (or all or substantially all of the Assets of) Beneficial Owner, any Owner Entity, any Master Franchisee Party or any of its Subsidiaries. The Transfer of any Equity Interests in Parent or any of its Subsidiaries in any manner shall be subject to the condition that the Transferee thereunder agrees to all restrictions under this Agreement, including restrictions on Transfer, the Call Option and other limitations, including any obligation to deliver Equity Interests to Escrow Agent subject to the Escrow Agreement or the applicable Trustee subject to the Trust Agreements, as the case may be, that are identical in all material respects to those restrictions and limitations that were applicable to the Transferor, and no such Transfer may be consummated in the absence of a written agreement by the Transferee acknowledging and agreeing to such restrictions and other limitations.
22.2.4.[Reserved]
22.2.5.Any Transfer of an Equity Interest in any of any Owner Entity, Beneficial Owner, Master Franchisee Party or any of its Subsidiaries that requires the prior consent of McDonald’s under this Agreement and is made without such consent shall convey no right to or interest in such Equity Interest and shall be void ab initio.
22.2.6.Master Franchisee shall deliver to Escrow Agent a written instruction substantially in the form of Exhibit 13 (each, a “Transfer Instruction”) in connection with any Transfer.
22.3.Certain Conditions to the Transfer of Restricted Interests by any Owner Entity, Master Franchisee Party or any of its Subsidiaries. Without prejudice to Section 22.2.2, any proposed Transfer of Restricted Interests having a fair market value as of the proposed effective date of such Transfer of at least equal to $500,000 is subject to the satisfaction or waiver by McDonald’s of each of the following conditions on or prior to such effective date:
22.3.1.Any Owner Entity or Master Franchisee Party, as the case may be, shall have paid to McDonald’s all amounts due but unpaid hereunder or under any Related Agreement; and
22.3.2.If such Transfer relates to the Equity Interests in any Arcos Subsidiary or Arcos Subsidiaries with respect to one or more Territories, Master Franchisee shall have executed and delivered to McDonald’s a general release, in form and scope satisfactory to McDonald’s, of any and all claims in such Territories against McDonald’s, its Affiliates and their respective officers, directors, employees and agents.
22.4.Right of First Refusal.
22.4.1.If Beneficial Owner, an Owner Entity or a Master Franchisee Party, as applicable (the “RFR Seller”), proposes to Transfer an Equity Interest in an Owner Entity, Master Franchisee or any other Master Franchisee Party to any Person other than a direct or indirect wholly owned Subsidiary of Parent, and McDonald’s consents to such Transfer, an RFR Seller may effect such Transfer, provided that the RFR Seller shall first give

McDonald’s a right with respect to the Equity Interest to be Transferred (the “Offered Interest”) to substitute itself for the Proposed Transferee in the transaction in accordance with this Section 22.4.
22.4.2.If an RFR Seller has received a bona fide, arm’s-length, executed, written, binding offer for the Offered Interest which it is willing to accept, such RFR Seller shall give notice to McDonald’s of the proposed sale and of the terms and conditions of such offer, including a copy of the offer, the identity of the Proposed Transferee, the consideration offered, the date on which the sale is proposed to be made, which shall not be earlier than 90 days and not later than 120 days from the date of such notice, any proposed ancillary agreements, along with such other information as may reasonably be required by McDonald’s to evaluate the offer and the Proposed Transferee.
22.4.3.Thereafter, McDonald’s shall have the right, by notice to the RFR Seller within 60 days after receipt of such notice of proposed Transfer and all the information that McDonald’s requested to evaluate the offer and the Proposed Transferee pursuant to Section 22.4.2, to elect to purchase all of the Offered Interest for the consideration offered and in accordance with the other terms and conditions of such offer; provided that McDonald’s shall have the right to substitute cash for any alternative form of consideration contemplated by the proposed Transfer.
22.4.4.If McDonald’s elects not to purchase all of the Offered Interest, the RFR Seller may proceed to complete the Transfer to the Proposed Transferee in accordance with such offer not later than 180 days after the notice thereof given to McDonald’s. If the proposed Transfer is not completed by that date or if the terms of such Transfer of the Offered Interest are amended in any material respect, the provisions of this Section shall again apply and no Transfer may be made in reliance upon this Section without again complying with its provisions.
22.5.Call Option.
22.5.1.McDonald’s (in its own name, or through a nominee) shall have the right from time to time to purchase (a) upon expiration of the No New Term Solicitation Period to and including the expiration or termination of this Agreement, all, but not less than all, of the fully diluted Equity Interests of Parent owned or held, directly or indirectly, by any Non-Public Shareholder; (b) [Reserved]; (c) within thirty (30) days after the termination of this Agreement for any reason other than for a Material Breach, all, but not less than all, of the fully diluted Equity Interests of Parent owned or held, directly or indirectly, by any Non-Public Shareholder; or (d) following the occurrence of a Material Breach either (i) all, but not less than all, of the fully diluted Equity Interests of Parent owned or held, directly or indirectly, by any Non-Public Shareholder; or (ii) all, but not less than all, of the Equity Interests of any Arcos Subsidiary that is either operating (or licensing the operation of) Franchised Restaurants in any Territory affected by such Material Breach or to which such Material Breach may be attributable, or that owns or leases from a third party Real Estate related to the Franchised Restaurants in such Territory, in either case directly or indirectly, by McDonald’s in its sole discretion, as set forth in Section 23.3 (each, a “Call Option”).
22.5.2.The purchase price payable by McDonald’s pursuant to an exercise of the Call Option (the “Call Option Price”) shall be equal to:

(a)The Fair Market Value of the Subject Business, multiplied by (i) in the event the Call Option is exercised pursuant to Section 22.5.1(a) or 22.5.1(c), 100%; or (ii) in the event the Call Option is exercised pursuant to Section 22.5.1(d), 80%; less
(b)The sum of (i) Funded Debt less Cash, in each case attributable to the Subject Business; and (ii) Contingencies attributable to the Subject Business, in each case, as determined by Master Franchisee’s independent certified public accountants as of the Fair Market Value Date or the Adjusted Fair Market Value Date, as the case may be, and, if applicable, as subsequently adjusted as of the Option Closing Date pursuant to Section 22.7.2; provided, however, that if the Call Option Price (i) refers to any Arcos Subsidiary or Territory; and (ii) results in a negative number, then Master Franchisee shall either (A) assume all of the Funded Debt (less Cash determined as of the Exercise Date or, if subsequently adjusted pursuant to Section 22.7.2, the Option Closing Date) and Contingencies attributable to the Subject Business and execute a general release in favor of McDonald’s and in form and scope acceptable to McDonald’s, relieving McDonald’s of any obligations with respect thereto; or (B) pay to McDonald’s the absolute value of such amount, in each case on or prior to the Option Closing Date. Master Franchisee shall deliver a notice, which notice shall be substantially in the form of Exhibit 14, to the Collateral Agent and McDonald’s specifying whether it has elected (a) the alternative described in clause (A) of the preceding sentence (a “Debt Assumption Election”); or (b) the alternative described in clause (B) of the preceding sentence (a “Payment Election”).
22.5.3.McDonald’s may exercise a Call Option by giving written notice thereof to Master Franchisee, Beneficial Owner and Parent. If McDonald’s is exercising the Call Option pursuant to (a) Section 22.5.1(d), McDonald’s shall deliver to the Persons set forth therein a written notice substantially in the form of Exhibit 15 (the “Default Exercise Notice”); or (b) Section 22.5.1(a) or 22.5.1(c), McDonald’s shall deliver such written notice substantially in the form of Exhibit 16 (the “Non-Default Exercise Notice,” together with the Default Exercise Notice, the “Exercise Notices” and the date of delivery of any Exercise Notice, the “Exercise Date”).
22.5.4.As promptly as practicable after the Fair Market Value Date or the Adjusted Fair Market Value Date, as the case may be, but subject always to receipt of all approvals, licenses and authorizations from, and making of any filing with, all Governmental Authorities in connection with the Transfer of the Subject Business, which, in each case, is necessary for the closing (unless McDonald’s, in its sole discretion, elects to proceed to the closing without such approvals, licenses and authorizations), McDonald’s shall deliver a written notice to Escrow Agent or the applicable Trustee, as the case may be, with a copy to Master Franchisee, Beneficial Owner and Parent, substantially in the form of Exhibit 17 (the “Settlement Notice”), pursuant to which it shall (a) notify Escrow Agent or the applicable Trustee, as the case may be, of (i) the anticipated Option Closing Date; (ii) the Call Option Price; and (iii) any Disputed Amounts; (b) instruct Escrow Agent or the applicable Trustee, as the case may be, (i) to deliver the relevant Equity Interests to McDonald’s on the Option Closing Date and register McDonald’s (or its nominee) as the registered owner of such Equity Interests and (ii) to segregate any Disputed Amounts from the Call Option Price and deposit such Disputed Amounts in an escrow account pending resolution thereof; and

(c) certify to Escrow Agent or the applicable Trustee, as the case may be, that (i) there is no Dispute under this Agreement regarding McDonald’s right to exercise the Call Option, which Dispute (A) was raised in good faith and in accordance with the arbitral procedures under Section 26.2 no later than the one month anniversary of the Exercise Date relating to such Call Option; and (B) has been actively pursued by Master Franchisee, but which respect thereto no final judgment has been awarded (an “Unresolved Dispute”), in each case against delivery by McDonald’s of the Call Option Price, and (ii) McDonald’s has received all approvals, licenses and authorizations from, and made all filings with, all Governmental Authorities in connection with the Transfer of the Subject Business, which, in each case, is necessary for the closing, or, in its sole discretion, elected to proceed to closing without such approvals, licenses and authorizations. The date on which the Settlement Notice is delivered is referred to as the “Settlement Notice Date.”
22.5.5.The “Option Closing Date” shall occur on the fifth Business Day after the Settlement Notice Date. At the reasonable request of McDonald’s and without further consideration, Beneficial Owner, each Owner Entity and each Master Franchisee Party shall execute and deliver such additional documents and take such further action as may be necessary or desirable under all Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transfer of the Subject Business, free and clear of any Encumbrances.
22.5.6.On the Option Closing Date, Escrow Agent or the applicable Trustee, as the case may be, shall, upon payment of the Call Option Price and subject to the right of McDonald’s to escrow Disputed Amounts, Transfer and deliver to McDonald’s, and McDonald’s shall purchase, acquire, accept and take assignment and delivery of, from Escrow Agent or the applicable Trustee, as the case may be, all of the right, title and interest in the Equity Interests relating to the Subject Business.
22.5.7.Promptly following the Effective Date and the Option Closing Date, and in any event by such date as required under Applicable Law, Parent shall make all disclosures in respect of the Call Option to the extent required by Applicable Law, including all applicable securities laws.
22.5.8.Payments (if any) by McDonald’s to Escrow Agent or the applicable Trustee, as the case may be, of the full amount of the Call Option Price shall constitute full payment of the Equity Interests subject to the Call Option and such Equity Interests shall be immediately and irrevocably Transferred to McDonald’s at the time of such payment.
22.5.9.If McDonald’s disputes the amount of any of Funded Debt, Cash or Contingencies pursuant to Section 22.7.2, then as promptly as practicable following the settlement of such dispute in accordance with the procedures set forth under Section 22.7.2, McDonald’s shall deliver to Escrow Agent or the applicable Trustee, as the case may be, a written notice substantially in the form of Exhibit 18 (the “Disputed Amounts Settlement Notice”) instructing Escrow Agent or the applicable Trustee, as the case may be, to release from escrow the relevant amounts to it or to Master Franchisee, as the case may be.
22.5.10. From and after the occurrence and during the continuance of any Material Breach, Beneficial Owner, any Owner Entity or any Master Franchisee Party, as applicable, shall (a) cause the Subject Business to operate its business in the ordinary course consistent with past practice; (b) not sell any significant portion of the Subject Business’ Assets in one transaction or a related series of transactions; (c) not permit the Subject Business to create, incur or assume any additional Funded Debt; (d) cause the Subject Business to pay or otherwise satisfy (except if being contested in good faith and subject to any applicable grace period) all other Indebtedness and liabilities (including taxes and trade payables) of the Subject Business as and when the same shall become due and payable on a basis consistent with past practice; (e) not permit the Subject Business to securitize any of its receivables; (f) not take any action for purposes of liquidation of the Subject Business, making any general assignment for the benefit of the Subject Business’ creditors, making a voluntary filing of a petition in commercial insolvency (including a concurso mercantile or consenting to the filing of any other proceeding for the appointment of a receiver, a conciliator or an auditor of such entity or other custodian or similar official for all or any portion of the business or Assets thereof); (g) remain subject to the terms of this Agreement; or (h) cause the Subject Business not to declare or pay any distribution or dividend to holders of Equity Interests in the Subject Business.
22.5.11.The Parties acknowledge and agree that McDonald’s right to exercise the Call Option may be enforced by injunctive relief or an order of specific performance.
22.6.Covenants relating to the Call Option. If McDonald’s exercises the Call Option, Beneficial Owner, each Owner Entity and each Master Franchisee Party shall exercise all rights available to it, whether as a shareholder or through directors nominated by it, to ensure the approval of any shareholders or director resolution to approve the Transfer of the Subject Business pursuant to the exercise of the Call Option.
22.7.Calculation of Call Option Price.
22.7.1.Fair Market Value. McDonald’s and Master Franchisee agree to create and maintain at all times an agreed list (the “FMV Institution List”) of internationally recognized investment banks from which investment banks shall be selected for purposes of determining the Fair Market Value.
(a)McDonald’s and Master Franchisee agree that, in the case of any determination of the Fair Market Value, (i) each of McDonald’s and Master Franchisee shall pay the fees and expenses of any institution it selects from the FMV Institution List; and (ii) each of McDonald’s and Master Franchisee shall share equally the fees and expenses of any institution selected from the FMV Institution List to render a Secondary Valuation.
(b)The Fair Market Value shall be calculated as the amount in U.S. Dollars that, as of the Exercise Date, would be received for the Subject Business in an arm’s-length transaction between a willing buyer and willing seller, taking into account the benefits provided by this Agreement, determined as follows:
(1)McDonald’s and Master Franchisee shall each select a financial institution from the FMV Institution List. These two institutions shall make their respective determinations of the fair market valuation of the Subject Business (each, a “Primary Valuation”) and submit them to McDonald’s and Master Franchisee within 45 days of the delivery of the Exercise Notice. Each Primary Valuation shall set forth a single determination of the value of the Subject Business and not a range thereof. If the Primary Valuations differ by an amount which is less than 10% of the lower Primary Valuation, the Fair Market Value shall be the average of such Primary Valuations. If either McDonald’s or Master Franchisee fails to timely appoint a financial institution from the FMV Institution List, or if a selected institution fails to deliver a Primary Valuation before the end of the 45-day period, then the Fair Market Value shall be equal to the Primary Valuation that was timely delivered.
(2)If the Primary Valuations differ by an amount which is greater than 10% of the lower Primary Valuation, McDonald’s and Master Franchisee shall, jointly, select a third institution from the FMV Institution List. (If McDonald’s and Master Franchisee cannot agree on a third institution within ten days after the date on which the Primary Valuations were delivered, then McDonald’s and Master Franchisee shall meet at 10 a.m. (New York Time) on the 55th day following the date of the Exercise Notice at McDonald’s offices in Chicago, Illinois, and select an institution from the FMV Institution List at random by drawing from a hat.) The selected institution shall then make its own determination, which shall be calculated without reference to or reliance on the Primary Valuations, of the Fair Market Value (the “Secondary Valuation”) and deliver it to the parties within 45 days. The Secondary Valuation shall set forth a single determination of the value of the Fair Market Value and not a range thereof. The Primary Valuation that is closest to the Secondary Valuation shall become the Fair Market Value; provided, however, that if the Secondary Valuation is the arithmetic mean of the Primary Valuations, then the Secondary Valuation shall become the Fair Market Value.
(c)The date on which the Fair Market Value is determined pursuant to this Section is referred to as the “Fair Market Value Date.”
(d)If the Settlement Notice Date has not occurred prior to the one hundred twentieth calendar day after the Fair Market Value Date, then McDonald’s or, if the Settlement Notice Date has not occurred due to a failure to receive an approval, license or authorization from any Governmental Authority either Master Franchisee or McDonald’s may, prior to delivering a Settlement Notice with respect to the applicable Subject Business, request that the Fair Market Value of such Subject Business be reviewed by delivering to the other Parties a fair market value review notice in the form of Exhibit 19 (the “FMV Review Notice”), provided that no party may deliver such a notice if the delay in the Settlement Notice Date results from a failure of such party to take such actions as may be necessary to timely obtain such approval, license or authorization.

(1)The Fair Market Value review shall be conducted by the same institutions that conducted the initial Primary Valuations of such Fair Market Value pursuant to Section 22.7.1(b). Each of these two institutions shall make a new Primary Valuation and submit them to McDonald’s and Master Franchisee within 20 days of the delivery of the FMV Review Notice. Each Primary Valuation shall set forth a single determination of the value of the Subject Business and not a range thereof. If the Primary Valuations differ by an amount which is less than 10% of the lower Primary Valuation, the Adjusted Fair Market Value shall be the average of such Primary Valuations. If either McDonald’s or Master Franchisee fails, if required, to timely appoint a replacement financial institution from the FMV Institution List, or if a selected institution fails to deliver a Primary Valuation before the end of the 20-day period, then the Adjusted Fair Market Value shall be equal to the Primary Valuation that was timely delivered.
(2)If the Primary Valuations differ by an amount which is greater than 10% of the lower Primary Valuation, McDonald’s and Master Franchisee shall, jointly, select a third institution from the FMV Institution List. (If McDonald’s and Master Franchisee cannot agree on a third institution within ten days after the date on which the Primary Valuations were delivered, then McDonald’s and Master Franchisee shall meet at 10 a.m. (New York Time) on the 25th day following the date of the Exercise Notice at McDonald’s offices in Chicago, Illinois, and select an institution from the FMV Institution List at random by drawing from a hat.) The selected institution shall then make a Secondary Valuation and deliver it to the parties within 25 days. The Secondary Valuation shall set forth a single determination of the value of the Adjusted Fair Market Value and not a range thereof. The Primary Valuation that is closest to the Secondary Valuation shall become the replacement Fair Market Value (such new amount, the “Adjusted Fair Market Value”); provided, however, that if the Secondary Valuation is the arithmetic mean of the Primary Valuations, then the Secondary Valuation shall become the Adjusted Fair Market Value.
(e)The date on which the Adjusted Fair Market Value is determined pursuant to this Section is referred to as the “Adjusted Fair Market Value Date.”
(f)Each of McDonald’s and Master Franchisee agrees to cooperate in good faith with any institution selected to conduct the Primary Valuations or Secondary Valuation and shall provide such institutions with access to any and all information and/or personnel requested by such institution in connection with the determination of the Fair Market Value and/or the Adjusted Fair Market Value. Such requests may include, among other things, requests for financial projections, budget proposals, management presentations, accounting books and records and explanations by management with respect thereto.

22.7.2.Funded Debt; Cash; Contingencies.
(a)Within ten Business Days after the Fair Market Value Date or Adjusted Fair Market Value Date, as the case may be, Master Franchisee shall deliver to McDonald’s an unaudited condensed consolidated balance sheet for the Subject Business as of the Fair Market Value Date or Adjusted Fair Market Value Date, as the case may be (the “Subject Business Balance Sheet Date”), that sets forth on the face thereof or in the notes thereto the Funded Debt, Cash and Contingencies of the Subject Business, as determined by Master Franchisee’s independent certified public accountants (the “Subject Business Balance Sheet”). If Master Franchisee fails to deliver a Subject Business Balance Sheet, then McDonald’s shall make a good faith estimate of the Subject Business Balance Sheet, which shall be definitive and binding unless subsequently adjusted pursuant to Section 22.7.2(b). Master Franchisee shall cooperate in good faith with McDonald’s and provide McDonald’s and its representatives and advisors with full access to any and all information and/or personnel requested by any of them in connection therewith. Such requests may include, among other things, accounting books and records and explanations by management with respect to McDonald’s review or preparation of the Subject Business Balance Sheet. McDonald’s shall also have the right, in its sole discretion, to request another Subject Business Balance Sheet be delivered as of a date of its election if within sixty calendar days after the Fair Market Value Date or Adjusted Fair Market Value Date, as the case may be, the Option Closing Date has not occurred.
(b)If either (i) McDonald’s disagrees with the determinations of Funded Debt, Cash and Contingencies; or (ii) reasonably believes that the amount of Funded Debt, Cash or Contingencies has materially changed or will materially change between the Subject Business Balance Sheet Date and the Option Closing Date, then McDonald’s shall have the right to notify Escrow Agent within 10 Business Days after receiving the Subject Business Balance Sheet by delivering a notice in the form of Exhibit 20 (the “Disputed Amounts Notice”) in which it shall notify the other Parties of any disputed amounts (the “Disputed Amounts”).
(1)In the event of a dispute, McDonald’s shall select an accounting firm that has not served as Master Franchisee’s independent certified public accountants in either of the last two completed fiscal years (such a firm, a “Disqualified Firm”). This institution shall determine the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business as of the Option Closing Date and shall submit it to McDonald’s and Master Franchisee within 30 days of the Option Closing Date (such calculation, along with the calculation performed by the Master Franchisee’s independent certified public accountants pursuant to Section 22.7.2(a), the “Primary Calculations”).

(2)Each Primary Calculation shall set forth a single determination of the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business as of the Option Closing Date, as the case may be, and not a range thereof. If the Primary Calculations differ by an amount which is less than 10% of the lower Primary Calculation, the final value of the Funded Debt and/or Cash or Contingencies, as the case may be, shall be the average of such Primary Calculations. If McDonald’s fails to timely appoint an accounting firm or if Master Franchisee’s independent certified public accountants or McDonald’s accounting firm fails to deliver a Primary Calculation before the end of the 30-day period, then the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business, as the case may be, shall be equal to the Primary Calculation that was timely delivered.
(3)If the Primary Calculations differ by an amount which is greater than 10% of the lower Primary Calculation, McDonald’s and Master Franchisee shall jointly select a third accounting firm, which shall not be a Disqualified Firm. (If McDonald’s and Master Franchisee cannot agree on a third accounting firm within ten days after the date on which the Primary Calculations were delivered, then McDonald’s and Master Franchisee shall meet at 10 a.m. (New York Time) on the fortieth day following the date of the Fair Market Value Date or the Adjusted Fair Market Value Date, as the case may be, at McDonald’s offices in Chicago, Illinois, and select an accounting firm from the list of registered public accounting firms maintained by the Public Company Accounting Oversight Board (other than any Disqualified Firm) at random by drawing from a hat.) The selected accounting firm shall then make its own determination, which shall be calculated without reference to or reliance on the Primary Calculations, of the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business, as the case may be (the “Secondary Calculation”) and deliver it to the parties within 30 days. The Secondary Calculation shall set forth a single determination of the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business, as the case may be, and not a range thereof. The Primary Calculation that is closest to the Secondary Calculation shall become the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business, as the case may be; provided, however, that if the Secondary Calculation is the arithmetic mean of the Primary Calculations, then the Secondary Calculation shall become the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business, as the case may be.

(c)Each of McDonald’s and Master Franchisee agrees to cooperate in good faith with any accounting firm selected to conduct the Primary Calculation or Secondary Calculation and shall provide such institutions with access to any and all information and/or personnel requested by such institution in connection with the determination of the value of the Funded Debt and/or Cash and/or Contingencies of the Subject Business, as the case may be. Such requests may include, among other things, requests for financial projections, budget proposals, management presentations, accounting books and records and explanations by management with respect thereto.
22.8.Securities Offerings. In connection with any public or private offering of Securities by Parent or any of its Subsidiaries or any Master Franchisee Party (a “Securities Offering”):
22.8.1.McDonald’s shall have the right to review all documentation (including any Offering Document) relating to such Securities Offering reasonably in advance of such Securities Offering, at Parent’s sole expense, and Parent shall use its best efforts to incorporate any comments McDonald’s may have with respect to any of such documentation.
22.8.2.Master Franchisee shall cause the issue of such Securities Offering to include a disclaimer substantially similar to the following in any Offering Document relating to such Securities Offering:
“This is an offering by [insert name of issuer] and not by McDonald’s Corporation or any of its affiliates. McDonald’s Corporation and its affiliates make no representation or warranty, express or implied, for or in respect of the information contained herein.”
22.8.3.None of Parent or any of its Subsidiaries or any Master Franchisee Party shall use (i) the McDonald’s “golden arches” design or any design incorporating the McDonald’s “golden arches” design; (ii) the phrase “I’m lovin’ it”; or (iii) the McDonald’s name, in each case on any Securities issued in any Securities Offering or any Offering Document, other than any use of the McDonald’s name in connection with a description of the rights obtained under this Agreement.
22.9.Right to Exercise Call Option; Damages on Failure to Complete. McDonald’s right to exercise the Call Option shall not be affected by the occurrence of any event described in Section 23.2.3. If Beneficial Owner, any Owner Entity or any Master Franchisee Party fails to perform its obligations in respect of the Call Option such that McDonald’s does not receive all of the right, title and interest in the Equity Interests relating to the Subject Business free and clear of all Liens (if applicable as set forth in the Escrow Agreement) hereunder or under the Escrow Agreement, or upon the occurrence of any event described in Section 23.2.3, McDonald’s shall have the right upon notice to Beneficial Owner, any Owner Entity or the relevant Master Franchisee Party, as applicable, to cancel the Call Option without cost or penalty to McDonald’s. Upon any such cancellation, or otherwise in the event that McDonald’s is not permitted to exercise the Call Option or upon exercise does not receive all of the right, title and interest in the Subject Business, in addition to its other rights hereunder, McDonald’s shall (acting reasonably and in good faith) determine and be entitled to damages from Beneficial Owner, any Owner Entity and the Master Franchisee Parties, jointly and severally, of McDonald’s total damages and costs arising from its loss of bargain represented by this Agreement, including among other damages the loss of revenues attributable to this Agreement. The

Parties agree that such damages and costs recoverable by McDonald’s shall in no event be less than the aggregate amount of Royalties paid or payable by the Master Franchisee Parties hereunder for the most recently completed 12-month period ending on the date of such cancellation, multiplied by the number of years left in the applicable Term, plus damages attributable to loss of goodwill associated with the Intellectual Property and any additional amounts that would be invested in or otherwise spent by McDonald’s to replicate the Subject Business that should have been delivered to McDonald’s pursuant to such Call Option.
23.Material Breaches and Remedies
23.1.Material Breaches by Master Franchisee. Master Franchisee shall be considered to be in default of its obligations under this Agreement upon the occurrence and during the continuance of any Material Breach.
23.2.Material Breaches. Each of the following events is a “Material Breach” hereunder:
23.2.1.The material breach by Beneficial Owner, any Owner Entity, Master Franchisee, any Arcos Subsidiary of any of their respective (a) representations or warranties or (b) obligations under this Agreement, including but not limited to compliance with the System and the Standards; provided, in the case of the foregoing clause (b), that the relevant Party has failed to cure such material breach within 30 days after receipt of notice thereof from McDonald’s;
23.2.2.The failure by Master Franchisee, Beneficial Owner, Owner Entity or any Arcos Subsidiary to comply with any of its respective obligations contained in Section 7.18;
23.2.3.To the fullest extent permitted by Applicable Law, the insolvency or making of a general assignment for the benefit of creditors of any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary; the voluntary filing by any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary of a petition in commercial insolvency (including a concurso mercantil); the filing by any other Person of such a petition against any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary, which is not dismissed within 60 Business Days after the filing date; the adjudication of any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary as bankrupt or insolvent; the filing by or with the consent of any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary of any other proceeding for the appointment of a receiver, a conciliator or an auditor of any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary or other custodian or similar official for the business or Assets of any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary, or any part thereof; the appointment by any court of competent jurisdiction of a receiver, a conciliator or an auditor or other custodian (permanent or temporary) of Assets of any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary, or any part thereof; or the institution of proceedings for a composition with creditors under Applicable Law of any Territory by or against any Owner Entity, Beneficial Owner, Master Franchisee or an Arcos Subsidiary;

23.2.4.The indictment on charges or conviction of Woods W. Staton or the Approved Successor (as applicable), Beneficial Owner, any Owner Entity, Master Franchisee or an Arcos Subsidiary or any of their respective agents or employees by a court or other body of competent jurisdiction, or pleading no contest by such Person to, (a) a crime or offense that is punishable by incarceration for more than one (1) year or a felony; (b) a crime or offense that involves terrorist financing, financial crimes, bribery or corruption; (c) a fraudulent or dishonest activity, including the concealment of revenues or the provision of false or misleading financial information relating to the Master Franchise Business; (d) understatement in an intentional, reckless or grossly negligent manner of the Gross Sales of any Master Franchisee Restaurant; or (e) a crime or offense or the indictment on charges thereof that, in the determination of McDonald’s, is likely to adversely affect the reputation of such Person, any Franchised Restaurant, McDonald’s or any of its Affiliates or the Trademarks, or otherwise adversely affect the System, McDonald’s Restaurants or the goodwill associated with the Trademarks;
23.2.5.The participation by any Master Franchisee Party or any of its Subsidiaries in any fraudulent or dishonest activity that is material to the Master Franchise Business in any Territory or the failure by Master Franchisee to report to McDonald’s any such fraudulent or dishonest activity by any of the employees or agents of any Master Franchisee Party or any of its Subsidiaries, including the concealment of revenues or the provision of false or misleading financial information;
23.2.6.The entry of any judgment against any Owner Entity, Beneficial Owner, Master Franchisee or any Arcos Subsidiary in excess of $5,000,000, or the failure to pay any creditor, including any Approved Supplier, Distributor or Governmental Authority, any amount as and when due and payable, that is not duly paid or otherwise discharged within 30 days, unless such judgment is being contested on appeal in good faith by any Owner Entity or Master Franchisee;
23.2.7.The default by any Owner Entity, Master Franchisee, or any Arcos Subsidiary under any Financing Agreement which continues beyond any applicable cure period set forth in any such Financing Agreement, which default shall be deemed to materially and adversely affect each of the Territories if it (a) was caused by any Owner Entity, Master Franchisee, LatAm or Netherlands Subholding; or (b) was caused by any Arcos Subsidiary organized in a Major Territory and shall have resulted in or formed the basis of the acceleration of all amounts then due and payable under any such Financing Agreement;
23.2.8.The engagement by any Master Franchisee Party, any Owner Entity or any of their respective Affiliates or any Managing Director, Senior Executive or Chief Financial Officer in any Territory or Territories in public conduct that reflects materially and unfavorably upon the operation of McDonald’s Restaurants, the System or the goodwill associated with the Intellectual Property, and the failure of the relevant Master Franchisee Party, Owner Entity, Affiliate, Managing Director, Senior Executive or Chief Financial Officer to cease such conduct within five days after receipt of notice thereof from McDonald’s; provided that engagement in legitimate political activity (including testifying, lobbying, or otherwise attempting to influence legislation to the extent not in violation of the

U.S. Foreign Corrupt Practices Act or similar anti-corruption or money laundering law applicable in any Territory) shall not be grounds for termination;
23.2.9.The engagement by any Master Franchisee Party, any Owner Entity or any of their respective Affiliates or any Managing Director, Senior Executive or Chief Financial Officer in any Territory or Territories in an act constituting gross negligence, recklessness or intentional or willful misconduct relating to the conduct of the Master Franchise Business that, in the determination of McDonald’s, is likely to materially adversely affect the reputation of McDonald’s or any of its Affiliates or the Trademarks, or otherwise materially adversely affect the System, McDonald’s Restaurants or the goodwill associated with the Trademarks; provided that engagement in legitimate political activity (including testifying, lobbying, or otherwise attempting to influence legislation to the extent not in violation of the U.S. Foreign Corrupt Practices Act or similar anti-corruption or money laundering law applicable in any Territory) shall not be grounds for termination;
23.2.10. The failure by any Master Franchisee Party, Owner Entity or Beneficial Owner to comply with any provision of this Agreement other than those defined as a Material Breach more than once in any period of 12 consecutive months, regardless of whether (a) any such breach is a Material Breach or not; (b) any such breach was cured or not; (c) any such breach was committed by Master Franchisee Party, Owner Entity or Beneficial Owner; or (d) such breaches were of the same nature or not; provided that (i) promptly following any such breach by any Master Franchisee Party, Owner Entity or Beneficial Owner, McDonald’s shall notify Master Franchisee in writing that the first breach (as contemplated by this Section 23.2.10) has occurred, and (ii) thereafter, a Material Breach shall have occurred only to the extent that a Master Franchisee Party, Owner Entity or Beneficial Owner (x) commits a subsequent breach within the 12-month period following the date of such initial notice and (y) fails to cure such breach within 30 days after McDonald’s delivers to Master Franchisee a notice referencing this Section 23.2.10;
23.2.11. The failure by the Master Franchisee Parties to achieve:
(a)at least 80% of the aggregate Targeted Openings during any one calendar year of any Restaurant Opening Plan applicable to (i) both Brazil and Mexico, or (ii) all Territories (excluding Brazil and Mexico);
(b)during the first ten (10) years of the Terms, at least 90% of the aggregate Targeted Openings during any Two-Year Compliance Period of the Restaurant Opening Plans applicable to both Brazil and Mexico; or
(c)at least 90% of the aggregate Targeted Openings during any Three-Year Compliance Period of any Restaurant Opening Plan applicable to (i) both Brazil and Mexico, or (ii) all Territories (excluding Brazil and Mexico);
23.2.12. The failure by the Master Franchisee Parties to comply with at least 80% of the (i) U.S. Dollar funding requirements or (ii) Reimaging and Modernization requirements of any Reinvestment Plan with respect to any Territory as and when such Reinvestment Plan is required to be implemented for a period of one year after notice thereof has been given to Master Franchisee;

23.2.13. The failure by any Owner Entity, Master Franchisee or any Arcos Subsidiary to pay any amount required to be paid to McDonald’s under this Agreement (including overdue interest thereon as provided in Section 25.2.3) that in the aggregate exceeds $80,000,000;
23.2.14. The failure by Master Franchisee (a) to cause any Letter of Credit to be reissued by a Qualified Bank no later than 60 days prior to the expiration date of such Letter of Credit; or (b) to restore the aggregate amount available under the Letters of Credit to at any time during the Regular Term, $80,000,000 within 30 days following any draw thereunder;
23.2.15. The failure by Master Franchisee, if any amount is payable pursuant to Section 22.5.2, to either (i) assume all of the Funded Debt (less Cash determined as of the Exercise Date or, if subsequently adjusted pursuant to Section 22.7.2, the Option Closing Date) and Contingencies attributable to the Subject Business and execute a general release in favor of McDonald’s and in form and scope acceptable to McDonald’s, relieving McDonald’s of any obligations with respect thereto; or (ii) pay to McDonald’s any amounts payable on any Option Closing Date (without regard to any notice or cure period that may otherwise apply under this Agreement);
23.2.16. The material breach by Brazilian Master Franchisee of any of its obligations, including compliance with the System, under the Brazil MFA if Brazilian Master Franchisee shall have failed to cure such material breach within 30 days after its receipt of notice thereof from McDonald’s;
23.2.17. The material breach by any Owner Entity or any Master Franchisee Party of its representations, warranties or obligations under any MFA Document if such Owner Entity or Master Franchisee Party shall have failed to cure such material breach within 30 days after its receipt of notice thereof from McDonald’s;
23.2.18. The entry into any agreement (including any unsecured or secured debt facility, indenture or other instrument or agreement) by Beneficial Owner, any Owner Entity, Master Franchisee Party or any of their respective Subsidiaries that is materially adverse to any of McDonald’s rights (a) under the Call Option; or (b) in respect of the Intellectual Property;
23.2.19. [Reserved];
23.2.20.Any breach of Section 8;
23.2.21. [Reserved];
23.2.22. [Reserved];
23.2.23.The Master Franchisee Parties’ or their Franchisees’ failure to use the Intellectual Property in compliance with this Agreement and the Standards, and fail to cure such breach within thirty (30) days of receipt of notice thereof from McDonald’s;

23.2.24. Any of the Master Franchisee Parties or their Franchisees sells food or beverage products other than the Menu Items, sells Menu Items that fail to conform to the Standards in their composition or preparation, or fails to sell all of the core Menu Items approved by McDonald’s, and failure to cure any such breach within thirty (30) days of receipt of notice thereof from McDonald’s;
23.2.25. Any of the Master Franchisee Parties or their Franchisees fails to comply with any Applicable Law or the Standards pertaining to food safety or prevention of food or beverage adulteration and, to the extent curable, fails to cure any such breach within ten (10) days of receipt of notice thereof from McDonald’s; or
23.2.26. Any of Beneficial Owner, any Owner Entity, Master Franchisee or any Arcos Subsidiary commits a Transfer in violation of this Agreement, or commits a material breach of Section 22.2.
23.3.Remedies. Upon the occurrence and during the continuance of a Material Breach, McDonald’s, at its option, may take any one or more of the following actions:
(a)In the case of any Material Breach, other than any Material Breach specified in Section 23.2.11(a):
(i)Terminate this Agreement, in whole or, in McDonald’s sole discretion, with respect to any one or more Territories identified by McDonald’s as being affected by such Material Breach or to which such Material Breach may be attributable, directly or indirectly; or
(ii)Exercise the Call Option with respect to all of the Territories, or in McDonald’s sole discretion, with respect to one or more Territories identified by McDonald’s as being affected by such Material Breach or to which such Material Breach may be attributable, in either case directly or indirectly; provided, however, that if the Material Breach relates to any one or more Territories other than a Major Territory and is not a Material Breach specified in Section 23.2.11(a), McDonald’s shall only be entitled to exercise the Call Option with respect to such Territory or Territories.
(b)Solely in the case of any Material Breach specified in Section 23.2.11(a), terminate the exclusive right of Master Franchisee to exploit the Master Franchisee Rights granted in Section 3 with respect to each Territory to which such failure may be attributable.
23.4.Mandatory Closure of Franchised Restaurants. In addition to McDonald’s right to terminate this Agreement under Section 23.3, and other rights and remedies under this Agreement and Applicable Law, McDonald’s has the right to terminate any Master Franchisee Party’s right to operate any Franchised Restaurant, effective upon notice to the relevant Master Franchisee Party without any opportunity to cure, upon the occurrence of one (1) or more events described below:
23.4.1.The failure to maintain possession or occupation of the Real Estate on which the relevant Franchised Restaurant is located;

23.4.2.The suspension, revocation or non-renewal of licenses or permits necessary for the proper operation of the relevant Franchised Restaurant; or
23.4.3.The material breach by a Master Franchisee Party of any of its other obligations under this Agreement with respect to the relevant Franchised Restaurant, including the obligation to maintain and operate the relevant Franchised Restaurant in a clean and wholesome manner in compliance with the Standards, and the Master Franchisee Party fails to cure such breach within ninety (90) days of receipt of notice thereof from McDonald’s.
23.5.Restrictions on Distributions. In addition to McDonald’s right to terminate this Agreement under Section 23.3 for a Material Breach, the Call Option, and other rights and remedies under this Agreement and Applicable Law, McDonald’s shall have the right in its sole judgment to restrict Parent and its consolidated Subsidiaries from making any Restricted Payments during the Restricted Payments Period, in the event of the occurrence of one (1) or more events described below (each a “Restricted Payment Trigger Event”):
(a)Any Master Franchisee Party fails to pay any amounts due under this Agreement, including due to any understatement of Gross Sales, and the relevant Master Franchisee Party fails to cure such breach within thirty (30) days of receipt of notice thereof from McDonald’s; or
(b)Parent and its consolidated Subsidiaries fail to comply with any of the financial covenants required under Section 7.16 and, to the extent curable, fails to cure such non-compliance within thirty (30) days of receipt of notice thereof from McDonald’s.
23.6.Notice. In addition to the requirement under Section 7.23, upon Master Franchisee’s obtaining knowledge of a Material Breach, Master Franchisee shall promptly notify McDonald’s of such Material Breach, including information describing the nature thereof in reasonable detail and the action being taken to correct such Material Breach.
23.7.Mitigation. McDonald’s shall have the right, but not the obligation, to take such action as it may deem necessary or appropriate to cure or remediate any Material Breach, but no such action, cure or remediation shall constitute a waiver of any of McDonald’s rights or remedies hereunder or under Applicable Law with respect to such Material Breach. Any such actions taken by McDonald’s shall be at the sole expense of Master Franchisee.
23.8.Automatic Termination. Upon the occurrence of a Material Breach specified in Section 23.2.3, this Agreement shall terminate without the need for any Party to take any further action.
24.Rights and Obligations Upon Termination or Expiration of the Master Franchise
24.1.Termination or Expiration of this Agreement. If this Agreement expires or terminates according to its terms, then:

24.1.1.Master Franchisee shall pay to McDonald’s and its Affiliates, within ten Business Days following the effective date of the termination or expiration of this Agreement, or such later date that the amounts due are determined as provided in this Agreement any amounts owed to McDonald’s or any of its Affiliates which are then unpaid and any late charges with respect thereto; and
24.1.2.In addition to, but not in lieu or limitation of, all of McDonald’s rights and remedies set forth elsewhere in this Agreement and under Applicable Law, McDonald’s shall have the right, but not the obligation, to exercise the Call Option set forth under Section 22.5. If McDonald’s does not exercise the Call Option pursuant to this Section 24.1.2, then:
(a)McDonald’s shall execute and deliver all necessary documents and instruments and perform any additional acts that McDonald’s determines to be necessary or appropriate to confirm the continuing rights to the Intellectual Property and otherwise of any Franchisee under a Franchise Agreement the term of which extends beyond the applicable Term; and
(b)McDonald’s shall have the option to purchase the furniture, fixtures, signs, equipment, leasehold improvements and other similar fixed property (but excluding, for the avoidance of doubt, Real Estate or rights therein) or any portion thereof held by the Franchised Restaurant(s) designated by McDonald’s, for a sum equal to the fair market value of such property, by delivering a written notice to Master Franchisee within sixty (60) days following any such termination or expiration. If McDonald’s and Master Franchisee fail to agree on the fair market value within sixty (60) days after McDonald’s notice, the fair market value of such property shall be determined by a reputable international accounting firm designated by McDonald’s.
24.2.Responsibilities of Master Franchisee Parties upon Termination. Upon termination or expiration of this Agreement with respect to any Territory, the Master Franchisee Parties shall, with respect to the affected Territory:
24.2.1.Not directly or indirectly at any time or in any manner identify themselves or any business as a current franchisee or licensee of, or as otherwise associated with McDonald’s or any of its Affiliates, or use any Intellectual Property or any colorable imitation thereof in any manner or for any purpose, or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with McDonald’s or any of its Affiliates;
24.2.2.Unless McDonald’s is entitled to and does exercise its right to acquire the Equity Interests in Master Franchisee or any Equity Interest in any Arcos Subsidiary, within five Business Days remove all signs, structures, elements or designs incorporating or containing any Intellectual Property, and return to McDonald’s or destroy all items, forms and materials containing any Intellectual Property or otherwise identifying or relating to a Franchised Restaurant and to comply fully with all Standards applicable to the closing or transfer of a McDonald’s Restaurant;

24.2.3.Within five Business Days, take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to Master Franchise Parties’ use of any Intellectual Property;
24.2.4.Not sell any McDonald’s branded product or service or product or service identified as part of the System;
24.2.5.If applicable, notify all relevant Persons with regard to the Electronic Properties within each Territory of the termination or expiration of this Agreement, and Transfer (or cause to be Transferred) any such Electronic Property within each Territory to McDonald’s or any other Person designated by McDonald’s;
24.2.6.Not sell any equipment covered by Patents to any third party unless authorized in writing by McDonald’s and to comply with McDonald’s directions regarding the disposition of such equipment at Master Franchisee’s sole expense;
24.2.7.Furnish to McDonald’s, within 30 Business Days after the effective date of termination or expiration, evidence satisfactory to McDonald’s of Master Franchisee’s compliance with the foregoing obligations;
24.2.8.Immediately cease to use any of the Confidential Information which has been disclosed to, or otherwise learned or acquired by Master Franchisee or any Master Franchisee Party and, no later than three Business Days after termination or expiration, return to McDonald’s all copies of all Operations Manuals and all materials containing Confidential Information which have been loaned or made available hereunder;
24.2.9.Within thirty (30) days of notice from McDonald’s, at Master Franchisee’s sole cost, Transfer Information and other data specified by McDonald’s to McDonald’s (or its designee) in compliance with McDonald’s directions. For the avoidance of doubt, any and all analytics data, metrics, findings, insights, results, reports and such other information derived (entirely or partially) from Information, data in respect of any and all targeted Persons as potential customers of McDonald’s, and/or data related to the Master Franchise Business and Franchised Restaurants, shall be included in the Master Franchise Parties’ obligation to transfer under this Section 24.2.9; and
24.2.10.Within 30 Business Days, take such action as may be required to Transfer any Arcos Subsidiary that was organized in such Territory or held Assets or Real Estate related to the operations of such Territory to a Person that is not a Subsidiary of Master Franchisee.
24.3.Transition Services.
24.3.1.As soon as reasonably practicable, and in any event no later than six (6) months, following the Effective Date, McDonald’s and Master Franchisee shall in good faith discuss and agree on a transition plan (the “Transition Plan”) setting forth in reasonable detail the steps and actions to be taken by each Party to facilitate McDonald’s assumption of the operation of the Master Franchise Business in each relevant Territory following the exercise of a Call Option pursuant to Section 22.5.1.

24.3.2.If a Call Option is exercised pursuant to Section 22.5.1 with respect to any or all Territories or this Agreement is terminated with respect to any or all Territories, then:
(a)The Transition Plan shall be immediately implemented and Master Franchisee shall, and shall cause each of its Related Parties to, comply with the Transition Plan on and from the Exercise Date or the effective date of the termination or expiration of this Agreement (as applicable);
(b)McDonald’s shall be entitled immediately to assume the operation of any or all affected Franchised Restaurants;
(c)Master Franchisee shall, and shall cause its Related Parties to, cooperate with McDonald’s in connection with the receipt of any approval from any Governmental Authority required to ensure the exercise and consummation of the Call Option and the continuous operation of such Franchised Restaurants; and
(d)Master Franchisee shall provide, and shall cause each of its Related Parties to, provide to McDonald’s any services required to ensure the continuous operation of such Franchised Restaurants (the “Services”), in accordance with the procedures and standards set forth below:
(i)McDonald’s and Master Franchisee shall each nominate a representative to act as the “primary contact person” with respect to the performance of the Services (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties, all communications relating to the Services shall be directed to the Service Coordinators.
(ii)Master Franchisee shall (and shall cause any Person performing services on its behalf to) use best efforts, skill and judgment in providing the Services.
(iii)Master Franchisee shall, and shall cause its Related Parties to, reasonably cooperate with McDonald’s in all matters relating to the provision of the Services and perform all obligations hereunder in good faith and in accordance with principles of fair dealing and refrain from any willful or intentional misconduct, gross negligence or violation of Applicable Law.
(iv)Master Franchisee shall use its best efforts to cause any third party whose actions are necessary to the provision of the Services to cooperate with McDonald’s in connection therewith.
(v)McDonald’s shall use commercially reasonable efforts to (i) provide information and documentation necessary for Master Franchisee to perform the Services; (ii) make available, as reasonably requested by Master Franchisee, sufficient resources; and (iii) make or provide timely decisions, approvals and acceptances in order that Master Franchisee may perform the Services in a timely and efficient manner.
(vi)Master Franchisee shall follow, and shall cause its Related Parties to follow, any Standards of McDonald’s applicable to the Services.

(vii)In consideration for the Services, McDonald’s shall pay to Master Franchisee all direct costs of Master Franchisee in providing the Services, including any reasonable and documented out-of-pocket expenses.
24.4.Right to Hire Former Employees. McDonald’s shall be entitled to interview, solicit and / or hire any former employee of any Franchised Restaurant that are no longer being operated by Master Franchisee or a Franchisee.
24.5.Accrued Rights and Liabilities. For the avoidance of doubt, each Party acknowledges and agrees that the termination or expiration of the Agreement will not amount to any release or waiver of any right, claim or remedy which any Party may have which has accrued (or, in the case of a contingent liability, may accrue) under, in relation to or otherwise in connection with this Agreement prior to its termination or expiry.
25.General Provisions
25.1.Effective Date. This Agreement shall be effective on and from, nunc pro tunc, January 1, 2025 (“Effective Date”), except for Section 1 (Definitions, Interpretation and Effective Date), Section 19 (Confidential Information/Exclusive Dealing by Master Franchisee), Section 25 (General Provisions), Section 26 (Governing Law and Arbitration), Section 27 (Acknowledgements), Section 28 (Entire Agreement/Amendments) and Schedule 2 (Definitions), which shall be effective and be binding on the Parties, on and from, nunc pro tunc, December 30, 2024 (the “Commencement Date”). The A&R MFA governed the rights and obligations of the Parties from the Commencement Date until the Effective Date.
25.2.Payments.
25.2.1.Master Franchisee’s obligation to pay any fee or make any payment to McDonald’s at the times and in the manner required under this Agreement shall in no event be conditioned upon receipt by Master Franchisee of any amount from any Franchisee.
25.2.2.Master Franchisee shall at all times participate in an automatic debit/credit transfer program as specified by McDonald’s from time to time for the payment of all amounts due to McDonald’s hereunder. Master Franchisee shall execute and deliver to McDonald’s such documents and instruments as may be necessary to establish and maintain such an automatic debit/credit transfer program.
25.2.3.Amounts payable by any Master Franchisee Party, Owner Entity or Beneficial Owner hereunder shall be paid in U.S. Dollars and shall be due and payable on the dates specified herein. If any payment required hereunder is not made when due, the relevant Master Franchisee Party, Owner Entity or Beneficial Owner, as applicable, shall, to the fullest extent permitted by Applicable Law, pay to McDonald’s interest on the past due amount from and including the due date for such payment to, but excluding, the date of actual payment thereof at a per annum rate equal to the highest rate allowed by Applicable Law or, if there is no maximum rate permitted by Applicable Law, then 15%. Such interest will be calculated on the basis of monthly compounding and the actual number of days elapsed, divided by 365. This late charge shall be in addition to any other remedy available to McDonald’s hereunder or under Applicable Law. The Master Franchisee Parties, Owner Entities and Beneficial Owner acknowledge that nothing contained in this Section shall constitute an agreement by

McDonald’s to accept any overdue payment or a commitment by McDonald’s to extend credit to, or otherwise finance, Master Franchisee’s operation of the Master Franchise Business.
25.2.4.Except for Royalties, the calculation of U.S. Dollar equivalents for any amount payable hereunder on any day shall be made using (a) on the spot rate of exchange for settlement on such date as reported in The Wall Street Journal, Eastern Edition, as the New York foreign exchange selling rate applying to trading among banks in amounts of $1,000,000 or more, or, if not so reported; or (b) the arithmetic average of the day’s spread for settlement on such date as reported in the Financial Times, London Edition. In the case of Royalties, the calculation of the amounts payable shall be based on the arithmetic average of the exchange rates determined in accordance with the preceding sentence of each day on which such exchange rates are published in the respective calendar month for which such Royalties are owed.
25.2.5.The U.S. Dollar is the sole currency of account and payment for all amounts payable by any Party to McDonald’s hereunder, including damages. Any amount received or recovered in currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction or otherwise) shall only constitute a discharge of the relevant Party to the extent of the U.S. Dollars that McDonald’s is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the amount expressed to be due to McDonald’s, Master Franchisee, each Arcos Subsidiary and Curacao Entity shall jointly and severally indemnify and hold harmless McDonald’s against any loss or cost sustained by it in making any such purchase. For the purposes of this Section, it shall be sufficient for McDonald’s to certify that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable). If any Master Franchisee Party is unable to pay Royalties in U.S. Dollars as result of the imposition of any exchange controls by any Governmental Authority, then Master Franchisee or another Master Franchisee Party shall make such payments on its behalf as and when such payment is due and payable.
25.2.6.Except to the extent provided in this Section, amounts payable by any Master Franchisee Party, Owner Entity or Beneficial Owner to McDonald’s hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, fees or other governmental charges imposed or levied by or on behalf of any jurisdiction within the Territories or any political subdivision or taxing authority thereof or therein (“Local Taxes”), except that each Master Franchisee Party shall withhold and pay by their due date all Local Taxes, if any, which are required to be withheld and paid by the Master Franchisee Party under the Applicable Law of any Territory from which payment is made by the Master Franchisee Party to McDonald’s under this Agreement. If any Local Taxes withheld by any Master Franchisee Party or otherwise imposed on McDonald’s in respect of such a payment are not creditable by McDonald’s for U.S. federal income tax purposes (including as a result of McDonald’s not being treated as the recipient and beneficial owner of the related income for Local Tax purposes, or otherwise not being treated as the taxpayer with respect to such Local Taxes for U.S. foreign tax credit purposes), such Master Franchisee Party will pay to McDonald’s such additional amounts as may be necessary to ensure that any net payment received by McDonald’s after such withholding or other payment of Local Taxes is equal to the amount that McDonald’s would have received had no such withholding or other payment been required. The Master Franchisee Parties and Curacao Entity shall be jointly and severally liable for the obligation to pay any amounts owed under the preceding sentence. The Master Franchisee Parties and Curacao Entity shall, jointly and severally, indemnify and hold McDonald’s and its Affiliates harmless against any penalties, interest or expenses incurred by or assessed against McDonald’s or its Affiliates as a result of the failure by any Master Franchisee Party to withhold Local Taxes or to pay the Local Taxes by their due date to the appropriate taxing authority.
25.3.Priority of Payments; Set-Off Rights. McDonald’s shall be entitled to apply any payment from any Master Franchisee Party in such order as McDonald’s may determine in its sole discretion to any amount due but unpaid by any other Master Franchisee Party. No Master Franchisee Party, Owner Entity or Beneficial Owner shall have any right to any set-off, counterclaim, recoupment, defense or other claim, right or action whatsoever against McDonald’s or any of its Affiliates.
25.4.Severability. The provisions of this Agreement shall at all times be construed, interpreted and applied to preserve and maintain the Parties’ intention to effect a unitary and indivisible transaction covering a single legal and economic transaction that is personal to the Master Franchisee Parties. For purposes of any Transfer, assumption, rejection or rescission of this Agreement, this Agreement constitutes one indivisible and non-severable agreement dealing with and covering a single legal and economic transaction which may be transferred, assumed, assigned, rejected or rescinded (as applicable) only as a whole with respect to all (and not less than all) of the obligations covered under this Agreement; provided, however, that nothing herein shall constitute an admission by McDonald’s that any such Transfer, assumption, rejection or rescission (as applicable) is permissible under Applicable Law or this Agreement or shall constitute a waiver of any provision of this Agreement, including without limitation, Section 22.2. To the extent consistent with the foregoing, if any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision hereof invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, (i) such provision shall be severed only with respect to such Territory and shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other Territory, case or circumstance, or of rendering any other provision hereof invalid, inoperative, or unenforceable to any extent whatsoever in any other Territory; and (ii) Master Franchisee and McDonald’s shall negotiate in good faith to agree to replacement provisions that to the greatest extent possible achieve the intended objectives of the original severed provisions on terms that are valid, operative and enforceable.
25.5.Approvals and Consents of McDonald’s. Unless a different standard is expressly required in this Agreement, whenever in this Agreement any action is subject to McDonald’s prior approval or consent, such approval or consent may be granted or denied in McDonald’s in the exercise of its discretion or business judgment based on its assessment of the overall best interest of the System and / or franchise program. Master Franchisee shall make a timely written request for any such approval or consent, and each such approval or consent shall be evidenced by a writing signed by an officer of McDonald’s. Any approval or consent may be subject to such conditions as McDonald’s deems appropriate or be granted on a “test” or temporary basis. Master Franchisee shall reimburse McDonald’s for any reasonable, documented out-of-pocket legal or other professional advisor’s expenses it incurs in connection with considering any such approval or consent request (the “Advisor Expenses”); provided that, Master Franchisee shall only be liable to reimburse McDonald’s for any Advisor Expenses up to a maximum of Fifty Thousand Dollars ($50,000) in the aggregate in each calendar year (“Advisor Expenses Cap”); provided, further, that in the event McDonald’s Advisor Expenses exceed the Advisor Expenses Cap, the Parties shall discuss in good faith the allocation of such Advisor Expenses between the Parties.
25.6.Delegation. Any Affiliate, designee, employee, regional office, branch, contractor, service provider or agent of McDonald’s Group may perform any obligation imposed on McDonald’s, or exercise any right granted to McDonald’s, by this Agreement, as McDonald’s may in its sole judgment designate from time to time; provided, however, that McDonald’s shall remain fully responsible to Master Franchisee for all of such delegated obligations.
25.7.Waiver. No Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party; or (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein, except to the extent such extension or waiver is set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent Material Breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available under this Agreement or under Applicable Law. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
25.8.Benefits of this Agreement. This Agreement is binding upon the Parties hereto and their respective executors, administrators, heirs, permitted Transferees and successors in interest. This Agreement shall inure to the benefit of any permitted Transferee, to McDonald’s, its Affiliate and licensors as provided in Sections 15 and 22 and to the McDonald’s Indemnified Parties. McDonald’s Corporation shall be an intended third party beneficiary of each obligation owed to McDonald’s by any Master Franchisee Party under this Agreement.
25.9.Counterparts and E-Signature. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The execution by one Party of any counterpart shall be sufficient execution by that Party whether or not the same counterpart has been executed by any other Party. The exchange of executed counterparts of this Agreement or of signature pages by electronic transmission (including email) will constitute effective execution and delivery of this Agreement, and may be used in lieu of the original for all purposes. This Agreement shall become effective when each Party has signed at least one (1) counterpart. This Agreement may be executed through the use of electronic signature, which each Party acknowledges is a lawful means of obtaining signatures. Each Party agrees that its electronic signature on this Agreement is the legal equivalent of its handwritten signature on this Agreement. Each Party further agrees that its use of a key pad, mouse, mobile phone or other device to select an item, button, icon or similar act/action to electronically sign this Agreement constitutes its signature of this Agreement as if actually signed by such Party in writing. Each Party also agrees that no certification authority or other third-party verification is necessary to validate its e-signature and that the lack of such certification or third-party verification will not in any way affect the enforceability of its e-signature on this Agreement.
25.10.Specific Performance. Beneficial Owner, Owner Entities and each Master Franchisee Party acknowledges and agrees that any violation of Section 7, 8, 11, 15, 17, 19 or 22 would cause McDonald’s irreparable injury for which damages may not be adequate, and that McDonald’s shall be entitled to injunctive relief, preventive measures or any remedy as may be available, whether judicially or extra-judicially, and including specifically such relief as may be provided by a court of competent jurisdiction or any other Governmental Authority in the exercise of its powers, in order to enforce the obligations established therein and / or to restrain any actual or threatened conduct of any Party in violation of any such Section.
25.11.Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent via an internationally recognized overnight delivery service, or sent by electronic transmission to the following respective addresses or e-mail address unless and until a different address or e-mail address has been designated by written notice to each other Party:
If to McDonald’s:    McDonald’s Latin America, LLC
110 North Carpenter Street
Chicago, Illinois 60607 U.S.A.
Attention: General Counsel of Latin America
Email: dl.notices@us.mcd.com

with a copy to:

McDonald’s Corporation
110 North Carpenter Street
Chicago, Illinois 60607 U.S.A.
Attention: General Counsel
Email: dl.notices@us.mcd.com
    Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Chantal E. Kordula; Nallini Puri
Email:    ckordula@cgsh.com;
    npuri@cgsh.com
If to an Arcos Subsidiary:    As specified in Exhibit 1

If to Master Franchisee, Owner Entities or Beneficial Owner:
    c/o Forrestal Capital Limited Company
1450 Brickell Avenue, Suite 2530
Miami, Florida 33131
Attention: Annette Franqui
Email: Afranqui@forrestalcapital.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Maurice Blanco; Frank J. Azzopardi
Email:    maurice.blanco@davispolk.com;     frank.azzopardi@davispolk.com
Notices shall be addressed to the Party to be notified at its most current business address or e-mail address of which the notifying Party has been notified. Any notice shall be deemed to have been given at the earlier of receipt, or the next Business Day after sending by electronic transmission or overnight delivery service. “Business Day,” for purposes of this Section, shall mean a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in the Territory in which the intended recipient of the notice has its address or, in the case of McDonald’s, the State of Illinois, United States of America.
25.12.Survival. All obligations under this Agreement, which expressly or by their nature survive the expiration or termination of this Agreement, shall survive expiration or termination of this Agreement, and shall continue in full force and effect until they are satisfied in full or by their nature expire, including without limitation, the obligations of the Master Franchisee Parties to pay any amount due to McDonald’s hereunder and the obligations contained in Sections 5, 7.9 (solely to the extent provided therein), 15, 17, 18, 19, 21, 22.5.1(c), 22.5.2 to 22.5.11, 22.7, 22.9, 23, 24, 25 and 26.
25.13.No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any Person not a party hereto. McDonald’s does not warrant that such obligations have been imposed on or implemented by or on any other McDonald’s franchisee or any McDonald’s Restaurant.
25.14.Language. This Agreement is entered into in the English language. If a translation of this Agreement into any other language be required or desired for any reason, it is understood that in all matters involving interpretations of this Agreement, the English text shall control.
25.15.Criminal or Civil Penalties. No Party shall engage in any activity that would expose any other Party to a risk of criminal or civil penalties under Applicable Law.
25.16.Force Majeure. Except as otherwise expressly provided herein, no Party shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from any Force Majeure, but only to the extent such duties or obligations are so affected. Any delay resulting from any such causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that no such cause other than a governmental or judicial order shall excuse payment of amounts owed or due to McDonald’s Group. The Party whose non-performance is caused by any Force Majeure shall give notice to the other Parties within ten (10) days of the occurrence of the Force Majeure, stating the full details of the Force Majeure in question and the period of time the occurrence is expected to continue. The impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure are minimized. The impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Promptly upon the Force Majeure ceasing to exist, the impacted Party shall give written notice to the other Parties of this fact, and the timeframe for the performance of any applicable obligation under this Agreement shall be extended for a period equal to the duration of such Force Majeure; provided, however, that the applicable Term shall not be extended on account of any Force Majeure. Notwithstanding the foregoing, if any Force Majeure continues for more than one hundred and twenty (120) days, McDonald’s shall have the right to terminate this Agreement with respect to any or all of the impacted Territories only in its sole discretion upon written notice to Master Franchisee.
25.17.Public Announcements. Each Master Franchisee Party shall not issue any press release or other public statement relating to any of the terms, to the negotiation or to the execution of this Agreement, any Related Agreement, or any renewal or amendment thereof, without McDonald’s approval, except for any press release or other public statement required under Applicable Law or the rules of any stock exchange on which any Master Franchisee Party’s Securities are traded, in which case the Master Franchisee Party shall provide McDonald’s with a reasonable opportunity to review and comment upon any such statement prior to its issuance; provided that, in each case, in the event that any Master Franchisee Party is required to issue any press release or other public statement which contains a mention of the terms of this Agreement by a particular time and has notified McDonald’s thereof as far in advance of such time as reasonably practicable and provided McDonald’s with the deadline of when the press release or other public statement must be issued by, and McDonald’s fails to provide advance written comments ahead of such deadline, such Master Franchisee Party may issue the press release or other public statement and shall be deemed to not have breached this provision by doing so.
25.18.Government Approval. This Agreement (or a summary version thereof) shall only be approved by, or registered or recorded by any Governmental Authority, as determined by McDonald’s in its sole judgment. The Parties agree (a) to cooperate with each other in connection with any dealings with any Governmental Authority relating to this Agreement, (b) that no Party shall submit any information to any Governmental Authority with respect to this Agreement (other than in response to a valid order or request of a court or other Governmental Authority, or as otherwise required under Applicable Law or the rules of any stock exchange) without the others’ approval, which approval shall not be unreasonably withheld, and (c) the Parties shall share equally the expenses of obtaining approval of, or registering or recording this Agreement (or a summary version thereof) and any amendment hereto or thereto, including all legal and other professional expenses (including translation expenses and disbursements), with the appropriate Governmental Authority.
25.19.Further Assurance. The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be reasonably required to enable the Parties to perform their respective obligations under this Agreement, to exercise their respective rights granted or reserved under this Agreement, and to give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, with respect to any power of attorney granted by this Agreement, which would be required to be in a specific form, translated into another language, or executed in a particular manner for it to be binding and enforceable in the relevant Territory or any other jurisdiction, each Party agrees to execute, or to cause its Affiliates to execute, in the required form and manner, a separate power of attorney meeting all such legal requirements to ensure enforceability. Whenever in this Agreement Master Franchisee has authorized McDonald’s to represent or act on behalf of Master Franchisee, such authorization shall be irrevocable and shall not terminate for any reason whatsoever. Upon McDonald’s reasonable request, Master Franchisee shall grant one or more specific irrevocable powers of attorney with respect to any one or more actions that Master Franchisee has authorized McDonald’s to take. Such power(s) of attorney shall be in such form as McDonald’s may determine in its reasonable judgment.
25.20.Joint and Several Liability. The obligations of each Master Franchisee Party and each Owner Entity under this Agreement are joint and several.
26.Governing Law and Arbitration
26.1.Governing Law. This Agreement shall be governed by the laws of the State of Illinois (U.S.A.), excluding (1) its conflict of laws rules, (2) the provisions of the Illinois Franchise Disclosure Act, and (3) the United Nations Convention on Contracts for the International Sale of Goods. Further, nothing in this Section 26.1 is intended to subject this Agreement to any business opportunity, franchise or similar law, rule or regulation of the State of Illinois or any other jurisdiction to which it otherwise would not be subject.
26.2.International Arbitration.
26.2.1.In the event of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its validity or termination, or the performance or breach thereof (each a “Dispute”), the Parties shall use their best efforts to settle the Dispute by consulting and negotiating with each other in good faith to attempt to reach a satisfactory solution. If the Parties do not reach a solution within thirty (30) days of the written notice of the existence of a Dispute, then, upon written notice by any Party to the others, any such Disputes shall be finally settled by binding international arbitration in Chicago, Illinois, before a tribunal of three arbitrators (the “Tribunal”). The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with the ICC Rules of Arbitration (the “ICC Rules”) as in effect at the time of the arbitration, except as they may be modified herein or by agreement of the Parties. The place of arbitration shall be Chicago, Illinois. Notwithstanding anything to the contrary in this Agreement, the arbitration provisions set forth in this Agreement, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code to the exclusion of any state or municipal law of arbitration.
26.2.2.The arbitration shall be conducted in the English language. Notwithstanding the foregoing, any Arbitrating Party may submit testimony or documentary evidence in any other language; provided that the Arbitrating Party submitting such evidence, at its own cost, also furnishes to the other Arbitrating Party or Arbitrating Parties, as applicable, a translation of such testimony or evidence into the English language.

26.2.3.In the event that there are two Parties to the Dispute, each Party to the arbitration (each an “Arbitrating Party”) shall nominate one arbitrator, obtain its nominee’s acceptance of such nomination, and deliver written notification of such nomination and acceptance to the other Arbitrating Party and the ICC within 30 days after delivery of the request for arbitration. In the event an Arbitrating Party fails to nominate an arbitrator or deliver notification of such nomination to the other Arbitrating Party and the ICC within this time period, upon request of either Arbitrating Party, such arbitrator shall instead be appointed by the ICC within 30 days of receiving such request. The Arbitrating Parties shall use reasonable best efforts to agree upon a third arbitrator within 40 days after delivery of the request for arbitration. If the Arbitrating Parties are unable to agree upon a third arbitrator within this time period, then the two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the Arbitrating Parties and the ICC in writing of such nomination within 15 days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Arbitrating Parties and the ICC of that nomination within this time period, then, upon request of either Arbitrating Party, the third arbitrator shall be appointed by the ICC within 15 days of receiving such request. The third arbitrator shall serve as chairman of the Tribunal.
26.2.4.In the event that there are more than two Arbitrating Parties:
(a)The Arbitrating Parties shall in good faith attempt to group themselves into a “Petitioning Party” and a “Defending Party” for purposes of selecting arbitrators, it being understood that Arbitrating Parties that are Affiliates shall always be in the same group.
(b)Each of the Petitioning Party and the Defending Party shall nominate one arbitrator, obtain its nominee’s acceptance of such nomination, and deliver written notification of such nomination and acceptance to the Arbitrating Parties and the ICC within 30 days after delivery of the request for arbitration.
(c)The Arbitrating Parties shall use reasonable best efforts to agree upon a third arbitrator within 40 days after delivery of the request for arbitration. In the event that the Arbitrating Parties are unable to agree upon a third arbitrator within this time period, then the two arbitrators appointed in accordance with clause (b) above shall nominate the third arbitrator and notify the Arbitrating Parties and the ICC in writing of such nomination within 15 days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Arbitrating Parties and the ICC of that nomination within this time period, then, upon request of any Arbitrating Party, the third arbitrator shall be appointed by the ICC within 15 days of receiving such request. The third arbitrator shall serve as chairman of the Tribunal.
(d)If it shall not be possible to form a Petitioning Party or a Defending Party, as the case may be, or if the Petitioning Party or the Defending Party, as the case may be, fails to select an arbitrator in accordance with clause (b), then, in accordance with Article 10(2) of the ICC Rules, the ICC may appoint each member of the Tribunal and shall designate one of them to act as chairman.

26.2.5.Each member of the Tribunal shall be a lawyer licensed to practice in a state of the United States of America and shall be fluent in the English language.
26.2.6.Each Party agrees that it will provide discovery consistent with the United States Federal Rules of Civil Procedure, including but not limited to depositions upon oral examination and responses to written interrogatories.
26.2.7.The Parties agree to submit to (i) the exclusive personal jurisdiction of the state and federal courts sitting in Chicago, Illinois for the purposes of (A) enforcing this agreement to arbitrate; and (B) applying to a judicial authority for interim or conservatory measures in accordance with Article 23(2) of the ICC Rules; and (ii) the non-exclusive jurisdiction of such courts for purposes of obtaining judgment upon the award rendered by the Tribunal.
26.2.8.The Parties that are not organized in the United States consent to the service of process for the purposes of clause (i) of Section 26.2.7 by appointing Cogency Global Inc., which maintains an office at 122 E. 42nd St., 18th Fl, New York, New York 10168, as its agent to receive service of process or other legal summons. Each of the Parties further consents to the service of process irrevocably for the purposes of clause (i) of Section 26.2.7 by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to each such party at its address as provided in Section 25.11. Nothing in this Section 26.2.8 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law.
26.2.9.In accordance with Article 23(2) of the ICC Rules, the Parties may apply to the competent judicial authority specified in Section 26.2.7 for interim or conservatory measures. The application of a Party to such judicial authority for such interim or conservatory measures shall not be deemed a waiver of this agreement to arbitrate.
26.2.10.The award of the Tribunal shall be promptly performed or paid (as the case may be), free and clear of any tax and deduction, and any costs, fees and taxes incident to enforcing the award shall, to the fullest extent permitted by law, be charged against the Arbitrating Party resisting such enforcement. McDonald’s may request that an award be paid in Equity Interests of Master Franchisee, in which case the Party against which the award is entered shall cause the transfer of such Equity Interests to which McDonald’s is entitled based on the fair market value of the Equity Interests as determined by the Tribunal and Master Franchisee shall register such transfer in its books; provided that McDonald’s shall first provide written notice of such election to Master Franchisee and permit Master Franchisee a period of not less than 30 days in which to elect to pay the award in cash rather than issue Equity Interests to McDonald’s. Any award shall include interest from the date of any damages incurred, and from the date of the award until paid in full, at a rate to be fixed by the Tribunal.
26.2.11.The Parties waive to the fullest extent permitted by law any rights to appeal to, or to seek review of the award of the Tribunal by, any court.

26.2.12.When a party to a Related Agreement submits a Request for Arbitration (as defined in the ICC Rules) in connection with a legal relationship in respect of which arbitration proceedings between the parties to the same or another Related Agreement are already pending under the ICC Rules (an “Already Pending Proceeding”), any party to such Related Agreement may request that the claims contained in the Request for Arbitration (the “New Claims”) be included in the Already Pending Proceeding. If a party to a Related Agreement makes such a request before the Terms of Reference (as defined in the ICC Rules) have been signed or approved by the ICC in the Already Pending Proceeding, pursuant to Article 4(6) of the ICC Rules, the ICC shall determine whether to include the New Claims in the Already Pending Proceeding. If a party to a Related Agreement makes such a request after the Terms of Reference in the Already Pending Proceeding have been signed or approved by the ICC, pursuant to Article 19 of the ICC Rules, the Tribunal in the Already Pending Proceeding shall determine whether to include the New Claims in the Already Pending Proceeding. For the avoidance of doubt, two or more arbitration proceedings may be consolidated in accordance with this Section under Articles 4(6) or 19 of the ICC Rules, even if the parties to such arbitration proceedings are not identical.
26.2.13.Except as may be required by Applicable Law or court order, the Parties agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such arbitration for purposes of the proceedings described in clause (i) of Section 26.2.7. The Parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of any arbitration.
26.2.14.The Parties expressly declare that they have jointly decided to enter into this arbitration covenant freely and voluntarily in order to have the benefit of an alternative dispute resolution method.
26.3.Limitations. Except for claims arising from any Master Franchisee Party’s non-payment or underpayment of amounts due to McDonald’s or any of its Affiliates, any Dispute arising out of or relating to this Agreement or any Related Agreement or the relationship of the Parties hereto shall be barred unless an arbitration proceeding is commenced within two years from the date the complaining Party knew or should have known of the facts giving rise to such Claim.
26.4.Special damages. EXCEPT WITH RESPECT TO THE MASTER FRANCHISEE PARTIES’, OWNER ENTITIES’ AND BENEFICIAL OWNER’S OBLIGATION TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO SECTION 21 AND CLAIMS MCDONALD’S BRINGS AGAINST ANY OTHER PARTY FOR ITS UNAUTHORIZED USE OF THE TRADEMARKS OR ANY OTHER INTELLECTUAL PROPERTY OR ANY UNAUTHORIZED USE OR DISCLOSURE OF ANY CONFIDENTIAL INFORMATION, MCDONALD’S AND EACH OTHER PARTY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, MORAL, EXEMPLARY OR ANY SIMILAR DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN OR AMONG THE PARTIES, ANY PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

27.Acknowledgements
27.1.Evaluation and Advice. Master Franchisee, each Arcos Subsidiary, each Owner Entity and Beneficial Owner acknowledge that each has read this Agreement, that each has had the opportunity to evaluate this Agreement and be advised by its counsel and financial, tax and business advisors with respect to its rights and obligations hereunder and the scope, cost and risk of the undertaking contemplated by this Agreement. Master Franchisee, the Arcos Subsidiaries, each Owner Entity and Beneficial Owner understand and accept the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain McDonald’s high standards of quality and service and the uniformity of those standards at all Franchised Restaurants in order to protect and preserve the goodwill or reputation of the System and the Trademarks.
27.2.Independent Investigation. Master Franchisee, each Arcos Subsidiary, each Owner Entity and Beneficial Owner acknowledge that each of them has conducted an independent investigation of the business venture contemplated by this Agreement. Master Franchisee, each Arcos Subsidiary, each Owner Entity and Beneficial Owner recognize that this venture involves business risks and that the success of the venture is largely dependent upon their respective business abilities. McDonald’s expressly disclaims the making of, and Master Franchisee, each Arcos Subsidiary, each Owner Entity and Beneficial Owner acknowledge that none of them has received or relied upon, any guaranty, express or implied, as to the revenues, profits or success of the business venture. Master Franchisee, each Arcos Subsidiary, each Owner Entity and Beneficial Owner acknowledge that none of them has received or relied on any representations by McDonald’s, any of its Affiliates or their respective officers, directors, employees or agents, except as expressly set forth herein. Each Party acknowledges that in all dealings with respect to this Agreement and the Related Agreements, such Party’s officers, directors, employees and agents act only in a representative capacity and not in an individual capacity.
27.3.No Broker. Each Master Franchisee Party and each Owner Entity acknowledge that neither of them has used a broker to acquire the Master Franchisee Rights or the Master Franchise Business.
28.Entire Agreement/Amendments
28.1.Entire Agreement. Each of the Parties hereto acknowledges and warrants to each other that such Party wishes to have all terms of such Party’s business relationship defined in this Agreement and the Related Agreements. None of the Parties wishes to enter into a business relationship with any of the other Parties in which any terms or obligations are the subject of alleged oral statements or in which oral statements serve as the basis for creating rights or obligations different than or supplementary to the rights and obligations set forth herein. Accordingly, each Party agrees that this Agreement and the Related Agreements and any other instrument executed contemporaneously and in connection herewith, supersede and cancel any prior and / or contemporaneous discussions (whether described as presentations, inducements, promises agreements or any other term) between McDonald’s or anyone acting on its behalf, on the one hand, and Master Franchisee, any Arcos Subsidiary, each Owner Entity, Beneficial Owner or anyone acting on its or their behalf, on the other hand, which might be taken to constitute agreements, representations, inducements, promises or understandings (or any equivalent to such terms) with respect to the relationship between the Parties, and each Party agrees that they have placed, and will place, no reliance on any such discussions. Without limiting the generality of the foregoing, the Parties acknowledge and agree that no future franchise rights or offer of franchise rights have been promised by McDonald’s to Master Franchisee, any Arcos Subsidiary, each Owner Entity or Beneficial Owner, and no such franchise rights or offer of franchise rights shall come into existence, except by means of a separate writing, executed by an officer of McDonald’s or other Person granting such rights.
28.2.Amendments.
28.2.1.No change, modification, amendment or waiver of any of the provisions of this Agreement shall be effective and binding upon any Party, including by custom, usage of trade, or course of dealing or performance, unless it is in writing, specifically identified as an amendment hereto and signed by authorized representatives of each of McDonald’s and Master Franchisee. For the avoidance of doubt, the consent of no other Party shall be required for any change, modification, amendment or waiver of any of the provisions of this Agreement, and each such other Party agrees to be bound by any change, modification, amendment or waiver of any of the provisions of this Agreement made in accordance with the foregoing provisions of this Section 28.2.
28.2.2.Master Franchisee shall notify all Parties in writing of any modification or amendment to this Agreement made in accordance with this Section 28.2, and each Party agrees to be bound by any such modification or amendment.
*    *    *

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the Execution Date.

McDonald’s: McDonald’s Latin America LLC			Master Franchisee: Arcos Dorados B.V.

By:	/s/ Gianfranco Cuneo	By:	/s/ Woods W. Staton
	Name: Gianfranco Cuneo		Name: Woods W. Staton
	Title: President		Title: Executive Chairman

LatAm: LatAm, LLC		Curacao Entity: Arcos Dorados Group B.V.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Parent: Arcos Dorados Holdings Inc.		Beneficial Owner: Arcos Dorados Development B.V.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Los Laureles, Ltd.		Compañia de Inversiones Inmobiliarias S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Third Amended and Restated Master Franchise Agreement Signature Page

Arcos Dourados Comercio de Alimentos S.A.		Arcos Dorados Restaurantes de Chile SpA

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos Dorados Caribbean Development Corporation		Arcos Dorados Colombia S.A.S.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos Dorados Guadeloupe		Arcgold del Ecuador S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos SerCal Inmobiliaria, S. de R.L. de C.V.		Arcos Dorados Martinique

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos Dorados French Guiana		Arcos Dorados Panamá, S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Third Amended and Restated Master Franchise Agreement Signature Page

Arcos Dorados I B.V.		Golden Arch Development LLC

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos Dorados de Uruguay S.A.		Arcos del Sur, S.R.L.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Administrative Development Company		Alimentos Arcos Dorados de Venezuela, C.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Compania Operativa de Alimentos COR, C.A.		Gerencia Operativa ARC, C.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Logistics and Manufacturing LOMA Co.		Management Operations Company

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Third Amended and Restated Master Franchise Agreement Signature Page

Arcos Dorados Aruba N.V.		Arcos Dorados Argentina S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos Dorados USVI, Inc.		Arcos Dorados Costa Rica ADCR, S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Sistemas McOpCo Panama, S.A.		Operaciones Arcos Dorados Peru, S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos Dorados Puerto Rico, LLC		Arcos Dorados Curacao N.V.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Alimentos Latinoamericanos Venezuela ALV, C.A.		Arcos Dorados LatAm LLC

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Third Amended and Restated Master Franchise Agreement Signature Page

Restaurantes ADMX, S. de R.L. de C.V.		Arcos Dorados Trinidad Limited

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

AD Real Estate Peru S.A.C.		AD Real Ecuador S.A.S.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

AD Real Estate S.A.		Arcos BraPa S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Arcos Dorados Restaurantes Ltda.		Arcos Dourados Empreendimentos Imobiliários Ltda.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

ADUY S.A.		Arcos Dorados Costa Rica Inmobiliaria S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Third Amended and Restated Master Franchise Agreement Signature Page

Arcos de Valparaiso SpA		Arcos Mendocinos S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

Adcon S.A.		Sistemas Central America, S.A.

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

ADC Real Estate SpA		Arcos Dorados Holdings, Inc. - Suc. Uruguay

By:	/s/ Woods S. Staton	By:	/s/ Woods S. Staton
	Name: Woods S. Staton		Name: Woods S. Staton
	Title: Executive Chairman		Title: Executive Chairman

AD Inmobiliaria Colombia S.A.S

By:	/s/ Woods S. Staton
Name: Woods S. Staton
Title: Executive Chairman

Third Amended and Restated Master Franchise Agreement Signature Page

EXHIBIT 1
ARCOS SUBSIDIARIES

1.Arcos Dorados B.V., a company formed under the laws of the Netherlands with its principal office at Muiderstraat 5/F, 1011 PZ Amsterdam, The Netherlands.
2.LatAm, LLC, a limited liability company formed under the laws of the State of Delaware with its principal office at 1450 Brickell Ave Suite 2530, Miami, Florida 33131, USA.
3.Arcos Dorados Development B.V., a company organized and existing under the laws of the Netherlands with its principal office at Muiderstraat 5/F, 1011 PZ Amsterdam, The Netherlands.
4.Arcos Dorados Argentina S.A. (formerly known as “Arcos Dorados S.A.”), a sociedad anónima (corporation) formed under the laws of Argentina with its principal office at Avenida Santa Fe 1193, 3rd Floor, Office 11, City of Buenos Aires, Argentina.
5.Arcos Dourados Comercio de Alimentos S.A. (formerly known as “Arcos Dourados Comercio de Alimentos Ltda.”), a sociedade (company) formed under the laws of Brazil with its principal office at Alameda Amazonas 253, Alphaville Industrial, City of Barueri, State of São Paulo, Brazil.
6.Arcos Dorados USVI, Inc. a corporation formed under the laws of the United States Virgin Islands with principal office at Poinsetta House at Bluebeard’s Castle, 1330 Estate Taarnebjerg, St. Thomas, VI 00802.
7.Arcos Dorados Caribbean Development Corporation, a corporation formed under the laws of Delaware with its principal office at 251 Little Falls Drive, Wilmington, Delaware 19808, USA.
8.Arcos Dorados Restaurantes de Chile SpA, a sociedad por acciones, formed under the laws of Chile, with its principal office at Cerro El Plomo 5630, Torre 8, oficina 702, comuna de Las Condes, Santiago, Chile.
9.Arcos Dorados Colombia S.A.S. (formerly known as “Arcos Dorados de Colombia S.A.”), a sociedad anónima simplificada (corporation) formed under the laws of Colombia with its principal office at Avenida Calle 116 No. 7-15 Edificio Torre Cusezar, Oficina 1402 Bogotá D.C., Colombia.
10.Arcgold del Ecuador, S.A., a sociedad anónima (corporation) formed under the laws of Ecuador with its principal office at Av. 6 de diciembre y Av. Patria, número 10, planta baja, Quito, Ecuador.
11.Arcos Dorados Costa Rica ADCR, S.A., a sociedad anónima (corporation) formed under the laws of Costa Rica with its principal office at San Pedro de Montes de Oca (Los Yoses, calle 39 entre las avenidas 8 y 10), San José, Costa Rica.
Exh. 1-1

12.Arcos Dorados Guadeloupe (formerly known as Restaurant System of Guadeloupe), a société par actions simplifiée (simplified joint-stock company) formed under the laws of France with its principal office at Immeuble Caribe, route du Raizet 97139, Abymes Cedex, Guadeloupe.
13.Arcos Dorados Martinique (formerly known as Restaurant System of Martinique), a société par actions simpifiée (simplified joint-stock company) formed under the laws of France with its principal office at Immeuble McDonald’s, niveau 1 – Rond Point Acajou 97232 Le Lamentin, Martinique.
14.Arcos SerCal Inmobiliaria, S. de R.L. de C.V. (formerly known as MDC Inmobiliaria de Mexico, S. de R.L. de C.V.), a sociedad de responsabilidad limitada de Capital Variable (variable capital limited liability company), formed under the laws of Mexico, with its principal office at Conjunto Plaza Marine, Antonio Dovali Jaime No. 75 – 3er Piso, Col. Lomas de Santa Fe, Delegación Alvaro Obregon, México, D.F., C.P. 01219 Mexico.
15.Arcos Dorados Panamá S.A. (formerly known as “McDonald’s Panama, S.A.”), a sociedad anónima (corporation), formed under the laws of Panama, with its principal office at Edificio P.H. Financial Park, Piso 41, Oficinas A, B, C y D, Avenida La Rotonda, Urbanización Costa del Este, Ciudad de Panamá.
16.Sistemas McOpCo Panama, S.A., a sociedad anónima (corporation), formed under the laws of Panama, with its principal office at Edificio Calle P.H. Financial Park, Piso 41, Oficinas A, B, C y D, Avenida La Rotonda, Urbanización Costa del Este, Ciudad de Panamá.
17.Operaciones Arcos Dorados Peru, S.A., a sociedad anónima (corporation), formed under the laws of Peru, with its principal office at Avenida Oscar R. Benavides No. 150, Piso 2, Miraflores, Lima, Perú.
18.Arcos Dorados Puerto Rico, LLC (formerly known as “Arcos Dorados Puerto Rico, Inc.”), a limited liability company formed under the laws of the Commonwealth of Puerto Rico, with its principal office at T Montehiedra Office Centre 9615, Ave. Los Romeros, Suite 504 San Juan, Puerto Rico 00926-7031.
19.Golden Arch Development LLC (formerly known as “Golden Arch Development Corporation”), a limited liability company formed under the laws of the State of Delaware, with its principal office at 251 Little Falls Drive, Wilmington, Delaware 19808, USA.
20.Arcos Dorados de Uruguay S.A. (formerly known as Gauchito de Oro S.A.), a sociedad anónima (corporation) formed under the laws of Uruguay, with its principal office at Río Negro 1338, Primer Piso, Montevideo, Uruguay.
21.Arcos del Sur, S.R.L., a sociedad de responsabilidad limitada (limited liability company) formed under the laws of the duty free trade zone in Uruguay, with its principal office at Doctor Luis Bonavita 1294, Torre 2 oficina 931 del “Edificio World Trade Center,” Montevideo, Uruguay.
22.Administrative Development Company, a company formed under the laws of the State of Delaware, with its principal office at 251 Little Falls Drive, Wilmington, Delaware 19808, USA.
Exh. 1-2

23.Alimentos Arcos Dorados de Venezuela C.A., compañía anónima (company) formed under the laws of Venezuela, with its principal office at Calle París, Torre Luxor, piso 2, Oficina O2-A, Urbanización Las Mercedes, Municipio Baruta del Estado Miranda, Caracas 1060, República Bolivariana de Venezuela.
24.Compania Operativa de Alimentos COR, C.A., compañía anónima (company) formed under the laws of Venezuela, with its principal office at Calle París, Torre Luxor, piso 2, Oficina O2-A, Urbanización Las Mercedes, Municipio Baruta del Estado Miranda, Caracas 1060, República Bolivariana de Venezuela.
25.Gerencia Operativa ARC, C.A., compañía anónima (company) formed under the laws of Venezuela, with its principal office at Calle París, Torre Luxor, piso 2, Oficina O2-A, Urbanización Las Mercedes, Municipio Baruta del Estado Miranda, Caracas 1060, República Bolivariana de Venezuela.
26.Logistics and Manufacturing LOMA Co., a corporation formed under the laws of the State of Delaware, with its principal office at 251 Little Falls Drive, Wilmington, Delaware 19808, USA.
27.Management Operations Company, a company formed under the laws of the State of Delaware, with its principal office at 251 Little Falls Drive, Wilmington, Delaware 19808, USA.
28.Arcos Dorados Curacao N.V., a company formed under the laws of the Netherlands Antilles, with its principal office at Kaya C. Winkel, Blok G Z/N, Curacao.
29.Arcos Dorados French Guiana (formerly known as Restaurant System of French Guiana), a company formed under the laws of France, with its principal office at Route de la Madeleine Rond Point Mirza 97300 Cayenne, French Guiana.
30.Arcos Dorados Aruba N.V. (formerly known as “McDonald’s Aruba N.V.”), a company formed under the laws of Aruba, with its principal office at L.G. Smith Boulevard 376, Palm Beach/Malmok, Noord/Tanki, Leendert, Aruba.
31.Alimentos Latinoamericanos Venezuela ALV, C.A., a compañía anónima (company) formed under the laws of Venezuela, with its principal office at Calle París, Torre Luxor, piso 2, Oficina O2-A, Urbanización Las Mercedes, Municipio Baruta del Estado Miranda, Caracas 1060, República Bolivariana de Venezuela.
32.Arcos Dorados LatAm LLC, a limited liability company formed and existing under the laws of the State of Delaware with its principal office at 251 Little Falls Drive, Wilmington, Delaware 19808, USA.
33.Compañía de Inversiones Inmobiliarias, S.A., a sociedad anónima (corporation) formed and existing under the laws of Argentina with its principal office at anta Fe Avenue 1193, 3rd Floor, Office 11, Buenos Aires, Argentina.
34.Restaurantes ADMX, S. de R.L. de C.V., a Sociedad Cooperativa de Responsabilidad Limitada de Capital Variable formed and existing under the laws of Mexico with its principal office at Antonio Dovalí Jaime No. 75, piso 2, Colonia Lomas de Santa Fe, Código Postal 01219, Alcaldía Álvaro Obregón, Ciudad de México, México.
Exh. 1-3

35.Arcos Dorados Trinidad Limited, a limited company formed and existing under the laws of Trinidad and Tobago with its principal office at Building D, Grand Bazaar, Cor. Churchill Roosevelt Highway & Uriah Butler Highway, Valsayn.
36.AD Real Estate Peru S.A.C. with its principal office at Av. Oscar R. Benavides 146, interior 05, Miraflores, Lima, Perú.
37.AD Real Ecuador S.A.S. with its principal office at Av. Las Monjas N° 10 y Carlos Julio Arosemena Parque empresarial Bosch - Edificio Hamburgo, Guayaquil, Ecuador.
38.ADC Real Estate SpA (Cerro El Plomo 5630, Torre 8, oficina 702, comuna de Las Condes, Santiago, Chile).
39.AD Real Estate S.A. with its principal office at Avenida Santa Fe 1193, Piso 3 oficina 11°, C.A.B.A., Argentina.
40.Arcos BraPa S.A., a company incorporated under the laws of Panama, with registered address at Edificio CalleP.H. Financial Park, Piso 41, Oficinas A, B, C y D, Avenida La Rotonda, Urbanización Costa del Este, Ciudad de Panamá.
41.Arcos Dorados Restaurantes Ltda., a sociedade limitada company formed under the laws of Brazil with its principal office at Alameda Amazonas, 113 – 1st floor - Alphaville Industrial, city of Barueri – State of Sao Paulo, Brazil.
42.Arcos Dourados Empreendimentos Imobiliários Ltda., sociedade limitada company formed under the laws of Brazil with its principal office at Alameda Amazonas, 113 – 1st floor, Alphaville Industrial, city of Barueri, State of Sao Paulo, Brazil.
43.ADUY S.A., a sociedad anónima company formed under the laws of Uruguay with its principal office at Río Negro 1338, Primer Piso, Montevideo, Uruguay.
44.Arcos Dorados Costa Rica Inmobiliaria S.A., a sociedad anónima company formed under the laws of Costa Rica, with its principal office at San Pedro de Montes de Oca (Los Yoses, calle 39 entre las avenidas 8 y 10), San José, Costa Rica.
45.Arcos de Valparaiso SpA, a sociedad por acciones company formed under the laws of Chile with its principal office at Cerro El Plomo 5630, Torre 8, oficina 702, comuna de Las Condes, Santiago, Chile.
46.Arcos Mendocinos S.A., a sociedad anónima company formed under the laws of Argentina with its principal office at Santa Fe Avenue 1193, 3rd Floor, Office 11, Buenos Aires, Argentina. Curacao Entity, directly or indirectly, owns 90% of the Equity Interests in this entity.
47.Adcon S.A., a sociedad anónima company formed under the laws of Argentina with its principal office at Santa Fe Avenue 1193, 3rd Floor, Office 11, Buenos Aires, Argentina.
48.Sistemas Central America, S.A., a sociedad anónima company formed under the laws of Panama with its principal office at Edificio Evergreen piso 8 Avenida 5B y Calle 78 San Francisco, Panama City, Panama.
Exh. 1-4

49.Arcos Dorados Holdings, Inc. - Suc. Uruguay, Arcos Dorados Holdings Inc. Branch in Uruguay with its principal office at Río Negro 1338, Primer Piso, Montevideo, Uruguay.
50.AD Inmobiliaria Colombia S.A.S, a sociedad anónima simplificada with its principal office at Avenida Calle 116 No. 7-15 Edificio Torre Cusezar, Oficina 1402 Bogotá D.C., Colombia.
51.Arcos Dorados I B.V., a company formed under the laws of The Netherlands with its principal office at Muiderstraat 5/F, 1011 PZ Amsterdam, The Netherlands.

Exh. 1-5

EXHIBIT 2
DEFINITIONS
The following terms, when used in this Agreement, shall have the following meanings:
“5% First Royalties” has the meaning set forth in Section 5.2.2.
“6% First Royalties” has the meaning set forth in Section 5.2.3.
“A&R MFA” has the meaning set forth in the recitals.
“Action” means any Claim, action, suit, demand, Order, consent, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any other Person.
“ADÇA” has the meaning set forth in Section 3.1.5.
“Adjusted Fair Market Value” has the meaning set forth in Section 22.7.1(d)(2).
“Adjusted Fair Market Value Date” has the meaning set forth in Section 22.7.1(e).
“Advisor Expenses” has the meaning set forth in Section 25.5.
“Advisor Expenses Cap” has the meaning set forth in Section 25.5.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such specified Person. For the avoidance of doubt, in no event shall Axionlog be deemed or construed to be an Affiliate or Subsidiary of Parent, Beneficial Owner, Owner Entities or any Master Franchisee Party for the purposes of this Agreement.
“Agreement” has the meaning set forth in the preamble.
“Already Pending Proceeding” has the meaning set forth in Section 26.2.12.
“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America (or any successor Order), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (or any successor legislation) and all other present and future federal, state and local laws, ordinances, regulations, policies, lists, Orders and any other requirements of any Governmental Authority addressing or in any way relating to terrorist acts and acts of war.
“Applicable Law” means all existing and future laws, including Anti-Terrorism Laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, Orders, decrees, licenses and concessions of, or any interpretation of any of the foregoing by, any Governmental Authority, including OFAC.
“Approved Closing” means any proposed closing of a Franchised Restaurant or closings of multiple Franchised Restaurants that (a) has been approved by McDonald’s, such approval not to be unreasonably withheld, it being understood that (i) whether a closing is reasonable shall be determined by
Exh. 2-1

McDonald’s in light of the use of the related Real Estate in the operation of a McDonald’s Restaurant, without regard to any other potential use of such Real Estate; and (ii) a failure by McDonald’s to approve any closing shall not be deemed to be unreasonable if McDonald’s reasonably believes that such closing is proposed in contemplation of or in connection with the Transfer or use of the related Real Estate (or any related Site Agreement) to or in connection with a Competitive Business; (b) is the result of a condemnation of the related premises by a Governmental Authority; or (c) is the result of the opening within the same trading area of a Franchised Restaurant having comparable Gross Sales and menu scope.
“Approved Successor” means an individual who will succeed Mr. Woods W. Staton or the prior Approved Successor, as the case may be, with respect to the Master Franchise Business in Controlling Beneficial Owner, the Owner Entities and Master Franchisee, in accordance with the process separately agreed by the Parties.
“Approved Suppliers” has the meaning set forth in Section 9.1.
“Arbitrating Party” has the meaning set forth in Section 26.2.3.
“Arcos Parties” has the meaning set forth in Section 15.14.
“Arcos-Provided Developed IP” means any Developed IP created by any Arcos Party and provided by any Arcos Party to any member of the McDonald’s Group.
“Arcos-Provided Information” means any Information generated or collected by any Arcos Party and provided by any Arcos Party to any member of the McDonald’s Group; and, for avoidance of doubt, such Arcos-Provided Information (other than Corporate Entity Information) shall be deemed Confidential Information.
“Arcos Subsidiaries” means each of the Subsidiaries of Curacao Entity, and Arcos Dorados Holdings, Inc. - Suc. Uruguay, listed in Exhibit 1 and each other Subsidiary of Curacao Entity that (i) owns and operates a Franchised Restaurant; (ii) licenses or sub-licenses others to own or operate a Franchised Restaurant; or (iii) owns or leases real estate related to the Master Franchise Business and, in each case, becomes a Party hereto pursuant to Section 22.2.2; provided; however, that solely for purposes of Section 3.1.5, 3.2, and 3.7, the Restaurant System of Guadeloupe and the Restaurant System of Martinique shall not be deemed to be Arcos Subsidiaries.
“Arcos Subsidiary Rights” has the meaning set forth in Section 3.2.
“Assets” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person that is not an Operating Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (c) in respect of any Operating Lease of any Person, an amount equal to (x) the Rent Expense under such Operating Lease for the period of four consecutive fiscal quarters most recently ended on or before such date multiplied by (y) 6.5.
“Axionlog” means any and all of Axionlog S.A. or any of its Subsidiaries.
Exh. 2-2

“Bankruptcy Actions” shall have the meaning set forth in Section 7.2.3.
“Base First Royalties” shall have the meaning set forth in Section 5.2.1.
“Beneficial Owner” shall have the meaning set forth in the preamble.
“Brand Commitments” shall have the meaning set forth in Section 14.3.
“Branded Merchandise, Apparel and Accessories Safety Process” means the McDonald’s Branded Merchandise, Apparel and Accessories Safety Process, as may be amended from time to time by McDonald’s.
“Brazil MFA” shall have the meaning set forth in Section 3.7.1.
“Brazilian Master Franchisee” shall have the meaning set forth in Section 3.7.1.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in the State of Illinois.
“Business Facilities Lease” means a lease agreement related to the business and equipment of a McDonald’s Restaurant entered into between Master Franchisee or any Master Franchisee Party, on the one hand, and a Franchisee, on the other hand.
“Business Plan” means a comprehensive operating plan with respect to each Territory comprising each Component Plan and such other information as McDonald’s may require from time to time.
“Business Review” has the meaning set forth in Section 18.4.
“Call Option” has the meaning set forth in Section 22.5.1.
“Call Option Price” has the meaning set forth in Section 22.5.2.
“Capital Lease” means, as of any date of determination, any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP.
“Capital Stock” means, with respect to any Person as of any date of determination, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests or equivalent ownership interests in or issued by such Person.
“Cash” means (a) cash; (b) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (c) deposits, certificates of deposit, Eurodollar time deposits and bankers’ acceptances with a maturity of 180 days or less and overnight bank deposits of any financial institution that is organized under the laws of the United States of America or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (to the extent non-U.S. Dollar denominated, the U.S. Dollar equivalent of such amount), and, in the case of any financial institution organized under the laws of the United States, has outstanding debt which is rated
Exh. 2-3

“A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the U.S. Securities Act of 1933, as amended); (d) commercial paper with a maturity of 365 days or less issued by a corporation that is not an Affiliate of Master Franchisee and is organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-l by Standard & Poor’s or at least P-1 by Moody’s; and (e) investments in money market funds all of the assets of which consist of securities of the type described in one or more of the foregoing clauses(b) through (d).
“Certificated Equity Interests” means the certificates evidencing all Equity Interests issued in certificated form by Master Franchisee and each Escrowed Arcos Subsidiary.
“Chief Executive Officer” has the meaning set forth in Section 7.3.2.
“Chief Financial Officer” means the chief financial officer (or similar designation) having overall responsibility for the financial affairs of the Master Franchise Business in the Territories.
“Chief Marketing Officer” means the chief marketing officer (or similar designation) having overall responsibility for the marketing activities of the Master Franchise Business in the Territories, and as at the Effective Date, is Santiago Blanco.
“Chief Operating Officer” has the meaning set forth in Section 7.3.2.
“Claim” means any allegation or demand from any Person.
“Collateral” has the meaning set forth in the applicable Letter of Credit.
“Collateral Agent” has the meaning set forth in the applicable Letter of Credit.
“Commencement Date” has the meaning set forth in Section 25.1.
“Competitive Business” means any Person engaged in a local or international Informal Eating Out Business, including local or international QSR Business or any Person operating under the marks or trade names listed in Exhibit 21 as amended by McDonald’s from time to time, and includes any business that grants or proposes to grant franchises or licenses or establishes or proposes to establish joint ventures for the operation of any Competitive Business.
“Compliance Officer” has the meaning set forth in Section 7.20(a).
“Compliance Program” has the meaning set forth in Section 7.20.
“Component Plan” means, with respect to the Business Plan for each Territory, the related Restaurant Opening Plan, Reinvestment Plan, Strategic Marketing Plan and Franchising Plan for such Territory.
“Conditions-Based Technology” has the meaning set forth in the definition of “Technology Standards.”
“Confidential Information” has the meaning set forth in Section 19.1.1.
Exh. 2-4

“Constituent Documents” means, with respect to any Person other than an individual, the charter and by-laws of a corporation; the statement of qualification and the limited liability partnership agreement of a limited liability partnership; the certificate of limited partnership and limited partnership agreement of a limited partnership; or the comparable documents of a Person organized in other form under Applicable Law.
“Contingencies” means, as of any date of determination with respect to any Person and its consolidated Subsidiaries, the aggregate amount of contingent liabilities of such Person and its consolidated Subsidiaries, as determined in accordance with Statement of Financial Accounting Standards No. 5 and Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47), which construes Statement of Financial Accounting Standards No. 143 (or any successor standard or interpretation with respect to any of the foregoing).
“Control” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person, and the terms “Controlled by” and “under Common Control with” have correlative meanings.
“Copyrights” means, collectively, the copyrights, copyrighted works and copyrighted materials owned, directly or indirectly, or hereafter acquired or licensed by McDonald’s relating to the development, ownership, operation, promotion and management of the Franchised Restaurants, including advertising materials, marketing materials, promotional materials, software, manuals and training materials.
“Corporate Entity Information” means corporate entity information of each Master Franchisee Party (such as the owner entity information in Exhibit 3 and administrative corporate, tax or financial statements information) that (cumulatively) (a) is not Intellectual Property, (b) is generated solely by or relates solely to such Master Franchisee Party and (c) does not otherwise relate to the System or to McDonald’s or its Affiliates.
“Costa Rican Arcos Subsidiaries” means each of Arcos Dorados Costa Rica ADCR, S.A. and Arcos Dorados Costa Rica Inmobiliaria S.A., and each other Arcos Subsidiary organized under Costa Rican law.
“Costa Rican Trust Agreement” means the trust agreement, dated as of August 3, 2007, by and among McDonald’s, LatAm and the Costa Rican Trustee pursuant to which the Equity Interests of Arcos Dorados Costa Rica ACDR, S.A are held in trust.
“Costa Rican Trustee” means Banco Improsa, S.A., as trustee and its successors in. interest, as trustee under the Costa Rican Trust Agreement.
“Curacao Entity” has the meaning set forth in the preamble.
“Customer Information” means any data, information or representation of Information that identifies McDonald’s customers and any analytics (non-identifying) data derived from such identifying information, and such identifying information includes any information that identifies or can be used to directly or indirectly identify, contact, locate, or be traced back to the specific Person to whom such information pertains, or from which identification or contact information of an individual Person can be
Exh. 2-5

derived. Customer Information may include names, addresses, telephone numbers, electronic addresses, internet protocol addresses, device IDs, geo-location information, demographic information, anonymous or pseudonymous identifiers, or any identifier that is assigned to an individual for the purposes of the operations of the business and uniquely identifies that individual in relation to the data user even if it does not include an individual name used to identify the individual, or any other information that, either alone or in combination with other data, could provide information specific to a particular Person or device, and any non-identifying analytics data derived from the foregoing identifying information.
“Customer Service Program” means a program for measuring customer satisfaction implemented through the use of one or more of the following (or similar) means: (a) a customer satisfaction hotline; (b) customer surveys; and (c) “mystery shop” visits.
“Data Warehouse” means the record keeping system (whether electronic or on one (1) or more computer servers and networks maintained by the Master Franchisee Parties or their designees) containing the books, records, accounts and other reports as set out in Section 17, and other financial, accounting and operational data generated by or related to the Master Franchise Business.
“Debt Assumption Election” has the meaning set forth in Section 22.5.2(b).
“Default Exercise Notice” has the meaning set forth in Section 22.5.3.
“Defending Party” has the meaning set forth in Section 26.2.4(a).
“Dematerialized Equity Interests” means each Escrowed Constituent Document of any Escrowed Arcos Subsidiary that does not issue Equity Interests in certificated form.
“Dessert Kiosk” means any dessert kiosk or dessert counter or dessert counter point of distribution operated under the System and the Trademarks.
“Developed IP” has the meaning set forth in Section 15.8.1.
“Dispute” has the meaning set forth in Section 26.2.1.
“Disputed Amounts” has the meaning set forth in Section 22.7.2(b).
“Disputed Amounts Notice” has the meaning set forth in Section 22.7.2(b).
“Disputed Amounts Settlement Notice” has the meaning set forth in Section 22.5.9.
“Disqualified Firm” has the meaning set forth in Section 22.7.2(b)(1).
“Distributor” means any Person that distributes products and services to Franchised Restaurants or that arranges for such distribution.
“EBIT” means, for any period with respect to any Person and its consolidated Subsidiaries, an amount equal to Net Income for such period, plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense for such period; (ii) federal, state, local and foreign income taxes payable for such period; and (iii) losses from the sale of fixed assets not in the ordinary course of business and other extraordinary or nonrecurring items; minus (b) to the extent added in calculating such
Exh. 2-6

Net Income, Interest Income, gains from the sale of fixed assets not in the ordinary course of business and other extraordinary or nonrecurring items.
“EBITDA” means, for any period with respect to any Person and its consolidated Subsidiaries, an amount equal to EBIT for such period, plus, to the extent deducted in calculating Net Income for such period, depreciation and amortization, as calculated in accordance with GAAP. For the avoidance of doubt, it is understood that for purposes of calculating the Leverage Ratio, any payment related to Capital Leases or Synthetic Leases shall be considered as an expense in determining the relevant EBITDA.
“EBITDAR” means, for any period with respect to any Person and its consolidated Subsidiaries, an amount equal to EBITDA for such period, plus, to the extent deducted in calculating Net Income for such period, Capital Leases and Synthetic Lease Obligations (including any Rent Expense) for such period.
“Economic Interests” shall mean, with respect to any Person, any Equity Interests of any class entitled to participate in the economic benefits of the operations of such Person or otherwise entitled to dividends or distributions of such Person’s income.
“Effective Date” has the meaning set forth in Section 25.1.
“Effective Termination” means the termination by McDonald’s of the Master Franchisee Rights with respect to all Territories then subject to this Agreement and the Brazil MFA, which shall be deemed to have occurred on the earlier of (a) the date set forth in a written notice which, notice shall be reasonably satisfactory in form and scope to McDonald’s to give effect to the provisions hereof, delivered by Master Franchisee to McDonald’s acknowledging such termination with respect to all such Territories; provided that (i) such written notice shall serve only as evidence of Master Franchisee’s agreement that the grant of Master Franchisee Rights is of no further force or effect and that all Master Franchisee Parties must cease all exercise of Master Franchisee Rights as and in the manner contemplated by this Agreement; and (ii) such written notice or the absence thereof shall not be in derogation of the rights of Master Franchisee to assert the wrongfulness of such termination or the rights of McDonald’s to take all appropriate action to enforce its termination of the Master Franchisee Rights; and (b) the last date on which a final non-appealable judgment is rendered with respect to (i) the termination date of this Agreement with respect to all Territories; and (ii) the amount of damages awarded to McDonald’s in connection therewith.
“Electronic Payment Systems and Services” has the meaning set forth in Section 7.19.
“Electronic Properties” has the meaning set forth in Section 14.5.2.
“Eligible Franchised Restaurant” means any Franchised Restaurant (including, for the avoidance of doubt, Franchised Restaurants that are not Master Franchisee Restaurants) that at the relevant time of determination of eligibility, either (a) have a remaining lease term of at least seven (7) years, and a positive cash flow, or (b)  McDonald’s and Master Franchisee, acting reasonably, agree that a remodel and upgrade is reasonably likely to improve such Franchised Restaurant’s profitability.
“Employee Information” means any information that relates to applicants and employees of the Master Franchise Business, but does not identify any individual applicant or employee, and any analytics (non-identifying) data derived from such information; provided that such information will not include any information that identifies or can be used to identify, contact, locate, or be traced back to the specific Person to whom such information pertains, or from which identification or contact information of an
Exh. 2-7

individual Person can be derived. Employee Information may include demographic information, anonymous identifiers, or any other information that, either alone or in combination with other data, does not provide information specific to a particular Person or device, and any non-identifying analytics data derived from the foregoing non-identifying information.
“Encumbrance” means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, reversions, reverters, restrictive covenants, conditions, understandings or arrangements or other restrictions of any kind whatsoever, including any restriction on the title, transfer, use, voting receipt of income or other exercise of any attributes of ownership of any kind whatsoever.
“EOTF” means the Experience of the Future model.
“Equity Interest” means, with respect to any Person, (a) all of the shares of Capital Stock of such Person; (b) all warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of such Person; (c) all securities convertible into or exchangeable for shares of Capital Stock of such Person or warrants, rights or options for the purchase or acquisition of such securities; and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests), whether voting or non-voting.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, N.A. and its successors in interest, as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement entered into among McDonald’s, LatAm, each Owner Entity, Escrow Agent, Collateral Agent and the other parties named therein, dated as of August 3, 2007, as amended.
“Escrowed Arcos Subsidiary” means each Arcos Subsidiary other than any Arcos Subsidiary organized in Mexico, Costa Rica, French Guiana, Guadeloupe or Martinique.
“Escrowed Constituent Documents” has the meaning set forth in the Escrow Agreement.
“Execution Date” has the meaning set forth in the preamble.
“Exercise Date” has the meaning set forth in Section 22.5.3.
“Exercise Notices” has the meaning set forth in Section 22.5.3.
“Existing Franchise Agreement” means a franchise agreement between a Master Franchisee Party and a Franchisee in effect on and as of the Effective Date, exclusive of any renewal or amendment thereof.
“Existing Franchisee” means a Person that operates one or more McDonald’s Restaurants under an Existing Franchise Agreement.
“Existing Master Franchisee Restaurant” means a Master Franchisee Restaurant in operation as of December 31, 2024.
Exh. 2-8

“Existing Suppliers” means those vendors and Distributors that as of the Effective Date supply any Restricted Product.
“Fair Market Value” means, with respect to a Subject Business, the fair market value thereof (including for the avoidance of doubt all Real Estate thereof) determined in accordance with Section 22.7.1, without taking into account Funded Debt, Cash or Contingencies attributable to such Subject Business.
“Fair Market Value Date” has the meaning set forth in Section 22.7.1(c).
“Financing Agreements” means the agreements set forth in Exhibit 29, as may be amended from time to time, and any ancillary agreements relating thereto or entered into in connection therewith.
“First Royalties” has the meaning set forth in Section 5.2.3.
“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the sum of (i) EBITDAR, less (ii) distributions and dividends of such Person and its consolidated Subsidiaries, in each case for the period of four consecutive fiscal quarters ending on such date of determination, to (b) the sum of (i) Principal and Interest Expense, plus (ii) Capital Leases and Synthetic Lease Obligations (including any Rent Expense) of such Person and its consolidated Subsidiaries, in each case for the period of four consecutive fiscal quarters ending on such date of determination.
“FMV Institution List” has the meaning set forth in Section 22.7.1.
“FMV Review Notice” has the meaning set forth in Section 22.7.1(d).
“Force Majeure” means natural disasters (including epidemics, pandemics, floods, hurricanes, typhoons, landslides, earthquakes, forest and other fires caused as a result of spontaneous combustion, windstorms and lightning), man-made events (including wars or acts of war, the outbreak of hostilities (regardless of whether war is declared), terrorist acts, embargoes, sanctions, blockades, revolutions, riots, civil commotions, boycotts, sabotage, strikes and acts of any Governmental Authority), and other events or causes beyond the reasonable control of the Party affected, but excluding: (a) the imposition by any Governmental Authority of exchange controls or similar limitations, restrictions or prohibitions; (b) a Party’s inability to obtain funds or other resources, materials, equipment, labor or supplies due to circumstances that are unique to such Party; (c) any fluctuation of the exchange rate between U.S. Dollars and any other currency; (d) the state of the economy of the Territories; (e) a Party’s inability to obtain permits necessary for the performance of its obligations under this Agreement; (f) any act of Governmental Authority specific to or caused by the affected Party; or (g) other events or causes unique to the affected Party.
“Franchise Agreements” has the meaning set forth in Section 11.2.1.
“Franchised Restaurant” means a McDonald’s Restaurant, including any related Incorporated McCafe and each Initial Freestanding McCafe, each Dessert Kiosk, and each Satellite, to be developed, owned, operated or managed by Master Franchisee and / or its Franchisees in accordance with and subject to the terms of this Agreement and any applicable Franchise Agreement.
“Franchisees” has the meaning set forth in Section 11.1.1.
Exh. 2-9

“Franchisee Approval Process” has the meaning set forth in Section 11.1.1.
“Franchising Plan” means, with respect to the Business Plan for any Territory, the plan specifying the initiative to be undertaken with Franchisees in such Territory during a specified period, and for the avoidance of doubt includes the Franchising Plan for the initial three (3) years of the Terms and every successor Franchising Plan mutually agreed by McDonald’s and Master Franchisee pursuant to Section 13.1.2.
“Franchising Principles, Policies and Guidelines” means the principles, policies and guidelines of McDonald’s and its Affiliates with respect to the grant of franchises for McDonald’s Restaurants, McCafes and other McDonald’s-branded points of distribution, as amended by McDonald’s from time to time.
“Freestanding McCafe” means any McCafe other than an Incorporated McCafe. For purpose of clarification, a McCafe within a Dessert Kiosk located outside the premises of a Franchised Restaurant shall be deemed a Freestanding McCafe.
“French Term” has the meaning set forth in Section 4.1, and for the avoidance of doubt, includes any extension pursuant to Section 4.2.
“Funded Debt” means, as of any date of determination with respect to any Person and its consolidated Subsidiaries, all of the following (without duplication), determined in accordance with GAAP:
(a)    obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, in all cases, any accrued interest thereon;
(b)    any direct or contingent obligations arising under standby or commercial letters of credit (excluding the Letter of Credit), banker’s acceptances, bank guaranties, surety bonds and similar instruments;
(c)    any Receivables Facility Attributed Indebtedness;
(d)    net obligations of such Person under any Swap Contract; and
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.
“GAAP” means (a) in the case of Master Franchisee, generally accepted accounting principles in the United States of America; and (b) with respect to any other Person, generally accepted accounting principles in the jurisdiction in which such Person is domiciled, in each case as in effect from time to time.
“Global Supplier” has the meaning set forth in Section 9.4.
“Global Training Standards” means the global training standards to be adopted by McDonald’s pursuant to the Global Training Alignment strategy, as amended from time to time.
Exh. 2-10

“Governmental Authority” means, in any applicable Territory or other jurisdiction, any federal, provincial, state, territorial or local government, any governmental, regulatory or administrative authority, agency or commission or any court or tribunal or arbitral body.
“GROIP” means the McDonald’s Global Restaurant Operation Improvement Process as in effect as of the Effective Date, as it may be replaced or amended by McDonald’s from time to time.
“Gross Sales” means, with respect to any or all of the Franchised Restaurants as the context may require, all revenues of Master Franchisee or any Franchisee, as applicable, attributable to sales by such Franchised Restaurants, whether such sales be evidenced by check, cash, credit, charge account, debit card, exchange, gift cards and certificates or otherwise, and shall include the amounts received from the sale of goods, wares, and merchandise, food, beverages and tangible property of every kind and nature, promotional or otherwise, and for services performed from or at such Franchised Restaurants, together with the amount of all orders taken or received at the Franchised Restaurants, whether such orders be filled from the Franchised Restaurants or elsewhere. Gross Sales with respect to any Franchised Restaurant shall not include sales of merchandise for which cash has been refunded, provided that such sales shall have previously been included in such Gross Sales. Revenues of Master Franchisee attributable to sales at Dessert Kiosks shall be included within Gross Sales. There shall be deducted from Gross Sales with respect to any Franchised Restaurant the price of merchandise returned by customers for exchange, provided that such returned merchandise shall have been previously included in Gross Sales, and provided further that the sales price of merchandise delivered to the customer in exchange shall be included in such Gross Sales. Gross Sales with respect to any Franchised Restaurant shall not include the amount of any sales, service, value-added or other similar taxes imposed by any local, foreign, federal, state, municipal, or other Governmental Authority that are actually collected from customers and paid by Master Franchisee or the applicable Franchisee to such Governmental Authority. Each charge or sale upon credit shall be treated as a sale for the full price in the month during which such charge or sale shall be made, irrespective of the time when Master Franchisee or the applicable Franchisee shall receive payment (whether full or partial) therefor.
“Guaranty Obligation” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
Exh. 2-11

“Hamburger University License Agreement” means the license agreement, dated as of July 27, 2007, with respect to certain matters relating to the operation of Hamburger University (São Paolo).
“ICC” has the meaning set forth in Section 26.2.1.
“ICC Rules” has the meaning set forth in Section 26.2.1.
“Incident” has the meaning set forth in Section 7.12.4.
“Incorporated McCafe” means a McCafe that is fully incorporated within the premises of a McDonald’s Restaurant.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial but, in the case of Master Franchisee, excluding the Letter of Credit except to the extent of any drawn amount), banker’s acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations;
(f)    Off-Balance Sheet Liabilities;
(g)    obligations in respect of Redeemable Stock of such Person;
(h)    any Receivables Facility Attributed Indebtedness;
(i)    any “withdrawal liability” of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA; and
(j)    all Guaranty Obligations of such Person in respect of any of the foregoing.
“Indemnitee” has the meaning set forth in Section 21.2.
“Indemnitor” has the meaning set forth in Section 21.2.
“Individual” means a natural person, whether acting for himself or herself, or in a representative capacity.
Exh. 2-12

“Informal Eating Out Business” means branded and unbranded QSR Businesses, casual dining full service restaurants, pizzerias, cafés, cafeterias, coffee shops, sandwich bars/shops, street stalls/kiosks/carts, bakeries, shops in petro/gas stations, convenience stores, grocery retail stores, cloud kitchens, ghost kitchens, local cuisine and similar restaurant services providing eat-in, carry-out and/or home delivery of foods and beverages.
“Information” means, collectively, (a) Customer Information, Employee Information, Restaurant Information, and Supplier Information, (b) all information in the Data Warehouse, and (c) any other information reasonably necessary to enable and operate the Technologies described in Section 7.13.
“Initial Franchise Fees” has the meaning set forth in Section 5.1.4.
“Initial Freestanding McCafes” means each Freestanding McCafe owned by Master Franchisee on the Effective Date.
“Initial MFA Fee” has the meaning set forth in Section 5.1.4.
“Initial MFR Fee” has the meaning set forth in Section 5.1.1.
“Initial SFR Fee” has the meaning set forth in Section 5.1.2.
“Intellectual Property” means, collectively, the Copyrights, Patents, Trademarks, Trade Secrets and any Developed IP.
“Interest Expense” means, with respect to any Person and its consolidated Subsidiaries for any period, total interest expense, whether paid or accrued (including the interest component of Capital Leases and Synthetic Lease Obligations), including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate contracts and foreign exchange contracts, amortization of discount, but excluding interest expense not payable in cash (including interest accruing on deferred compensation obligations) other than amortization of discount, all as determined in accordance with GAAP.
“Interest Income” means, with respect to any Person and its consolidated Subsidiaries for any period, interest income, whether paid or accrued, all as determined in accordance with GAAP.
“JPM Trustee” means JPMorgan Trust Company (Bahamas) Limited or any successor trustee of The Los Laureles Trust.
“Key Employee” has the meaning set forth in Section 12.1.
“LatAm” has the meaning set forth in the recitals.
“LC Bank” means Credit Suisse Cayman Islands Branch, and its successors in interest, or any other issuer of a Letter of Credit.
“LC Collateral Pool” has the meaning set forth in Section 7.24.1.
“LC Expiration Date” shall mean the stated expiration date of any Letter of Credit.
“LC Payable” has the meaning set forth in Section 7.9.2.
Exh. 2-13

“LC Trigger Event” has the meaning set forth in Section 7.9.2.
“Letters of Credit” has the meaning set forth in Section 7.9.1.
“Leverage Ratio” means, as of any date of determination with respect to any Person and its consolidated Subsidiaries, collectively and in the aggregate, the ratio of (a) Rent-Adjusted Debt to (b) EBITDAR for four fiscal quarters most recently ended.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Local Stock Power” has the meaning set forth in the Escrow Agreement.
“Local Store Content” has the meaning set forth in Section 14.5.1.
“Local Taxes” has the meaning set forth in Section 25.2.6.
“Local Voting Power” has the meaning set forth in the Escrow Agreement.
“Los Laureles PTC” means Los Laureles (PTC) Limited, a company organized and existing under the laws of the British Virgin Islands.
“Los Laureles Trust Arrangements” means all trust and governance arrangements relating to the Equity Interests held by Beneficial Owner in Parent, including (i) The Los Laureles Trust, entered into on October 11, 2018 by and between Woods W. Staton and the JPM Trustee, as amended from time to time (“The Los Laureles Trust”), (ii) The Los Laureles Voting Trust, entered into on March 23, 2011 by and between Beneficial Owner and Arias Fabrega & Fabrega Co. (BVI) Limited, as amended from time to time (“The Los Laureles Voting Trust”), and (iii) the constitutional documents and all other legally binding governance arrangements in relation to Beneficial Owner and Los Laureles PTC.
“Losses and Expenses” means, without limitation, all damages, losses, fines, charges, costs, expenses, lost profits, attorneys’ or experts’ fees, court costs, settlement amounts, judgments and other reasonable costs and expenses of investigating, defending or countering any third-party claim; compensation for damages to McDonald’s reputation or goodwill; costs of or resulting from delays, financing, costs of advertising materials and media time and / or space, and costs of changing, substituting or replacing the same; and any and all expenses of recalls, refunds, compensation, public notices and such other amounts incurred.
“Maintenance and Repair” means to maintain and/or repair equipment, signs, seating, décor, the physical plant or infrastructure (costs of which are in the nature of expenses and not capital investments) to keep the Franchised Restaurants operating properly and in accordance with the Standards at all times.
“Major Territory” means, as of any date of determination, any Territory in which at least 100 Franchised Restaurants are then in operation.
“Managing Director” has the meaning set forth in Section 7.4.1.
Exh. 2-14

“Mandatory Marketing Commitment” has the meaning set forth in Section 14.1.2.
“Mandatory Marketing Commitment Guidelines” means the guidelines set forth in Exhibit 25.
“Master Agreement” has the meaning set forth in the definition of Swap Contract.
“Master Franchise Business” means the business operated, directly or indirectly, by Master Franchisee and the Arcos Subsidiaries hereunder, including pursuant to the Master Franchisee Rights, including all Assets used therein, and owning and granting leases of Real Estate for Franchised Restaurants.
“Master Franchisee” has the meaning set forth in the preamble.
“Master Franchisee Parties” means Master Franchisee and each of the Arcos Subsidiaries.
“Master Franchisee Restaurant” means a Franchised Restaurant owned and operated by any Master Franchisee Party.
“Master Franchisee Rights” has the meaning set forth in Section 3.1.
“Material Breach” has the meaning set forth in Section 23.2.
“Materials” means advertising, marketing and promotional materials, including without limitation television, radio, newspaper and print advertising, packaging, premiums, brochures, outdoor advertising, direct mail, coupons and point of sale materials, merchandise, apparel and accessories.
“McCafe” means a McCafe-branded point of distribution offering a limited menu of pastries, coffee, tea and other beverages and operated under the System and the Trademarks.
“McDonald’s” has the meaning set forth in the preamble.
“McDonald’s Corporation” means McDonald’s Corporation, a Delaware (U.S.A.) company with its principal office at 110 North Carpenter Street, Chicago, Illinois 60607 (U.S.A.).
“McDonald’s Group” means any, all, or any combination of McDonald’s, McDonald’s Corporation, and other Affiliates of McDonald’s.
“McDonald’s Indemnified Parties” has the meaning set forth in Section 21.1.
“McDonald’s Related Party” means:
(a)with respect to any natural Person,
(i)any of such Person’s Relatives;
(ii)any other Person with respect to which such Person or any of his Relatives serves as a director, officer, partner, member or in a similar function;
(iii)any entity in which such Person or any of his Relatives, individually or collectively, owns or controls, directly or indirectly, 5% or more of the Equity Interests; and
Exh. 2-15

(iv)any trust or estate in which such Person or any of his Relatives has a substantial interest or serves as a trustee or in a similar capacity; and
(b)with respect to any other Person,
(i)any Person that directly or indirectly owns or controls 5% or more of the Equity Interests of such Person and the McDonald’s Related Parties of such Person;
(ii)any other Person in which such Person owns 5% or more of the Equity Interests;
(iii)any director, officer, partner, member or similar representative of such Person or any of its McDonald’s Related Parties; and
(iv)any Affiliate of such Person.
“McDonald’s Restaurant” means any McDonald’s-branded restaurant operated under the System.
“McDonald’s Security Agreements” means each of (a) the Trust Agreements; (b) the Second Lien Brazilian Quota Pledge Agreement, dated as of August 3, 2007, among McDonald’s Latin America, LLC, LatAm, McDonald’s Caribbean Development Corporation and Master Franchisee; (c) McDonald’s Contrato de Prenda Abierta Sobre Acciones en Colombia, dated as of August 3, 2007, among LatAm, McDonald’s Caribbean Development Corporation and McDonald’s; (d) McDonald’s Contrato de Prenda Abierta Sobre Cuotas en Colombia, dated as of August 3, 2007, among LatAm, McDonald’s Caribbean Development Corporation and McDonald’s; (e) McDonald’s Deed of Pledge of Shares, dated as of August 3, 2007 among LatAm, McDonald’s and McDonald’s St. Maarten and Curacao N.V.; (f) Second Lien Ecuadorian Stock Pledge Agreement, dated as of August 3, 2007, by and between LatAm and McDonald’s.; (g) McDonald’s Panamanian Stock Pledge Agreement, dated as of August 3, 2007, among LatAm, Eduardo de Alba and McDonald’s; (h) Constitución y Preconstitución de Garantía Mobiliaria Sobre Acciones, dated as of August 3, 2007, among LatAm, McDonald’s and Operaciones Arcos Dorados de Peru S.A.; (i) Ratification to McDonald’s U.S. Stock Pledge Agreement, dated as of August 3, 2007, among LatAm, McDonald’s and the other parties thereto; (j) McDonald’s Uruguay Social Quotas Pledge Agreement, dated as of August 3, 2007, among LatAm, McDonald’s Caribbean Development Corporation, McDonald’s and Arcos del Sur S. R.L.; (k) McDonald’s Uruguay Stock Pledge Agreement, dated as of August 3, 2007, among LatAm, McDonald’s Caribbean Development Corporation, McDonald’s and Arcos del Sur S.R.L.; (1) McDonald’s Deed of Pledge of Shares, dated as of August 3, 2007 among LatAm, McDonald’s and McDonald’s Aruba N.V.; (m) the Venezuelan Share Pledge Agreement, dated as of August 3, 2007 between LatAm, Management Operations Company and Deutsche Bank Trust Company Americas; (n) Los Contratos de Prenda de Acciones y Cesión Fiduciaria con Fines de Garantía, dated as of August 3, 2007, among LatAm, Arcos Dorados S.A., McDonald’s, Deutsche Bank Trust Company Americas and the other parties thereto; (o) McDonald’s U.S. Stock Pledge Agreement, dated as of August 3, 2007, among McDonald’s, Master Franchisee, LatAm and the other parties thereto; (p) the First Lien Quota Pledge Agreement, dated as of March 2018, among McDonald’s Latin America, LLC, Curacao Entity and Arcos Dorados Curacao, N.V.; (q) the Deed of Pledge of Shares, dated as of March 21, 2018, among McDonald’s, Curacao Entity and Arcos Dorados Curacao N.V.; (r) the Pledge Agreement, dated as of September 29, 2020, among LatAm, Netherlands Subholding, ADÇA, Woods W. Staton, Arcos Dorados Argentina S.A. and McDonald’s, with respect to the Equity Interests of Arcos Dorados Argentina S.A.; (s) the Chilean Deed of Pledge of Shares, dated as of July 2, 2024, between LatAm and McDonald’s, with respect to the Equity Interests of Arcos Dorados Restaurantes de Chile SpA; and (t) the Pledge Certificate, dated as of July 9, 2024, between LatAm and McDonald’s,
Exh. 2-16

with respect to the Equity Interests of Arcos Dorados Restaurantes de Chile SpA; each as amended or otherwise modified from time to time.
“McDonald’s Use” has the meaning set forth in Section 15.14.1.
“Menu Items” means the food, beverage and other products designated or approved by McDonald’s Group from time to time to be offered for sale by the Franchised Restaurants.
“Menu Plan” means the comprehensive plan for Menu Items for each applicable Territory, specifying the type and customization of the Menu Items to be made available in the Franchised Restaurants during the relevant period.
“Mexican Arcos Subsidiaries” means each of Arcos SerCal Inmobiliaria, S. de R.L. de C.V. and Restaurantes ADMX, S. de R.L. de C.V., and each other Arcos Subsidiary organized under Mexican law.
“Mexican Trust Agreement I” means the trust agreement, dated as of August 3, 2007, by and among McDonald’s, LatAm and Mexican Trustee pursuant to which certain of the Equity Interests of the Mexican Arcos Subsidiaries are held in trust.
“Mexican Trust Agreement II” means the trust agreement, dated as of August 3, 2007, by and among McDonald’s, Arcos Dorados LatAm, LLC and Mexican Trustee pursuant to which certain of the Equity Interests of the Mexican Arcos Subsidiaries are held in trust.
“Mexican Trustee” means Banamex División Fiduciaria, as trustee and its successors in interest, as trustee under each of the Mexican Trust Agreements.
“MFA Document” means each side letter or side agreement relating to this Agreement, whether entered into on or after the Commencement Date, between any Parties to this Agreement.
“MFR Term” has the meaning set forth in Section 5.1.1.
“Modernize” or “Modernization” means to make a major renovation of the features and facilities of the relevant Franchised Restaurant so that, at the time of renovation, it meets the Standards applicable to a new McDonald’s Restaurant (including any Standards relating to the design and décor of a new McDonald’s Restaurant). Examples of such major renovation include EOTF, which includes hospitality, Global Mobile Application (known as “GMA”), Self-Order Kiosks (known as “SOK”) with Made For You (known as “MFY”) customization, table service, split or open counter, modern menu boards (including digital menu boards and outdoor digital menu boards) and other elements in compliance with the Standards.
“Net Income” means, for any period with respect to any Person and its consolidated Subsidiaries, the net income of such Person and its consolidated Subsidiaries (whether positive or negative), all as determined in accordance with GAAP.
“Netherlands Subholding” has the meaning set forth in the recitals.
“New Claims” has the meaning set forth in Section 26.2.12.
“New Franchise Agreement” has the meaning set forth in Section 11.2.1.
Exh. 2-17

“New Franchisee” has the meaning set forth in Section 11.1.1.
“New Supplier” has the meaning set forth in Section 9.1.
“New Term Notice” has the meaning set forth in Section 4.3.1.
“New Term Option” has the meaning set forth in Section 4.3.
“No New Term Notice” has the meaning set forth in Section 4.3.1.
“No New Term Response” has the meaning set forth in Section 4.3.2.
“No New Term Solicitation Period” has the meaning set forth in Section 4.3.3.
“Non-Default Exercise Notice” has the meaning set forth in Section 22.5.3.
“Non-Escrowed Arcos Subsidiaries” means each of the Mexican Arcos Subsidiaries and the Costa Rican Arcos Subsidiaries.
“Non-Public Shareholder” shall mean Beneficial Owner and each other Person that acquires in any manner beneficial ownership of any Transferred Equity Interests in Parent other than pursuant to a sale into the public markets, other than a block trade.
“Notices” means (a) any pleading or other court paper or arbitration demand that (i) names McDonald’s or any of its Affiliates as a party; (ii) is issued in connection with a criminal investigation or subpoena of Master Franchisee, any of its Subsidiaries or Related Parties that arises out of or relates to the Master Franchise Business; and (b) any notice issued by any Governmental Authority relating to a health or safety matter if such notice relates to one or more incidents that, individually or in the aggregate, involves damages, fines or other penalties in excess of two hundred fifty thousand dollars ($250,000).
“Notices of Adverse Events” means (a) any pleading or other court paper or arbitration demand that (i) names any one or more members of the McDonald’s Group as a party; or (ii) is issued in connection with a criminal investigation or subpoena of any Master Franchisee Party, Owner Entity or any of their respective Affiliates or Related Parties that arises out of or relates to the Master Franchise Business; (b) any notice issued by any Governmental Authority relating to a health or safety matter if such notice involves material damages, fines or other penalties; (c) the commencement of any material Action, suit or proceeding relating to the Master Franchise Business or any Franchised Restaurant; (d) any material Order which adversely affects any Master Franchisee Party’s or Owner Entity’s operation or financial condition or that of any Franchised Restaurant (including the revocation or threatened revocation of any license, permit or certification applicable to any Franchised Restaurant); or (e) any notice of any violation of any Applicable Law.
“OFAC” means the U.S. Treasury Department’s Office of Foreign Asset Control.
“Off-Balance Sheet Liabilities” means, with respect to any Person and its consolidated Subsidiaries as of any date of determination, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of Assets so transferred; and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its
Exh. 2-18

Subsidiaries in respect of Assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the Assets so transferred; nor (y) impair the characterization of the transaction as a true sale under Applicable Law (including applicable bankruptcy laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Applicable Law to such Person or any of such Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and such Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Applicable Law to such Person or any of such Subsidiaries, would be characterized as indebtedness; or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and such Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Offered Interest” has the meaning set forth in Section 22.4.1.
“Offering Document” means a preliminary prospectus or prospectus (including any supplement), any offering circular or comparable document or any other document used in connection with a Securities Offering in any jurisdiction or produced by or on behalf of the Parent or any of its Subsidiaries including, without limitation, any road show or similar presentation and any reports or other documents.
“Operating Lease” means, as of any date of determination, any lease of property, real or personal, the obligations of the lessee in respect of which are not required to be capitalized on the balance sheet of the lessee in accordance with GAAP.
“Operations Manuals” means the various operations and procedures manuals and business manuals (as such manuals may be amended and supplemented by McDonald’s from time to time) owned by McDonald’s and provided to Master Franchisee and its Franchisees, regardless of the form or medium in which they may be provided and including all translations made or obtained by Master Franchisee, which contain suggested and mandatory standards, specifications and procedures and information relative to the System, certain obligations of Master Franchisee and its Franchisees, and the operation of each Franchised Restaurant.
“Option Closing Date” has the meaning set forth in Section 22.5.5.
“Order” means the entry in any judicial or administrative proceeding brought under Applicable Law by any Person of any permanent or preliminary injunction or other judgment, order or decree.
“Original MFA” has the meaning set forth in the recitals.
“Owner Entities” has the meaning set forth in the preamble.
“Parent” has the meaning set forth in the preamble.
“Parties” has the meaning set forth in the preamble.
Exh. 2-19

“Patents” means, collectively, any and all patents now or hereafter owned, used, acquired or registered by McDonald’s or licensed to McDonald’s by one of its Affiliates.
“Payment Election” has the meaning set forth in Section 22.5.2(b).
“Person” means any individual, partnership, firm, limited liability company, corporation, association, joint venture, trust, unincorporated organization or other entity, in each case whether or not having separate legal personality.
“Petitioning Party” has the meaning set forth in Section 26.2.4(a).
“Primary Calculations” has the meaning set forth in Section 22.7.2(b)(1).
“Primary Valuation” has the meaning set forth in Section 22.7.1(b)(1).
“Principal” means, with respect to any Person with respect to any period, total payments of principal on its Funded Debt made by such Person and its consolidated Subsidiaries.
“Products and Services” means all products (food, beverage and otherwise), services, equipment, furnishings, fixtures, signs, supplies, Technologies and other items (including packaging, premiums, uniforms and other miscellaneous items) used in the establishment and operation of the Franchised Restaurants, or offered for sale by the Franchised Restaurants.
“Promotional Activities” means all marketing, advertising, publicity and promotional strategies and activities including sweepstakes, contests, raffles, sampling, sponsorships, customer loyalty programs, special offers, in-restaurant events and the distribution and publication of Materials.
“Proposed Transferee” has the meaning set forth in Section 22.2.2.
“QSC Standards” means the standards for quality, service and cleanliness established by McDonald’s from time to time and memorialized in the Standards, as amended by McDonald’s from time to time.
“QSR Business” means any Person operating restaurants or other points of distribution in the “quick-service” segment of the restaurant industry.
“Qualified Bank” means any commercial banking institution that (a) has long term unsecured debt credit ratings issued by Moody’s Investors Service, Inc. of at least A and by Standard & Poor’s Rating Services of at least A; (b) has a capital and surplus of not less than $500,000,000; and (c) is organized and chartered to do business in a country which is a full member of the Organization for Economic Cooperation and Development.
“Real Estate” means any leasehold, free-hold or other property interest in real estate or any part thereof, including improvements thereon.
“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction other than a purchase.
Exh. 2-20

“Redeemable Stock” means any Capital Stock of Master Franchisee or any of its Subsidiaries which is (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Funded Debt of Master Franchisee or any of its Subsidiaries.
“Refinance” means Indebtedness that is incurred to refund, refinance, replace, defease, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness, in whole or in part, existing as of the Effective Date or incurred in compliance with this Agreement, including Indebtedness that refinances previously refinanced Indebtedness; provided that any (i) refinanced Indebtedness has a maturity date no earlier than the maturity date of the Indebtedness being refinanced and (ii) refinanced Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of then-outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees incurred in connection therewith). “Refinanced” and “Refinancing” shall have correlative meanings.
“Regular Term” has the meaning set forth in Section 4.1.
“Reimage” or “Reimaging” means to make periodic improvements to a Franchised Restaurant to ensure that it continues to meet the Standards applicable to a new McDonald’s Restaurant. Examples of such improvements include upgrading the Franchised Restaurant using a global design, including the interior using global portfolio designs (e.g., chairs, benches, tables, stools, trash bins, partition walls, window shades, “Happy Meal” merchandiser, floor and walls covering/tiling, ceiling and ceiling features, lighting, front counter) and exterior (e.g., facade, signage, drive thru lane, outside terrace, play area).
“Reinvestment Plan” means, with respect to the Business Plan for any Territory, the plan specifying (i) the number of restaurants to be remodeled or upgraded in such Territory during a specified period and the extent of such remodel or upgrade and (ii) the Master Franchisee Parties’ annual operating expenses budget during such specified period, and for the avoidance of doubt includes the Reinvestment Plan for the initial three (3) years of the Terms and every successor Reinvestment Plan mutually agreed by McDonald’s and Master Franchisee pursuant to Section 13.1.2.
“Related Agreement” means each agreement related to this Agreement, whether entered into on or prior to the Commencement Date, or to be entered into after the Commencement Date, including the Hamburger University License Agreement, the Escrow Agreement, the Trust Agreements, the Brazil MFA, the McDonald’s Security Agreements, each MFA Document and each Franchise Agreement and any lease agreements relating to property leased by McDonald’s or any of its Affiliates to a Master Franchisee Party or any of its Subsidiaries.
“Related Party” has the meaning set forth in the Related Party Transactions Policy. For the avoidance of doubt, in no event shall Axionlog be deemed or construed to be a Related Party of Parent, Beneficial Owner, Owner Entities or any Master Franchisee Party for the purposes of this Agreement.
“Related Party Transactions Policy” means the related party transactions policy separately agreed between Master Franchisee and McDonald’s.
“Relatives” means, with respect to any natural Person, any of such Person’s parents, siblings, children and spouse, the parents, siblings and children of such Person’s spouse, and the spouses of such Person’s children.
Exh. 2-21

“Relocation” means the process whereby a Franchised Restaurant is closed pursuant to an Approved Closing and is reconstructed in the same trading area to serve the same customer base, it being understood that the Relocated Franchised Restaurant may or may not be adjacent to the original site but, if adjacent, shall not use any portion of the original premises. “Relocate” and “Relocated” have correlative meanings.
“Rent Expense” means the consolidated rent expense of any Person and its consolidated Subsidiaries, as determined in accordance with GAAP.
“Rent-Adjusted Debt” means, for any period with respect to any Person and its consolidated Subsidiaries, the sum of (a) the aggregate amount of Funded Debt of such Person and its consolidated Subsidiaries; plus (b) the Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations.
“Required Technology” has the meaning set forth in the definition of “Technology Standards.”
“Restaurant Information” means any restaurant level data, transaction level data and any other data derived from and/or related to Franchised Restaurants, including restaurant location, menu items, and any other data necessary to configure or enable Required Technology and/or Conditions-Based Technology.
“Restaurant Manager” means the individual having primary day-to-day responsibility for the operations of any Franchised Restaurant.
“Restaurant Opening Plan” means the plan specifying the number of new Franchised Restaurants to be opened in the Territories during a specified period, and for the avoidance of doubt includes the Restaurant Opening Plan for the initial 10 years of the Terms and every successor Restaurant Opening Plan mutually agreed by McDonald’s and Master Franchisee pursuant to Section 13.1.2 in each case, as may be deemed to be amended pursuant to Section 13.4; provided however, that if no plan is then in effect, then the plan shall be deemed to specify the Targeted Openings with respect to the Territories.
“Restricted Interests” has the meaning set forth in Section 22.2.2.
“Restricted Payments” means (a) any declaration or payment of any dividend or making of any other distribution by Parent or Master Franchisee in respect of any of its shares; (b) repayment or prepayment by Parent or any of its Subsidiaries of any principal amount (or capitalized interest) outstanding under any loans owing to any of Beneficial Owner, Woods W. Staton, an Approved Successor or any of their respective Related Parties (other than Curacao Entity or its Subsidiaries); (c) payment by Parent or any of its Subsidiaries of any interest or any other amounts payable in connection with any loans owing to any of Beneficial Owner, Woods W. Staton, an Approved Successor or any of their respective Related Parties (other than Curacao Entity or its Subsidiaries); and (d) payment by Parent or any of its Subsidiaries of any management, service, consulting or similar fee to any of Beneficial Owner, Woods W. Staton, an Approved Successor or any of their respective Related Parties (other than Curacao Entity or its Subsidiaries) (other than any management compensation or director fees, in each case, payable in the ordinary course of business); provided that, for the avoidance of doubt, each case of the foregoing clauses (a) through (d) shall exclude any payment of any dividend or other distribution by Parent if the dividend or distribution would have been permitted under Section 23.5 on the date of declaration thereof.
Exh. 2-22

“Restricted Payments Period” means the period from the date on which a Restricted Payment Trigger Event has occurred until such time that such Restricted Payment Trigger Event has been fully remedied to McDonald’s satisfaction.
“Restricted Payment Trigger Event” has the meaning set forth in Section 23.5.
“Restricted Persons” means any of the following: (a) the government of any country that is subject to an embargo imposed by the United States government; (b) Persons located in, or organized under, the laws of any country that is subject to an embargo imposed by the United States government; (c) Individuals that ordinarily reside in any country that is subject to an embargo imposed by the United States government; or (d) Persons identified from time to time by any government or legal authority under Applicable Laws as a Person with whom dealings and transactions by McDonald’s Group are prohibited or restricted, including Persons designated on the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons (including terrorists and narcotics traffickers) (available at https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx), and similar restricted party listings, including those maintained by other governments pursuant to applicable United Nation’s Security Council, regional or national trade or financial sanctions; and/or (e) Person(s) Controlled by one (1) or more Persons in (d) above.
“Restricted Product” means each bakery, protein, potato-based, liquid, condiment, packaging and beverage product, or distribution service, used to prepare or provide any “core” or “branded product” offered by Franchised Restaurants, as such “core” or “branded products” may be designated by McDonald’s from time to time.
“Restricted Real Estate” means the Real Estate identified in Exhibit 12.
“RFR Seller” has the meaning set forth in Section 22.4.1.
“Royalties” has the meaning set forth in Section 5.2.5.
“SA&R MFA” has the meaning set forth in the recitals.
“Satellite” means a McDonald’s-branded point of distribution operated under the System and the Trademarks that (a) has one or more of the following characteristics: (i) such point of distribution’s operations are contingent upon the provision of services by another Franchised Restaurant in the same trading area; (ii) such point of distribution offers a limited menu of products; (iii) such point of distribution is operated from a location that is approximately 30% of the size (in terms of square feet) of the average size of a Franchised Restaurant that is not a Satellite or a McCafe in the relevant Territory; (iv) such point of distribution generates Gross Sales that are approximately 50% of the Gross Sales of a Franchised Restaurant that is not a Satellite or a McCafe in the relevant Territory; or (v) such point of distribution is located within a Wal-Mart-branded retail location; and (b) has been expressly designated as a “Satellite” by McDonald’s.
“Second Royalties” has the meaning set forth in Section 5.2.4.
“Secondary Calculation” has the meaning set forth in Section 22.7.2(b)(3).
“Secondary Valuation” has the meaning set forth in Section 22.7.1(b)(2).
Exh. 2-23

“Secured Restricted Real Estate” means the Restricted Real Estate other than any Restricted Real Estate located in Brazil, Mexico or Puerto Rico.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Offering” has the meaning set forth in Section 22.8.
“Senior Executives” has the meaning set forth in Section 7.3.2.
“Service Coordinator” has the meaning set forth in Section 24.3.2(d)(i).
“Services” has the meaning set forth in Section 24.3.2(d).
“Settlement Notice” has the meaning set forth in Section 22.5.4.
“Settlement Notice Date” has the meaning set forth in Section 22.5.4.
“Site Agreement” means any agreement of any nature whatsoever relating to the premise on which any Franchised Restaurant is located, including any real estate mortgage, lease, construction contract or similar agreement.
“Social Media” means social platforms and networks (such as blog, chat and social networking websites and application software like “Blogger,” “Snapchat,” “WeChat,” “Facebook,” “Weibo,” “Instagram,” and the like), professional platforms and networks (such as “Linked-In”), online social networking services (such as “Twitter”), and other online and digital virtual worlds, social sharing and networking services, file, audio and video sharing sites and other similar social networking media, services or tools, whether existing now or in the future.
“Specified Related Party Transaction” means any transaction or series of transactions (including any purchase, sale, lease or exchange of any property or the rendering of any service) with a Related Party the value of which exceeds one hundred twenty thousand dollars ($120,000) on an annual basis, but excluding any transaction or series of transactions that would be deemed an exception as set forth under “Exceptions” in the Related Party Transactions Policy.
“Standard Reporting Package” has the meaning set forth in Section 17.3.
“Standards” means all standards, policies, guidelines and codes of conduct of whatever type used in the operation of the System, and ensuring quality control, including with respect to the Operations Manuals, QSC Standards, specifications with respect to customer service, product content and delivery, supplier standards, equipment, building layout and design standards, hours of operation, marketing and advertising policies, strategies and standards, protocols for conducting games, sweepstakes or contests, Golden Arches Code, Golden Arches Code Policies and Standards, packaging and creative standards and frameworks, trademark clearance procedures, McDonald’s Corporation Standards of Business Conduct, McDonald’s Code of Conduct for Suppliers, McDonald’s Corporation Worldwide Restaurant Development: Restaurant Reinvestment Guide, GROIP, McDonald’s safety standards and procedures,
Exh. 2-24

safety testing standards, the Global Training Standards and the Branded Merchandise, Apparel and Accessories Safety Process, in each case as such standards, policies, strategies, protocols or codes may be amended from time to time by McDonald’s in its sole discretion.
“Strategic Issue” means, in each case not in existence prior to the Effective Date, (i) an economy-wide financial crisis involving extreme financial/market/banking stress, (ii) a sustained recession, (iii) a material sustained inflation, (iv) a restriction to access foreign exchange markets or foreign currencies, (v) a material labor strike, work stoppage or lockout, (vi) an outbreak of any military conflict, war, armed hostilities or acts of terrorism, (vii) a significant and sustained political unrest or a government shutdown, or (viii) a law causing the deterioration of the economic position of the Master Franchise Business.
“Strategic Marketing Plan” means, with respect to the Business Plan for any Territory, the related comprehensive advertising, promotion and marketing program for such Territory during a specified period that addresses, without limitation, advertising, promotion and marketing strategies and activities, related Materials, in-store advertising and promotions, games/sweepstakes/contests, media strategies and the costs and fees expected to be incurred in connection with such Materials and activities, the purpose of which is to enhance and promote the McDonald’s brand and System and to maximize consumer recognition of the Intellectual Property and patronage of the Franchised Restaurants in such Territory, and for the avoidance of doubt includes the Strategic Marketing Plan for the initial one (1) year of the Terms and every successor Strategic Marketing Plan mutually agreed by McDonald’s and Master Franchisee pursuant to Section 13.1.2.
“Strategic Relationship Committee” has the meaning set forth in Section 16.1.
“Subject Business” means the Equity Interests to be acquired by McDonald’s as a result of the exercise of a Call Option, which, in the event McDonald’s determines to acquire (a) all of the fully diluted Equity Interests of Parent owned or held, directly or indirectly, by each Non-Public Shareholder and any Equity Interests Transferred pursuant to Section 22.5.1, shall be all such Equity Interests of the Parent; or (b) one or more, but not all, of the Territories, shall be all of the Equity Interests of each Arcos Subsidiary operating (or licensing the operation of) Franchised Restaurants in such Territory or Territories, or that owns or leases from a third party Real Estate related to the Franchised Restaurants in such Territory or Territories.
“Subject Business Balance Sheet” has the meaning set forth in Section 22.7.2(a).
“Subject Business Balance Sheet Date” has the meaning set forth in Section 22.7.2(a).
“Subsidiary” means, as to any Person, any other Person (a) of which such Person directly or indirectly owns, securities or other equity interests representing 50% or more of the aggregate voting power; or (b) of which such Person possesses the right to elect 50% or more of the directors or Persons holding similar positions.
“Supplier Criteria” means the supplier criteria set forth in Exhibit 7.
“Supplier Information” means any information relating to suppliers to the Master Franchise Business and Franchised Restaurants, including all data relating to Master Franchisee’s procurement of Products and Services for the Master Franchise Business and Franchised Restaurants from such suppliers and any analytics data derived from such information.
Exh. 2-25

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Synthetic Lease Obligation” means, without duplication, the monetary obligation of a Person under (a) any Operating Lease; (b) a so-called synthetic, off-balance sheet or tax retention lease; or (c) any agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).
“System” has the meaning set forth in Section 2.1.
“System Platforms” has the meaning set forth in Section 14.5.1.
“System Support” means any services, products, tools, systems, or programs made available upon Master Franchisee’s written request or reasonably required by McDonald’s Group from time to time on a system-wide, regional, market or other basis, whether provided by McDonald’s Group or its designee, including, to the extent applicable: (a) the development of plans, design, construction or build out for any new, Reimaged or Relocated McDonald’s Restaurants; (b) the licensing, provision, modification, alteration or enhancement of the Technology or Copyrights (including software, digital platforms and applications software); and (c) accounting, marketing and supply chain (including data collection systems and/or programs used to report raw material and product information and supplier production, delivery and/or service capabilities).
“System Support Fees” means the amounts that McDonald’s Group charges Master Franchisee for the System Support provided to Master Franchisee and/or the relevant Franchised Restaurants, as periodically determined by McDonald’s Group in its good faith, reasonable business judgment and, in each case, on a reasonable, fair and non-discriminatory basis and consistent with past practice of the Parties. Without limiting the generality of, and subject to, the foregoing, (i) the methods used by the McDonald’s Group to calculate and determine the System Support Fees shall include per-user pricing, per-license pricing, per-project pricing, pricing based on project charter agreed with Master Franchisee, and allocation of the costs associated with providing the System Support to various markets (including the Territories) or McDonald’s Restaurants (including the relevant Franchised Restaurants), and (ii) System Support Fees shall be determined on the same basis as such amounts are determined for substantially all other similarly situated franchisees and/or McDonald’s Restaurants (subject to such deviation as may be determined by McDonald’s Group in its good faith, reasonable business judgment based on the market area or other particular circumstances of one or more franchisees or McDonald’s Restaurants).
Exh. 2-26

“Targeted Openings” means, as of any date of determination with respect to the Territories:
(a)    if a Restaurant Opening Plan is then in effect, for the period covered by such Plan, the number of Franchised Restaurants (excluding Satellites) required to be opened by Master Franchisee in the Territories in such year pursuant to the Restaurant Opening Plan; and
(b)    if no Restaurant Opening Plan is then in effect, for each year of the three-year period commencing on the expiration of the predecessor Restaurant Opening Plan, the number of Franchised Restaurants (excluding Satellites) equal to the quotient resulting from (i) the number of Franchised Restaurants (excluding Satellites) to be opened in such Territories for such three-year period pursuant to Section 13.1.6 or another amount to be separately agreed by the Parties (as applicable), divided by (ii) three, with any fractional Franchised Restaurant rounded to the nearest whole number.
“Technology” means the technology and related equipment to be used in the operation of the Master Franchise Business and Franchised Restaurants, as it may change over time whether supplied by the McDonald’s Group or any other party, and whether or not required by the Technology Standards and/or other Standards, including the electronic cash register, POS system, applications, platforms, hosting, analytics, digital campaign management systems and/or programs, as well as all software, hardware, systems, computer equipment, hardware interconnection, system and network security, and similar items, whether in connection with the Technology Standards, other Standards or otherwise.
“Technology Standards” means the global, IT standards promulgated by McDonald’s Group from time to time in writing that set forth (i) the type or category of Technology required to be used in connection with the Master Franchise Business and/or Franchised Restaurants, including (a) the use of the type or category of Technology designated as “required” Technology by McDonald’s Group in connection with the operation of the Master Franchised Business or Franchised Restaurants, whether created by McDonald’s Group or sourced from third parties (“Required Technology”), and (b) the use of Technology in connection with optional products and services (such as kiosks) which Master Franchisee has chosen to adopt or implement in the Master Franchise Business or Franchised Restaurants (“Conditions-Based Technology”), (ii) the standards, policies and guidelines on the provision of, development and maintenance by McDonald’s Group of such Technology, (iii) the standards, policies and/or guidelines on cybersecurity, network and systems security and information governance applicable to the Technology, the Master Franchise Business and/or Franchised Restaurants, and (iv) the developer and service provider selection and procurement process for such development and maintenance by third-party providers. The Technology Standards as of the Effective Date are attached hereto as Exhibit 28.
“Terms” has the meaning set forth in Section 4.1.
“Territory” means each of Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curaçao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix. “Territories” has a correlative meaning.
“Terrorist Lists” means all lists of known or suspected terrorists or terrorist organizations published by any U.S. Government Authority, including OFAC, that administers and enforces economic and trade sanctions, including against targeted non-U.S. countries, terrorism sponsoring organizations and international narcotics traffickers.
“Third Royalties” has the meaning set forth in Section 5.2.5.
Exh. 2-27

“Three-Year Compliance Period” means, initially, the period starting on January 1, 2025 and ending on December 31, 2027, and, thereafter, each successive period of three consecutive calendar years.
“Trade Secrets” means, collectively, the trade secrets and proprietary know-how owned or acquired by McDonald’s or licensed to McDonald’s by one of its Affiliates relating to the development, ownership, operation, promotion and management of McDonald’s Restaurants (including the Franchised Restaurants), including all processes, systems, marketing calendars, operations manuals and procedures (including the Operations Manual), other manuals containing applicable policies and procedures, supplier lists, data, studies, analyses, technology, inventions, recipes, standards and specifications.
“Trademarks” means, collectively, the “McDonald’s” brand, and such other trademarks, service marks, logos, designs, trade dress, domain names, emblems, external and internal building designs, architectural features, and any combination of the foregoing, used to identify the McDonald’s Restaurants and the products or services offered by the McDonald’s Restaurants, as may be designated by McDonald’s from time to time in its sole judgment.
“Training Program” has the meaning set forth in Section 12.2.
“Transfer” means the voluntary, involuntary, direct or indirect sale, assignment, transfer, issuance, donation or other disposition or Encumbrance (whether in one or more transactions). “Transferred” and “Transferee” have correlative meanings.
“Transfer Fee” has the meaning set forth in Section 5.3.
“Transfer Instruction” has the meaning set forth in Section 22.2.6.
“Transition Plan” has the meaning set forth in Section 24.3.1.
“Travel Costs” means all travel, food, lodging, living, per-diem, and other out-of-pocket costs (including the cost of obtaining any required visas, work permits or similar documentation), incurred in compliance with McDonald’s Group’s travel policy (for McDonald’s Group’s personnel) or Master Franchisee’s travel policy (for Master Franchisee’s personnel).
“Tribunal” has the meaning set forth in Section 26.2.1.
“Trust Agreements” means each of Mexican Trust Agreement I, Mexican Trust Agreement II and the Costa Rican Trust Agreement.
“Trustees” means each of the Mexican Trustee and the Costa Rican Trustee.
“Two-Year Compliance Period” means, initially, the period starting on January 1, 2025 and ending on December 31, 2026, and, thereafter, each successive period of two consecutive calendar years.
“Unresolved Dispute” has the meaning set forth in Section 22.5.4.
“U.S. Dollar” or “$” means the lawful currency of the United States of America.
“Voting Interests” shall mean, with respect to any Person, any Equity Interests of any class then entitled to vote in the election of directors (or similar officials) or any other shareholder’s meeting of such Person.
“Woods W. Staton” means Mr. Woods White Staton Welten.
Exh. 2-28